   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1998

                                                      REGISTRATION NO. 333-59545
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         GREAT LAKES CARBON CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          2990                  13-3637043
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                           --------------------------

                                551 FIFTH AVENUE
                                   SUITE 3600
                            NEW YORK, NEW YORK 10176
                                 (212) 370-5770

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               JAMES D. MCKENZIE
                            CHIEF EXECUTIVE OFFICER
                         (PRINCIPAL EXECUTIVE OFFICER)
                                551 FIFTH AVENUE
                                   SUITE 3600
                            NEW YORK, NEW YORK 10176
                                 (212) 370-5770

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                           --------------------------

                                   COPIES TO:

                             JEROME L. COBEN, ESQ.

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                             300 SOUTH GRAND AVENUE

                         LOS ANGELES, CALIFORNIA 90071

                                 (213) 687-5000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER UNIT       OFFERING PRICE(1)    REGISTRATION FEE
10 1/4% Series B Senior Subordinated Notes
  due 2008..................................     $219,893,171            100%            $219,893,171          $64,869

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes $44,893,171 of Additional Notes (as defined herein) which the Company may elect to issue in lieu of four semiannual cash payments.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1998


PROSPECTUS
               , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               OFFER TO EXCHANGE
      $219,893,171 OF 10 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2008

     [LOGO]
                  (INCLUDING $44,893,171 OF ADDITIONAL NOTES)
         FOR ALL OUTSTANDING 10 1/4% SENIOR SUBORDINATED NOTES DUE 2008
                         GREAT LAKES CARBON CORPORATION

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON             , 1998, UNLESS EXTENDED.

    Great Lakes Carbon Corporation (the "Company") hereby offers the holders (the "Holders") of its issued and outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes"), upon the terms and subject to the conditions set forth in this prospectus (this "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Prospectus constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to $219,893,171 (including $44,893,171 of Additional Notes (as defined)) of its 10 1/4% Series B Senior Subordinated Notes due 2008 (the "New Notes" and, together with the Old Notes, the "Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of its Old Notes. The Company is the surviving corporation of a merger (the "Merger") between Great Lakes Merger Sub Corp. ("Merger Sub"), a wholly owned subsidiary of Great Lakes Acquisition Corp. ("Holdings"), which was formed by American Industrial Partners Capital Fund II, L.P. ("AIP"), and the Company. The terms of the New Notes are identical in all material respects to the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages (as defined) to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer and other registration requirements. The Company issued $175,000,000 aggregate principal amount of Old Notes on May 22, 1998 pursuant to exemptions from, or transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws (the "Offering").

    Concurrent with the Exchange Offer, Holdings will offer (the "Holdings Exchange Offer") the holders of its issued and outstanding 13 1/8% Senior Discount Debentures due 2009 (the "Old Holdings Debentures") upon the terms and subject to the conditions set forth in a prospectus and the accompanying Letter of Transmittal to exchange an aggregate principal amount at maturity of up to $56,600,000 of its 13 1/8% Series B Senior Discount Debentures due 2009 (the "New Holdings Debentures" and, together with the Old Holdings Debentures, the "Holdings Debentures"), which have been registered under the Securities Act, for a like principal amount at maturity of the Old Holdings Debentures.

    Interest on the Old Notes are and the New Notes will be payable in cash semiannually, in arrears, on May 15 and November 15 of each year, commencing on November 15, 1998. For interest payments due through May 15, 2003, the Company may, at its option, make up to four semiannual interest payments through the issuance of Additional Notes in an aggregate principal amount equal to up to $41,893,171, which is the amount of the interest that would be payable if the rate per annum were equal to 11 3/4% (provided, that incremental amounts of less than $1,000 shall be payable in cash). Additional Notes shall have the same terms as the Notes and all references to Notes herein shall include the Additional Notes. For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 22, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes. Old Notes not accepted for exchange will continue to accrue interest.

    The Notes will mature on May 15, 2008. The Old Notes are and the New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (as defined) (including Additional Notes) at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); PROVIDED HOWEVER, that at least $100 million aggregate principal amount of the New Notes issued hereunder together with the Old Notes originally issued and not exchanged in the Exchange Offer remain outstanding immediately after such redemption. Upon a Change of Control (as defined), the Company will be required to offer to purchase any or all of the Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Risk Factors--Possible Inability to Repurchase Notes Upon Change of Control" and "Description of Notes--Optional Redemption" and "--Certain Covenants--Change of Control."

    The Old Notes are and the New Notes will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including borrowings under the New Credit Agreement (as defined). The Company currently has no Subsidiaries (as defined) other than Foreign Subsidiaries (as defined). The New Notes will be guaranteed by all of the Company's Subsidiaries, if any, created subsequent to the Offering other than Foreign Subsidiaries, Finance Subsidiaries and Receivables Subsidiaries (each as defined) (the "Subsidiary Guarantors"). The guarantees of the Subsidiary Guarantors (the "Subsidiary Guarantees") will be subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors, including guarantees under the New Credit Agreement. As of June 30, 1998, the Company had approximately $135.2 million of Senior Indebtedness and the Foreign Subsidiaries had Indebtedness (as defined) of approximately $15.9 million, all of which would effectively rank senior in right of payment to the Notes. At June 30, 1998, the Company had total indebtedness of $310.2 million, and the Company has no indebtedness which ranks junior to the Notes. The Indenture (as defined) pursuant to which the Old Notes were and the New Notes will be issued permits the Company and its subsidiaries to incur additional Indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of Notes--Certain Covenants." Holdings guaranteed (the "Loan Guaranty") the Company's obligations under the New Credit Agreement. The Loan Guaranty is secured by a pledge of all of the capital stock of the Company. See "Description of Other Indebtedness--New Credit Agreement."

    The Company does not intend to apply for listing of the Notes on any securities exchange or in any automated quotation system. The Notes are eligible for trading in Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. upon issuance.

    SEE "RISK FACTORS," BEGINNING ON PAGE 16, FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.
   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
              THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998

(CONTINUED FROM PREVIOUS PAGE)

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (the "SEC"), as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than a broker-dealer, has no arrangement with any person to engage in a distribution of such New Notes. The Company has not sought and does not intend to seek its own no-action letter in connection with the Exchange Offer and there can be no assurance that the SEC would make a similar determination with respect to the Exchange Offer. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company and is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, then such Holder (i) could not rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

    There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. The Initial Purchasers (as defined) have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify, for sale or register thereunder, the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under all applicable state securities or Blue Sky laws before the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the SEC.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN

WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of one or more Global Notes (as defined) that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Payments of the principal of, premium, if any, interest and Liquidated Damages, if any, on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owners thereof. None of the Company, the Trustee (as defined) or any Paying Agent (as defined) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest. After the initial issuance of such Global Note, New Notes in certificated form will be issued in exchange for the Global Note only in accordance with the terms and upon the conditions set forth in the Indenture. See "Description of Notes--Book Entry; Delivery and Form."

                             AVAILABLE INFORMATION

    The Company has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement filed with the SEC.

    Since the consummation of the Acquisition Transactions, the Company has not been subject to, but upon consummation of the Exchange Offer, the Company will again become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the SEC. The Registration Statement, and the reports and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information at HTTP://WWW.SEC.GOV.

    In the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, as required under the Indenture, the Company has agreed that, for so long as any of the Notes remain outstanding, it will file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the Notes, including information regarding the new La Plata Kiln, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. All forward-looking statements are expressly qualified by such cautionary statements.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED HEREIN AND IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES HEREIN TO THE "COMPANY" OR "GLC" MEAN GREAT LAKES CARBON CORPORATION, ITS WHOLLY OWNED SUBSIDIARIES AND COPETRO, S.A. ("COPETRO"), WHICH IS 99.8% OWNED BY THE COMPANY, AND ITS AND THEIR PREDECESSORS (TO THE EXTENT THAT SUCH PREDECESSORS' ACTIVITIES RELATED TO THE BUSINESS OF THE COMPANY DESCRIBED HEREIN), COLLECTIVELY. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "TONS" MEAN SHORT TONS OF 2,000 POUNDS. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "WESTERN WORLD" MEANS ALL COUNTRIES EXCEPT CHINA, EASTERN EUROPEAN COUNTRIES AND THOSE COUNTRIES WHICH FORMERLY COMPRISED THE SOVIET UNION. ALL REFERENCES TO NOTES HEREIN SHALL INCLUDE THE ADDITIONAL NOTES.

                                  THE COMPANY


    Based upon 1996 industry statistics, the Company is the largest producer of calcined petroleum coke ("CPC") in the world. Anode grade CPC is the principal raw material used in the production of carbon anodes for use in aluminum smelting, and is used by every producer of primary aluminum in the world. Anode grade CPC sales represented approximately 81.9% of the Company's total 1997 sales. The Company believes that it has approximately a 23.1% market share of U.S. anode grade CPC sales and a 15.7% market share of Western World anode grade CPC sales. The Company also sells industrial grade CPC for use in the production of titanium dioxide, as a carbon additive in the manufacture of steel and foundry products and for use in other specialty materials and chemicals markets. The Company produces CPC at its three facilities located in Port Arthur, Texas, Enid, Oklahoma and La Plata, Argentina. The Company's annual CPC production capacity is 1.6 million tons, including a 220,000 ton increase as a result of its completion of a new kiln at its Argentine facility (the "New La Plata Kiln") in May 1998. During the twelve months ended June 30, 1998, the Company sold 1.5 million tons of CPC, had net sales of $237.7 million and had Adjusted EBITDA (as defined) of $63.7 million.


    CPC is produced from raw petroleum coke ("RPC") utilizing a high-temperature, rotary-kiln process developed by the Company in the 1930s. RPC is a by-product of the petroleum refining process and typically represents an insignificant portion of overall refinery revenues. The alternative use for RPC, as a fuel source, generates a significantly lower value to refiners than the value they receive in selling RPC for use in the production of CPC. As a result, CPC producers are able to obtain lower purchase prices for RPC in times of declining CPC prices, enabling CPC producers to earn a relatively stable profit spread even in periods of CPC price declines.

    Carbon anodes, which are manufactured utilizing anode grade CPC, are used by every primary aluminum smelter in the world as a key component in aluminum smelting pot lines. Carbon anodes act as conductors of electricity and as a source of carbon in the electrolytic cell that reduces alumina to aluminum metal. In this electrochemical aluminum smelting process, the carbon anodes, and hence the CPC, are consumed.

    There are no known economic substitutes for anode grade CPC in the manufacture of carbon anodes, nor have there been since anode grade CPC replaced coal for this application in the 1930's. The Company believes that approximately
0.4 pounds of anode grade CPC are consumed for every one pound of primary aluminum produced, and that such consumption ratio has been substantially constant over the past ten years. Worldwide demand for anode grade CPC is directly tied to the level of global production of primary aluminum.

    Industrial grade CPC is used in the production of titanium dioxide, as a carbon additive in the manufacture of steel and foundry products and for use in other specialty materials and chemicals markets. Demand for industrial grade CPC has grown largely due to the ongoing replacement by titanium dioxide producers of the sulfate manufacturing process that does not utilize CPC with the environmentally preferable chloride process that does utilize CPC. The Company's participation in the industrial CPC sector diversifies its product offerings and reduces its dependence on aluminum customers.

    The Company believes that current anode grade CPC market fundamentals are attractive. Western World primary aluminum production increased approximately 34.7% to 17.8 million tons in 1997 from 13.2 million tons in 1986, while anode grade CPC production capacity did not increase significantly. Furthermore, industry sources project continued strong growth in primary aluminum production over the next several years. As a result, CPC industry operating rates are currently at historically high levels. The Company has been operating at full capacity since 1995 and believes that other major U.S. calciners are also operating at or near full capacity.

    The Company believes that the calcining industry will continue to operate at or near full capacity, as anticipated capacity expansions in the anode grade CPC market are expected to provide less additional capacity over the next several years than required to meet aluminum demand projected by industry sources. Further, the Company believes there are significant barriers to entry to the CPC production industry. The Company estimates that a greenfield, minimum efficient scale, stand-alone 200,000 ton calcining facility would, depending on location, cost in excess of $50 million and take approximately three years to permit and construct. Further impediments to the creation of new production capacity include the difficulty in securing consistent sources of RPC supply and the reluctance of aluminum smelters to change CPC supply sources.

    The current high industry operating rates have led to anode grade CPC pricing becoming less influenced by aluminum pricing than has been the case historically. Instead, anode grade CPC pricing has become more influenced by the demand generated from the volume of aluminum production. Accordingly, the average price per ton realized by the Company for anode grade CPC increased by over 60% from 1994 to 1997, while aluminum prices as quoted on the London Metal Exchange increased only 9%.

    The Company's management team is among the most experienced in the industry, with an average tenure with the Company of over 22 years. James D. McKenzie, the Company's Chief Executive Officer and President, has been with the Company for over 27 years; A. Frank Baca, Senior Vice President of Operations and Administration, 31 years; James W. Betts, Vice President of Raw Materials, 30 years; Robert C. Dickie, Vice President of Sales, 9 years; and Adele Robles, Controller, 17 years. The address of the Company's principal executive offices is 551 Fifth Avenue, Suite 3600, New York, New York 10176 and the telephone number is (212) 370-5770.

                               BUSINESS STRATEGY

    The Company's management team plans to sustain and build upon GLC's success by focusing on the following strategic initiatives:


    - MAINTAIN STRONG CUSTOMER RELATIONSHIPS--Over its 60-year history in CPC production, the Company has forged customer relationships spanning several decades with many of the world's largest aluminum producers, including Aluminum Company of America ("Alcoa"), Alusaf Limited ("Alusaf") and Alusuisse-Lonza Holding Ltd. ("Alusuisse"). Collectively, Alcoa, Alusaf and Alusuisse contributed 46.7% of the aggregate total sales of the Company in fiscal year 1997. The Company has developed and expects to maintain these relationships by virtue of its industry leadership position, its technical support and customer service and its superior ability to produce anode grade CPC to customized specifications. Although CPC represents only 5% to 7% of an aluminum smelter's total costs, the quality and consistency of CPC are critical to a smelter. Through its comprehensive "Total Quality Management" program, the Company was the first domestic calciner to attain ISO 9002 registration for its ability to meet internationally recognized quality and process standards. All of the Company's facilities are ISO 9002 registered.

    - MAINTAIN SUPERIOR ACCESS TO RAW MATERIALS--The Company's long history and leading market position in CPC production has led to strong long-term relationships with numerous RPC suppliers, including Exxon Corporation ("Exxon"), Conoco Inc. ("Conoco"), Chevron Corporation ("Chevron"), YPF Sociedad Anonima ("YPF") and Marathon Oil Company ("Marathon"). The Company's access to RPC supply from 18 refineries worldwide provides it with a competitive advantage in cost-effectively blending various grades of RPC to produce CPC to exact customer specifications.

    - OPERATE DIVERSE, STATE-OF-THE-ART FACILITIES--The Company strives to maintain geographically diverse, state-of-the-art production facilities that provide a maximum level of operating flexibility. The Port Arthur, Texas plant (680,000 tons per year) provides the Company with access to RPC received by rail, barge or ship from the U.S. Gulf Coast and international oil refiners and allows the Company to serve international CPC markets. The Enid, Oklahoma plant (490,000 tons per year) is strategically located to serve the domestic CPC markets and to access RPC from refineries in the mid-continent region. The plant in La Plata, Argentina (220,000 tons per year) provides the Company with access to high quality RPC from a nearby oil refinery and also positions the Company well to serve international CPC markets. The Company completed construction of the New La Plata Kiln in May 1998, which doubled the facility's previous production capacity.

    - MAINTAIN STRONG PRESENCE IN INDUSTRIAL GRADE CPC--Since 1990, the Company has pursued a strategy of diversifying its product mix by developing and expanding its presence in the market for industrial grade CPC. GLC has increased its net sales of industrial grade CPC by approximately 92.7% since 1990 by focusing its industrial grade sales effort and investing in value-added operations at its production facilities. Sales of industrial grade CPC reduce the Company's dependence on aluminum customers.

    - PURSUE SELECTIVE EXPANSION OPPORTUNITIES--The Company may explore acquisition and expansion opportunities from time to time as warranted by market conditions. Strong market conditions, together with an excellent source of RPC supply, prompted the Company to expand its Argentinean facility. The Company is currently evaluating several additional opportunities in the petroleum coke industry.

                            ACQUISITION TRANSACTIONS

    Pursuant to an Agreement and Plan of Merger dated as of April 21, 1998 (the "Merger Agreement"), Holdings, a corporation formed by AIP, acquired all of the issued and outstanding capital stock of the Company, through the merger of a wholly owned subsidiary of Holdings into the Company. The aggregate consideration paid by AIP, its affiliates and certain other individuals associated with AIP pursuant to the Merger Agreement was approximately $376.9 million, (the "Merger Consideration"). The Company was the surviving corporation in the Merger.

    In order to finance the Merger, (i) AIP and affiliates of, and certain other individuals associated with, AIP contributed $65.0 million and $330,000, respectively to Holdings in exchange for common equity of Holdings (the "AIP Equity Contribution"), (ii) Holdings contributed $92.4 million (the sum of $62.3 million of the AIP Equity Contribution and the proceeds from the issuance and sale of the Holdings Debentures) to the equity of the Company (the "Holdings Equity Contribution"), (iii) the Company entered into a syndicated senior secured agreement (the "New Credit Agreement") providing for term loan borrowings (the "Term Loan Facilities") in an aggregate principal amount of approximately $111.0 million and a revolving loan facility (the "Revolving Credit Facility") for borrowings of up to $25.0 million, and borrowed all of the term loans available, and (iv) the Company issued and sold $175.0 million aggregate principal amount of the Old Notes offered pursuant to an Offering Memorandum dated as of May 18, 1998 (the "Offering Memorandum").

    In connection with the Merger, the Company commenced a tender offer (the "Tender Offer") on April 24, 1998, for any and all of its outstanding $65.0 million aggregate principal amount of 10% Senior

Secured Notes due 2006 (the "10% Notes"). In addition, in connection with the Tender Offer, the Company simultaneously solicited consents (the "Solicitation") from holders of the 10% Notes to certain amendments to and waivers under the indenture (the "10% Indenture") governing the 10% Notes and certain related collateral documents. All of the outstanding 10% Notes were purchased by the Company pursuant to the Tender Offer and Solicitation and such purchase was consummated concurrently with the closing of the Offering. The aggregate consideration paid by the Company in the Tender Offer and Solicitation was approximately $74.1 million (including the amount paid to holders tendering 10% Notes in excess of the principal amount being tendered (the "Tender Premium") of approximately $9.1 million, but excluding accrued interest).

    As used herein, the term "Acquisition Transactions" means the Merger, the AIP Equity Contribution, the Holdings Equity Contribution, the Holdings Debenture Offering, the Company's execution of and borrowings under the New Credit Agreement, the Offering, the Tender Offer, the Solicitation and the execution of the Supplemental Indenture.

                          AMERICAN INDUSTRIAL PARTNERS

    AIP is a private investment fund headquartered in San Francisco and New York with committed capital of approximately $800.0 million. AIP seeks to invest in companies which hold either a protected competitive position or proprietary capability, ideally combined with a leading market share. The firm does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired.

    Following the consummation of the Acquisition Transactions, AIP, its affiliates and certain other individuals associated with AIP, contributed $65.3 million in equity to Holdings, and Theodore C. Rogers, a general partner of AIP and former Chairman and Chief Executive Officer of NL Industries, Inc., became the Company's Non-Executive Chairman of the Board. Although no specific arrangements are in place, AIP intends to offer the Company's executive officers the opportunity to own up to approximately 5.0% of Holdings' equity through a combination of direct investments and option programs.

                               THE EXCHANGE OFFER

    On May 22, 1998, the Company issued $175.0 million aggregate principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, in order to enable the Company to raise funds on a more expeditious basis than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated and BancAmerica Robertson Stephens (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, requested that the Company agree to commence the Exchange Offer following the Offering.

Notes Offered.......................  Up to $219,893,171 (including $44,893,171 of
                                      Additional Notes) aggregate principal amount of
                                      Series B 10 1/4% Senior Subordinated Notes due 2008.
The Exchange Offer..................  The New Notes are being offered in exchange for a like principal amount of the Old Notes. Old Notes may
                                      be tendered only in integral multiples of $1,000. The
                                      issuance of the New Notes is intended to satisfy the
                                      obligations of the Company contained in the
                                      Registration Rights Agreement, dated as of May 22,
                                      1998 among the Company and the Initial Purchasers
                                      (the "Registration Rights Agreement"). For procedures
                                      for tendering see--"The Exchange Offer."
Tenders, Expiration Date
  Withdrawal........................  The Exchange Offer will expire at 5:00 p.m. New York
                                      City time, on            , 1998, or such later date
                                      and time to which it is extended. Each Holder
                                      tendering Old Notes must acknowledge that such Holder
                                      is not engaging in, nor does such Holder intend to
                                      engage in, a distribution of the New Notes. The
                                      tender of Old Notes pursuant to the Exchange Offer
                                      may be withdrawn at any time prior to the Expiration
                                      Date. Any Old Note not accepted for exchange for any
                                      reason will be returned without expense to the
                                      tendering Holder thereof as promptly as practicable
                                      after the expiration or termination of the Exchange
                                      Offer.
Conditions to Exchange Offer........  The Exchange Offer is not subject to any condition other than that the Exchange Offer does not violate
                                      any applicable law or regulation or interpretation of
                                      the Staff.
United States Federal Income Tax
  Considerations....................  There will be no United States Federal income tax consequences to Holders who exchange Old Notes for
                                      New Notes pursuant to the Exchange Offer. See
                                      "Certain United States Federal Income Tax
                                      Considerations."
Exchange Agent......................  State Street Bank and Trust Company of California,
                                      N.A. (the "Exchange Agent") is serving as exchange
                                      agent in connection with the Exchange Offer.
Use of Proceeds.....................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of
                                      Proceeds" and "Capitalization."
Shelf Registration Statement........  Under certain circumstances, certain holders of Notes
                                      (including holders of Old Notes who are not permitted
                                      to participate in the Exchange Offer or holders who
                                      may not freely resell New Notes received in the
                                      Exchange Offer) may require the Company to file and
                                      cause to become effective, a Shelf Registration
                                      Statement (as defined), which would cover resales of
                                      Notes by such holders. See "Description of Notes--
                                      Registration Rights; Liquidated Damages."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to certain limited exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer have registration rights with respect to their Old Notes. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Description of Notes--Registration Rights; Liquidated Damages." Based on interpretations by the Staff, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than a broker-dealer, has no arrangement with any person to participate in the distribution of such New Notes. The Company has not sought and does not intend to seek its own no-action letter in connection with the Exchange Offer and there can be no assurance that the SEC would make a similar determination with respect to the Exchange Offer. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver this Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under all applicable state securities or Blue Sky laws before the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the SEC. See "The Exchange Offer-- Consequences of Exchanging Old Notes" and "Description of Notes--Registration Rights; Liquidated Damages."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer and to other registration requirements. See "Description of Notes-- Registration Rights; Liquidated Damages." The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 22, 1998. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from May 22, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. Old Notes not accepted for exchange will continue to accrue interest.

Notes Offered............................  Up to $219,893,171 aggregate principal amount of
                                           Series B 10 1/4% Senior Subordinated Notes due
                                           2008 (including $44,893,171 of Additional
                                           Notes).
Issuer...................................  Great Lakes Carbon Corporation.
Maturity Date............................  May 15, 2008.
Interest.................................  The Old Notes bear interest and the New Notes will bear interest at the rate of 10 1/4% per
                                           annum, payable semiannually on May 15 and
                                           November 15, commencing November 15, 1998.
Optional Pay-in-Kind Interest............  For interest payments due through May 15, 2003, the Company may, at its option, make up to four
                                           semiannual interest payments through the
                                           issuance of Additional Notes in an aggregate
                                           principal amount equal to the amount of the
                                           interest that would be payable if the rate per
                                           annum were equal to 11 3/4% (provided, that
                                           incremental amounts of less than $1,000 shall be
                                           payable in cash). The maximum aggregate
                                           principal amount of Additional Notes that the
                                           Company may issue is $50.0 million, plus the
                                           principal amount of Additional Notes required to
                                           make the interest payments described in the
                                           preceding sentence. If the Company elects to
                                           make an interest payment on an Interest Payment
                                           Date through the issuance of Additional Notes as
                                           described above, it must provide the Trustee
                                           with irrevocable notice of such election at
                                           least ten and not more than thirty Business Days
                                           prior to the immediately preceding interest
                                           payment date. Notwithstanding the foregoing,
                                           Additional Notes may not be used to make the
                                           interest payment due November 15, 1998.
Optional Redemption......................  The Old Notes are and the New Notes will be redeemable at the option of the Company, in
                                           whole or in part, at any time on or after May
                                           15, 2003, at the redemption prices set forth
                                           herein, plus accrued and unpaid interest and
                                           Liquidated Damages, if any, to the date of
                                           redemption. In addition, at any time prior to
                                           May 15, 2001, the Company may redeem up to an
                                           aggregate of 35% of the aggregate principal
                                           amount of Notes issued under the Indenture
                                           (including Additional Notes) at a redemption
                                           price equal to 110.250% of the aggregate
                                           principal amount thereof, plus accrued and
                                           unpaid interest and Liquidated Damages, if any,
                                           to the redemption date, with the net cash
                                           proceeds of one or more Equity Offerings (as
                                           defined); PROVIDED HOWEVER, that at least $100.0
                                           million aggregate principal amount of the New
                                           Notes issued hereunder together with Old Notes
                                           originally issued and not exchanged in the
                                           Exchange Offer remain outstanding immediately
                                           after such redemption. See "Description of
                                           Notes--Optional Redemption."
Subsidiary Guarantees....................  The Company currently has no Subsidiaries other than Foreign Subsidiaries and has no current
                                           expectation of forming any additional
                                           Subsidiaries. The Notes will be unconditionally
                                           guaranteed on a senior subordinated

                                           basis by the Subsidiary Guarantors, which will
                                           consist of all future Subsidiaries of the
                                           Company other than Foreign Subsidiaries, Finance
                                           Subsidiaries and Receivables Subsidiaries. The
                                           Subsidiary Guarantees may be released under
                                           certain circumstances. The Notes are not
                                           currently guaranteed. See "Description of
                                           Notes-- Subsidiary Guarantees." The term
                                           "Subsidiaries" does not include references to
                                           "Unrestricted Subsidiaries," as defined herein.
Ranking..................................  The Old Notes are and the New Notes will be subordinated in right of payment to all existing
                                           and future Senior Indebtedness of the Company,
                                           including borrowings under the New Credit
                                           Agreement. The Subsidiary Guarantees will be
                                           subordinated in right of payment to all existing
                                           and future Senior Indebtedness of the Subsidiary
                                           Guarantors, including guarantees of the New
                                           Credit Agreement. As of June 30, 1998, the
                                           Company would have had approximately $135.2
                                           million of Senior Indebtedness, and the Foreign
                                           Subsidiaries would have had Indebtedness of
                                           approximately $15.9 million, all of which would
                                           effectively rank senior to the Notes. Under the
                                           terms of the New Credit Agreement and other
                                           Senior Indebtedness, the Company could have
                                           incurred a maximum of $80.0 million of Senior
                                           Indebtedness, including $25.0 million of
                                           availability under the Revolving Credit
                                           Facility. The Indenture permits the Company and
                                           its Subsidiaries to incur additional
                                           Indebtedness, including Senior Indebtedness,
                                           subject to certain limitations. The Indenture
                                           prohibits the incurrence of any Indebtedness by
                                           the Company and any Subsidiary Guarantors that
                                           is senior to the Notes and any Subsidiary
                                           Guarantees, as the case may be, and subordinated
                                           to Senior Indebtedness of the Company or Senior
                                           Indebtedness of the Subsidiary Guarantors, as
                                           the case may be. See "Description of Notes--
                                           Subordination" and "Description of
                                           Notes--Certain Covenants."
Change of Control........................  Upon a Change of Control (as defined), the
                                           Company is required to offer to purchase all of
                                           the Notes then outstanding at a purchase price
                                           equal to 101% of the aggregate principal amount
                                           thereof, plus accrued and unpaid interest and
                                           Liquidated Damages, if any, to the date of
                                           purchase. If a Change of Control were to occur,
                                           the Company may not have sufficient resources to
                                           satisfy its repurchase obligation with respect
                                           to the Notes. The New Credit Agreement generally
                                           prohibits and future Senior Indebtedness may
                                           prohibit the Company from purchasing the Notes
                                           upon the occurrence of a Change of Control and
                                           provide that certain change of control events
                                           constitute a default thereunder. The Company's
                                           failure to purchase Notes upon a Change of
                                           Control would constitute an event of default
                                           under the Indenture which would, in turn,
                                           constitute a default under the New Credit
                                           Agreement and could constitute a default under
                                           other Senior

                                           Indebtedness. See "Description of Notes--Certain
                                           Covenants--Change of Control" and "Risk
                                           Factors-- Possible Inability to Repurchase Notes
                                           Upon Change of Control."
Original Issue Discount..................  In the event that the Company elects to issue
                                           Additional Notes in lieu of the payment of
                                           interest in cash, U.S. Holders will be required
                                           to include amounts in gross income for United
                                           States Federal income tax purposes in advance of
                                           the receipt of cash attributable thereto. See
                                           "Certain United States Federal Income Tax
                                           Considerations" and "Risk Factors--Original
                                           Issue Discount."
Certain Covenants........................  The Indenture contains certain covenants that, among other things, limit the ability of the
                                           Company, the Subsidiary Guarantors and the other
                                           Subsidiaries to: (i) pay dividends or make
                                           certain other Restricted Payments (as defined);
                                           (ii) incur additional Indebtedness; (iii)
                                           encumber or sell assets; (iv) enter into certain
                                           guarantees of Indebtedness; (v) enter into
                                           transactions with affiliates; and (vi) merge or
                                           consolidate with any other entity or to transfer
                                           or lease all or substantially all of their
                                           assets. In addition, under certain
                                           circumstances, the Company is required to offer
                                           to purchase Notes at a price of 100% of the
                                           principal amount thereof, plus accrued and
                                           unpaid interest and Liquidated Damages, if any,
                                           to the date of purchase with the proceeds of
                                           certain Asset Sales (as defined). See
                                           "Description of Notes--Certain Covenants."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by a Holder prior to tendering their Old Notes in the Exchange Offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table presents summary historical consolidated statement of operations, balance sheet and other data of the Company's Predecessor as of and for the three years ended December 31, 1997, which are derived from the Predecessor's (the "Predecessor") audited consolidated financial statements audited by Ernst & Young LLP, which are included elsewhere herein. The summary historical consolidated statement of operations, balance sheet and other data of the Company as of and for the six-month period ended June 30, 1997 and for the period from January 1, 1998 to May 21, 1998 are derived from the unaudited consolidated financial statements of the Predecessor, and in the opinion of management, include all adjustments necessary for a fair presentation of the data for such periods. The results for the period from May 22, 1998 to June 30, 1998 represent the operations of the Company subsequent to the date of the Acquisition and in the opinion of management, include all adjustments necessary for a fair presentation of the data for such period. The interim results are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or any future period. The financial data set forth below should be read in conjunction with "Use of Proceeds," "Selected Historical Financial and Other Data," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and its predecessor and the related notes thereto included elsewhere herein.

                                                         PREDECESSOR(1)
                                 ---------------------------------------------------------------     COMPANY
                                                                                                  -------------
                                     YEAR ENDED DECEMBER 31,       SIX MONTHS    JANUARY 1, 1998  MAY 22, 1998
                                 -------------------------------      ENDED            TO              TO
                                   1995       1996       1997     JUNE 30, 1997   MAY 21, 1998    JUNE 30, 1998
                                 ---------  ---------  ---------  -------------  ---------------  -------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER TON)
STATEMENTS OF OPERATIONS DATA:
Net sales......................  $ 178,628  $ 242,744  $ 231,911   $   113,610     $    90,849     $    28,511
Gross profit...................     36,440     66,373     59,521        27,067          23,681           7,835
Operating income...............     26,753     51,052     41,011        18,080          10,611           6,115
Net income (loss)..............     13,818     27,559     21,984         9,046          (1,589)          1,099

OTHER DATA:
Adjusted EBITDA(2).............  $  36,514  $  66,563  $  59,182   $    27,020     $    23,203     $     8,311
Adjusted EBITDA margin.........       20.4%      27.4%      25.5%         23.8%           25.5%           29.2%
Capital expenditures(3)........  $   5,774  $   6,371  $  21,391   $     7,744     $     9,058     $     1,848
Quantity of CPC sold (000
  tons)........................      1,484      1,452      1,443        708.18          566.42          177.46
Net sales per ton of CPC
  sold.........................  $  120.35  $  167.21  $  160.67   $    160.42     $    160.39     $    160.67
Gross profit per ton of CPC
  sold.........................      24.55      45.72      41.24         38.22           41.81           44.15
Cash provided (used) by
  operating activities.........     17,235     27,722     31,261         9,097          12,738         (26,126)
Cash provided (used by)
  investing activities.........     (5,774)    (6,371)   (21,391)       (7,744)         (9,058)       (281,526)
Cash provided (used) by
  financing activities.........     (6,119)    (2,906)     9,629         2,320           4,767         313,833

                                                                                                  AS OF JUNE 30,
                                                                                                       1998
                                                                                                ------------------
BALANCE SHEET DATA:
Working capital...............................................................................      $   41,142
Total assets..................................................................................         498,423
Total debt....................................................................................         310,234
Stockholders' equity..........................................................................          93,479

--------------------------

(1) On May 22, 1998 the Company was acquired by Great Lakes Acquisition Corp. References to the "Predecessor" relate to the Company prior to the date of the Acquisition.

(2) Adjusted EBITDA is defined as operating income before depreciation, amortization, fees and expenses paid to Horsehead Industries, Inc. ("HII") ($1.4 million, $1.7 million and $1.4 million in 1995, 1996 and 1997, respectively, and $0.7 million for six months ended June 30, 1997 and $8.8 million for the period from January 1, 1998 to May 21, 1998) and payments pursuant to employment and consulting agreements which were terminated upon consummation of the Acquisition Transactions ($4.5 million and $6.8 million in 1996 and 1997, respectively, and $3.4 million for six months ended June 30, 1997 and $0.3 million for the period from January 1, 1998 to May 21,
    1998) and AIP management fees ($0.2 million for the period from May 22, 1998 to June 30, 1998). Adjusted EBITDA is not defined in the same manner as "Consolidated EBITDA" in the Indenture or in the "Description of Notes" herein. See "Description of Notes--Certain Definitions." Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP (as defined) and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Adjusted EBITDA is included in the Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to similar measures. Adjusted EBITDA, as presented, represents a useful measure of assessing the Company's ongoing operating activities without the impact of financing activity and nonrecurring charges. While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(3) Capital expenditures include expenditures in connection with the New La Plata Kiln of $13.4 million and $3.6 million for the year ended December 31, 1997 and the six months ended June 30, 1997 respectively, and $6.6 million and $1.0 million for the period from January 1, 1998 to May 21, 1998 and the period from May 22, 1998 to June 30, 1998, respectively.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. THIS PROSPECTUS, INCLUDING THE "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS" SECTIONS, CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "INTEND," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. IN PARTICULAR, ANY STATEMENTS, EXPRESS OR IMPLIED, CONCERNING FUTURE OPERATING RESULTS OR THE ABILITY TO GENERATE REVENUES, INCOME OR CASH FLOW TO SERVICE THE NOTES, INCLUDING THE ADJUSTED CREDIT DATA PRESENTED UNDER "SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA," AND INFORMATION REGARDING THE NEW LA PLATA KILN PRESENTED ELSEWHERE HEREIN, ARE FORWARD-LOOKING STATEMENTS. THE MATTERS SET FORTH BELOW CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

SUBSTANTIAL LEVERAGE


    The Company is highly leveraged. On June 30, 1998, after the Offering and the other Acquisition Transactions, the Company had total indebtedness of approximately $310.2 million, including approximately $135.2 million of Senior Indebtedness and the Foreign Subsidiaries had Indebtedness of approximately $15.9 million, all of which ranks effectively senior in right of payments to the Notes, and stockholders' equity of approximately $93.5 million. As of August 31, 1998, no funds had been drawn down on the Company's existing lines of credit and approximately $3.6 million in letters of credit under the New Credit Agreement were outstanding. The amount of the Company's debt service will be will be approximately $17 million for the period from May 22, 1998 through December 31, 1998 and average approximately $41 million annually over the course of the subsequent five year period. The Company and its Subsidiaries will be permitted to incur substantial additional Indebtedness in the future. See "Capitalization" and "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."


    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated cost savings and revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the New Credit Agreement, will be adequate to meet the Company's future liquidity needs for at least the next several years. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, or that anticipated revenue growth and operating improvements will be realized in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, interest on, and Liquidated Damages, if any, on its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, (vi) placing the Company at a competitive disadvantage relative to less leveraged competitors and (vii) restricting the Company's ability to pay dividends to Holdings so that Holdings can pay its debt service obligations on the Holdings Debentures (which payments are scheduled to begin in 2003), the failure of which may create an event of default under the Holdings Debentures, which, if not cured or waived, could have a material adverse effect on the Company.

SUBORDINATION

    The Old Notes are, and the New Notes will be, subordinated in right of payment to all Senior Indebtedness of the Company, including the indebtedness under the New Credit Agreement. Any Subsidiary Guarantees will be subordinated in right of payment to all Senior Indebtedness of the Subsidiary Guarantors, including guarantees of the New Credit Agreement. The Notes, any Subsidiary Guarantees and borrowings under the New Credit Agreement will be effectively subordinated to the indebtedness of the Foreign Subsidiaries.

    As of June 30, 1998, the Company had approximately $135.2 million of Senior Indebtedness, and the Foreign Subsidiaries had approximately $15.9 million of indebtedness, all of which effectively rank senior to the Notes and any Subsidiary Guarantees. In the event of a bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Company or any of the Subsidiary Guarantors, the assets of the Company or the Subsidiary Guarantors, as the case may be, will be available to pay the Notes and the Subsidiary Guarantees only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes or Subsidiary Guarantees. Additional Senior Indebtedness may be incurred by the Company and the Subsidiary Guarantors from time to time, subject to certain restrictions. See "Description of Other Indebtedness--New Credit Agreement" and "Description of Notes--Subordination."

    The Company's Foreign Subsidiaries will not guarantee the Company's obligations on the Notes. As a result, all indebtedness of the Foreign Subsidiaries will be structurally senior to the Notes. In addition, the Company's ability to obtain funds from the Foreign Subsidiaries may be restricted by the terms of the Copetro Credit Agreement and other borrowing arrangements to which any Foreign Subsidiary is a party. See "Description of Other Indebtedness--Copetro Credit Agreement."

RESTRICTIVE DEBT COVENANTS

    The Indenture and the New Credit Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional Indebtedness, prepay other Indebtedness (including the Notes), amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries, or engage in certain transactions with affiliates and certain other corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and satisfy specified financial tests. See "Description of Notes" and "Description of Other Indebtedness--New Credit Agreement."

    In addition, the Copetro Credit Agreement contains a number of covenants which, among other things, requires Copetro to maintain specified financial ratios, and restricts the ability of Copetro to pay dividends to the Company, dispose of assets, engage in mergers or consolidations and create liens on assets. See "Description of Other Indebtedness--Copetro Credit Agreement."

    The Company's ability to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Credit Agreement or the Indenture, which would permit the senior lenders, or the holders of the Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest and, in the case of the Notes, Liquidated Damages, if any, and the commitments of the senior lenders to make further extensions of credit under the New Credit Agreement could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness, as described under "Description of Other Indebtedness--New Credit Agreement."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

    The New Credit Agreement generally prohibits the Company from purchasing any of the Notes, including upon the occurrence of a Change of Control, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company would remain prohibited from purchasing the Notes by the terms of the relevant Senior Indebtedness. In such case, the Company's failure to purchase the tendered Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the New Credit Agreement and could constitute a default under other Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes until the Company's obligations under the New Credit Agreement and any other Senior Indebtedness are paid in full. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Notes following a Change of Control. See "Description of Notes" and "Description of Other Indebtedness--New Credit Agreement."

RELIANCE ON THE ALUMINUM INDUSTRY

    The Company's products are sold primarily to the worldwide aluminum industry. The aluminum industry generally is cyclical in nature and experiences fluctuations in production levels and significant fluctuations in profits based on numerous factors. Historically, sales of the Company's products have been adversely affected by weakness in the aluminum industry. Although the aluminum industry has experienced growth on a long-term basis, there can be no assurance that growth will continue or that conditions will remain favorable in the aluminum industry as a whole, or for the Company's customers in particular. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE ON CERTAIN CUSTOMERS

    For the year ended December 31, 1997, the Company's top five customers represented approximately 62.2% of the Company's net sales. During such period, the Company's two largest customers, Alcoa and Alusaf, which have been customers for over 50 years and 20 years, respectively, accounted for 23.7% and 15.5%, respectively, of the Company's net sales. In June 1998, Alcoa acquired Alumax, Inc. ("Alumax"), another long-standing customer of the Company, which accounted for 6.4% of the net sales of the Company in 1997. The permanent loss of one or more major customers could adversely affect the Company's operating results. Although the Company expects to maintain its current relationships with its major customers, there can be no assurance that a change will not occur.

DEPENDENCE ON RAW MATERIAL SUPPLY

    The raw material used by the Company in the production of CPC is RPC, which is a by-product of the petroleum refining industry. The Company purchases approximately 46.1% of its RPC requirements from three petroleum refiners. The Company believes that, under current conditions, RPC is available in sufficient quantities and of adequate quality at current market prices. A substantial increase in raw material prices or a substantial decrease in raw material supply of sufficient quality could have a material adverse effect on the Company's financial condition and results of operations. Historically, the price of anode grade RPC has moved in relation to the price of anode grade CPC; however, there can be no assurance that the Company will be in a position to pass any future raw material price increases on to its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

COMPETITION

    The CPC industry is highly competitive. Competition is based primarily on price, product quality and access to raw material sources. Although the Company believes that it is the world's largest supplier of CPC, several of the Company's competitors are part of much larger companies and as such may have greater resources than the Company. One of the Company's major competitors has had access to RPC from its own petroleum refining operations for many years, which could give such competitor a cost advantage. Although CPC industry operating rates are currently at historically high levels, there can be no assurance that the Company's current or future competitors will not increase their operating capacity. Competitive factors could require price reductions or increased spending that could materially adversely affect the Company's financial condition and results of operations. See "Business."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to various federal, state, local and foreign laws and regulations relating to the emission, release or discharge of certain substances. While the Company believes that it is currently in material compliance with all applicable laws and regulations, the Company has had occasional exceedances of opacity emissions limitations at its Port Arthur, Texas facility. In addition, some of the Company's facilities may be required to obtain permits and comply with new standards applicable to air emissions to be adopted by the United States Environmental Protection Agency (the "EPA") and state environmental agencies over the next several years. There can be no assurance that the Company will not incur significant costs to comply with changes in existing laws and regulations. See "Business--Environmental Matters."

LABOR RELATIONS

    Approximately one-third of the Company's employees are covered by collective bargaining or similar agreements. The agreement covering 54 employees at the Enid, Oklahoma facility expires in 2001. The agreement covering 28 employees of Copetro may be subject to revision by the Argentine government. The Company has not had any material work stoppages or strikes at Enid in more than 18 years and has never had a work stoppage at Copetro. The Port Arthur plant is operated with a nonunion workforce. The Company believes that it has satisfactory relations with its employees. There can be no assurance, however, that new labor agreements will be reached without work stoppage or strike or will be reached on terms satisfactory to the Company. See "Business--Employees."

FRAUDULENT TRANSFER CONSIDERATIONS

    The Company's obligations under the Notes may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or the financial difficulty of the Company.

    Under those laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as a chapter 11 debtor in possession, were to find that when the Company issued the Notes, it (a) received less than fair consideration or reasonably equivalent value therefor and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as such debts matured, the court could avoid the Notes and the Company's obligations thereunder, or subordinate the Notes to all of the Company's other obligations, and in either case direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors. It should be noted that a court could avoid the Notes and the Company's obligations thereunder without regard to factors (a) and (b) above if it found that the Company issued the Notes with actual intent to hinder, delay, or defraud its creditors.

    A court will likely find that the Company did not receive fair consideration or reasonably equivalent value for its obligations under the Notes to the extent that the proceeds of the Offering were used to pay the purchase price to the seller under the Merger Agreement for the common equity of Holdings or otherwise do not directly benefit the Company. In addition, if a court finds that the factors in clause (b) above applied to the Company when it issued the 10% Notes, it could also conclude that the Company did not receive fair consideration or reasonably equivalent value for its obligations under the Notes to the extent that the proceeds of the Offering were used to acquire the 10% Notes.

    Similarly, a Subsidiary Guarantee may be subject to review in the event of the bankruptcy or financial difficulty of any Subsidiary Guarantor. In that event, if a court found that when a Subsidiary Guarantor issued its guarantee (or, in some jurisdictions, when it became liable to make payments thereunder), factors (a) and (b) above, applied to the Subsidiary Guarantor (or if the court found that the Subsidiary Guarantor had issued its guarantee with actual intent to hinder, delay, or defraud its creditors), then the court could avoid the respective Subsidiary Guarantee and direct the repayment of any amounts paid thereunder. A court will likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the Notes.

    The Indenture will limit the liability of each Subsidiary Guarantor under its guarantee to the maximum amount that it could pay without the guarantee being deemed a fraudulent transfer. See "Description of Notes--Subsidiary Guarantees." There can be no assurance that (if this limitation is effective) the limited amount so guaranteed will suffice to pay amounts owed under the Notes in full.

    The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

    On the basis of historical financial information, recent operating history and other factors, the Company believes that, after giving effect to the indebtedness incurred in connection with the Offering and the other Acquisition Transactions, it will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's conclusions in this regard.

INTERNATIONAL RISKS

    The Company has invested significant resources in Argentina and intends to continue to make investments in Argentina and other foreign countries in the future. Accordingly, the Company may be subject to economic, political or social instability or other developments not typical of investments made in the United States. International operations are subject to risks in addition to those discussed below, including the impact of foreign governmental regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that Argentina or any other country in which the Company may acquire operations or conduct business will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such countries. While Argentina has been relatively stable during the last several years, in the past Argentina has been characterized by varying degrees of inflation, uneven growth rates, declining investment rates, significant devaluations of Argentine currency, impositions of exchange controls and political uncertainty. The Company currently does not have political risk insurance with respect to its operations in Argentina and the value of the Company's investment in its Argentine subsidiary could be adversely affected by changes in government policy, such as the imposition of limitations on foreign ownership of investment assets or the imposition of exchange controls. In addition, there can be no assurance that future economic developments in Argentina, over which the Company has no control, will not impair the Company's financial condition, results of operations and business prospects.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any other securities laws of any jurisdiction and, therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to exemptions from, or in transactions not subject to, those requirements and, in each case, in compliance with certain other conditions and restrictions. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to such restrictions on transfer of such Old Notes as set forth in the legend thereon. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not currently anticipate that it will register or qualify any Old Notes which remain outstanding after consummation of the Exchange Offer for offer or sale in any jurisdiction (subject to limited exceptions, if applicable). As a result of these factors, to the extent that Old Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Old Notes could be adversely affected.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

    Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any Liquidated Damages or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of Notes--Registration Rights; Liquidated Damages."

ABSENCE OF PUBLIC MARKET

    The Old Notes were issued to, and the Company believes such securities are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the New Notes. Although the New Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. There can be no assurance that such a market will develop. In addition, the New Notes will not be listed on any national securities exchange. The New Notes may trade at a discount from the initial offering price of the Old Notes, depending upon prevailing interest rates, the market for similar securities, the Company's operating results and other factors. The Company has been advised by the Initial Purchasers that it currently intends to make a market in the New Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Shelf Registration Statement (as defined). Therefore, there can be no assurance that an active market for any of the New Notes will develop, either prior to or after the Company performance of its obligations under the Registration Rights Agreement. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.

    If a public trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the financial condition of the Company and the Guarantors, and the market for similar securities. Depending on these and other factors, the New Notes may trade at a discount.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

    Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act.

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

ORIGINAL ISSUE DISCOUNT

    In the event that the Company elects to issue Additional Notes in lieu of the payment of interest in cash, U.S. Holders will be required to include amounts in gross income for United States Federal income tax purposes in advance of the receipt of cash attributable thereto. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the United States Federal income tax consequences to the Holders of the Notes resulting from the ownership and disposition thereof.

EXCHANGE OFFER PROCEDURES

    Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depository Trust Company, New York, New York as depository (the "DTC"), including an Agent's Message (as defined) if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, Holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under a duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate.

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

PRINCIPAL STOCKHOLDER

    Since the consummation of the Acquisition Transactions, AIP, its affiliates and certain other individuals associated with AIP have been the only stockholders of Holdings, which is the 100% parent of the Company, and AIP has the ability to designate all of the directors of the Company. See "Description of Company Common Stock," "Management," "Security Ownership" and "Acquisition Transactions." AIP is therefore in a position to direct the management and affairs of the Company and may cause the Company to enter into transactions that could ultimately enhance stockholder value but may involve risks to holders of the Notes.

                            ACQUISITION TRANSACTIONS

    Pursuant to the Merger Agreement, Holdings, a corporation formed by AIP, acquired all of the issued and outstanding capital stock of the Company, through the Merger of Merger Sub, a wholly owned subsidiary of Holdings, into the Company. The aggregate consideration paid by AIP pursuant to the Merger Agreement was approximately $376.9 million. The Company was the surviving corporation in the Merger.

    In order to finance the Merger, (i) AIP and affiliates of, and certain other individuals associated with, AIP contributed the AIP Equity Contribution to Holdings, (ii) Holdings issued and sold the Holdings Debentures and contributed the Holdings Equity Contribution to the Company, (iii) the Company entered into the Term Loan Facilities providing for term loan borrowings in the aggregate principal amount of approximately $111.0 million and the Revolving Credit Facility for borrowings of up to $25.0 million under the New Credit Agreement, and borrowed all term loans available, and (iv) the Company issued and sold $175.0 million aggregate principal amount of the Old Notes offered pursuant to the Offering Memorandum.

    In connection with the Merger, the Company commenced the Tender Offer on April 24, 1998, for any and all of the 10% Notes and simultaneously conducted the Solicitation of consents from holders of the 10% Notes to certain amendments to and waivers under the 10% Indenture and certain related collateral documents. All of the outstanding 10% Notes were purchased by the Company pursuant to the Tender Offer and such purchase was consummated concurrently with the closing of the Offering. The aggregate consideration paid by the Company in the Tender Offer and Solicitation was approximately $74.1 million (including the amount paid to holders tendering 10% Notes in excess of the principal amount being tendered (the "Tender Premium") of approximately $9.1 million but excluding accrued interest).

    Following consummation of the Tender Offer and Solicitation, the Company submitted the 10% Notes for cancellation. After such cancellation, the 10% Indenture as supplemented by the Supplemental Indenture is of no further force or effect.

    Consummation of the Merger was conditioned upon the consummation of the Tender Offer and Solicitation, the execution of and borrowings by the Company under the New Credit Facility, the consummation of Offering or alternative financing and the Holdings Equity Contribution.

AMERICAN INDUSTRIAL PARTNERS

    AIP is a private investment fund headquartered in San Francisco and New York with committed capital of approximately $800.0 million. AIP seeks to invest in companies which hold either a protected competitive position or proprietary capability, ideally combined with a leading market share. The firm does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired.

    Following the consummation of the Acquisition Transactions, AIP and affiliates of, and certain other individuals associated with, AIP contributed $65.0 million and $330,000, respectively, in equity to Holdings, and Theodore C. Rogers, a general partner of AIP and former Chairman and Chief Executive Officer of NL Industries, Inc., became the Company's Non-Executive Chairman of the Board. Although no specific arrangements are in place, AIP intends to offer the Company's executive officers the opportunity to own up to approximately 5.0% of Holdings' equity through a combination of direct investments and option programs.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at June 30, 1998. The following table should be read in conjunction with the "Unaudited Condensed Consolidated Financial Statements" and the related notes thereto included elsewhere herein and the "Selected Historical Financial and Other Data" and the related notes thereto included elsewhere herein.

                                                                                             AS OF JUNE 30, 1998
                                                                                            ----------------------
                                                                                            (DOLLARS IN THOUSANDS)
Long-term debt (includes current portion):
  Copetro Credit Agreement................................................................       $     15,850
  Other existing indebtedness(a)..........................................................              8,384
  Revolving Credit Facility(b)............................................................            --
  Term Loan Facilities....................................................................            111,000
  10.25% Senior Subordinated Notes........................................................            175,000
                                                                                                     --------
    Total long-term debt..................................................................            310,234
Stockholder's equity:
  Total stockholders' equity..............................................................             93,479
                                                                                                     --------
  Total capitalization....................................................................       $    403,713
                                                                                                     --------
                                                                                                     --------

------------------------

(a) Includes various outstanding industrial revenue bonds, capitalized leases and certain other miscellaneous indebtedness. In addition, as of June 30, 1998, approximately $3.4 million of letters of credit were outstanding under the New Credit Agreement.


(b) The Revolving Credit Facility under the New Credit Agreement provides for up to $25.0 million of borrowing availability. As of August 31, 1998, no funds had been drawn down on the Company's existing lines of credit and approximately $3.6 million in letters of credit under the New Credit Agreement were outstanding. See "Description of Other Indebtedness--New Credit Agreement."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The following Unaudited Pro Forma Condensed Consolidated Financial Data have been derived by the application of pro forma adjustments to the historical financial data of the Company and the predecessor included elsewhere herein. The pro forma consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 give effect to the Acquisition Transactions as if the Acquisition Transactions had been consummated as of January 1, 1997 and 1998, respectively. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position actually would have been if the Acquisition Transactions had been consummated on the dates indicated, or what such results of operations or financial position will be for any future period or date. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the "Selected Historical Financial and Other Data" and the related notes thereto and the Consolidated Financial Statements and related notes thereto included elsewhere herein.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                         STATEMENTS OF OPERATIONS DATA

                          YEAR ENDED DECEMBER 31, 1997

                                PREDECESSOR
                                 COMPANY
                                HISTORICAL ADJUSTMENTS   PRO FORMA
                                ---------  -----------   ---------
                                      (DOLLARS IN THOUSANDS)
Net sales.....................  $231,911                 $ 231,911
Cost of goods sold............   172,390       4,378(a)    176,768
                                ---------                ---------
Gross profit..................    59,521                    55,143
Selling, general and
  administrative expenses.....    18,510      (1,421)(b)    17,089
                                ---------                ---------
      Operating income........    41,011                    38,054

Other income (expense):
Interest expense, net.........    (6,287 )   (24,056)(c)   (30,343)
Other, net....................       (49 )                     (49)
                                ---------                ---------
Income before income taxes....    34,675                     7,662
Income tax expense............    12,691      (8,077)(d)     4,614
                                ---------                ---------
  Net income..................  $ 21,984                 $   3,048
                                ---------                ---------
                                ---------                ---------

                         SIX MONTHS ENDED JUNE 30, 1998

                                                          HISTORICAL
                                                    -----------------------
                                                    PREDECESSOR   COMPANY
                                                    ----------   ----------
                                                      PERIOD       PERIOD
                                                       FROM         FROM
                                                    JANUARY 1,    MAY 22,
                                                       1998         1998
                                                    TO MAY 21,    TO JUNE
                                                       1998       30, 1998    ADJUSTMENTS   PRO FORMA
                                                    ----------   ----------   -----------   ---------
                                                                 (DOLLARS IN THOUSANDS)
Net sales.........................................   $ 90,849     $ 28,511                  $119,360
Cost of goods sold................................     67,168       20,676       2,300(e)     90,144
                                                    ----------   ----------                 ---------
Gross profit......................................     23,681        7,835                    29,216
Selling, general and administrative...............     13,070        1,720      (6,523)(f)     8,267
                                                    ----------   ----------   -----------   ---------
      Operating income............................     10,611        6,115                    20,949
Other income (expense):
Interest expense, net.............................     (1,776)      (3,309)     (9,977)(g)   (15,062)
Other, net........................................       (472)         491                        19
                                                    ----------   ----------                 ---------
Income before income taxes and extraordinary
  item............................................      8,363        3,297                     5,906
Income tax expense................................      2,839        2,198      (1,653)(d)     3,384
                                                    ----------   ----------                 ---------
Income before extraordinary item..................   $  5,524     $  1,099                  $  2,522
                                                    ----------   ----------                 ---------
                                                    ----------   ----------                 ---------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED STATEMENT OF OPERATIONS DATA

(a) The increase in cost of goods sold relates to increased depreciation expense of approximately $4.6 million resulting from the increase in fixed asset value reflecting the allocation of a portion of the purchase price to the write-up of fixed assets and an approximate $0.2 million decrease in amortization expense resulting from the write-off of certain intangibles.

(b) Adjustments to selling, general and administrative expenses include the following: (i) the elimination of approximately $6.4 million representing the excess of fees and expenses paid to HII and compensation payments pursuant to employment and consulting agreements which were terminated upon consummation of the Acquisition Transactions over the amount of management fees expected to be paid to AIP, (ii) an increase in amortization expense for goodwill of approximately $4.5 million and for the non-compete agreement of $0.4 million (assumes 40-year and 7-year amortization periods, respectively).

(c) Adjustments to interest expense include the following: (i) the reduction of approximately $0.3 million of existing financing fee amortization, (ii) reduction of approximately $1.2 million of interest income, (iii) reduction of approximately $0.1 million of expenses associated with the previous credit agreement for letters of credit and commitment fees, (iv) the elimination of $6.5 million related to the 10% Notes, (v) the addition of approximately $27.4 million related to the Notes and the New Credit Agreement, (vi) approximately $0.2 million of incremental maintenance and commitment fees and expenses on the New Credit Agreement, and (vii) the increase of approximately $2.1 million in amortization relating to financing fees and other transaction costs (amortized over 6-10 years).

(d) Reflects the tax effect of the pro forma adjustments and the non-deductibility of certain intangible asset amortization.


(e) The increase in cost of goods sold relates to increased depreciation expense of approximately $2.3 million (after taking into consideration $1.4 million of depreciation expense included in the historical period from May 22, 1998 to June 30, 1998) resulting from the increase in fixed asset value reflecting the allocation of a portion of the purchase price to the write-up of fixed assets and a decrease in amortization expense resulting from the write-off of certain intangibles.

(f) Adjustments to selling, general and administrative expenses include the following: (i) the elimination of approximately $8.5 million representing the excess of fees and expenses paid to HII and compensation payments pursuant to employment and consulting agreements which were terminated upon consummation of the Acquisition Transactions over the amount of management fees expected to be paid to AIP and (ii) an increase in amortization expense for goodwill of approximately $1.8 million and for the non-compete agreement of $0.2 million, after taking into consideration amortization expense for goodwill of $0.5 million and for the non-compete agreement of $0.05 million in the historical period from May 22, 1998 to June 30, 1998 (assumes 40-year and 7-year amortization period, respectively).


(g) Adjustments to interest expense include the following: (i) the reduction of approximately $0.1 million of existing financing fee amortization, (ii) reduction of approximately $1.1 million of interest income, (iii) reduction of expenses associated with the previous credit agreement for letters of credit and commitment fees, (iv) the elimination of $2.5 million related to the 10% Notes, (v) the addition of approximately $10.7 million related to the Notes and the New Credit Agreement, (vi) approximately $0.1 million of incremental maintenance and commitment fees and expenses on the New Credit Agreement and (vii) the increase of approximately $0.8 million in amortization relating to financing fees and other transaction costs (amortized over 6 to 10 years).

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

    The following table presents selected historical consolidated statement of operations, balance sheet and other data of the Company's Predecessor as of and for the five years ended December 31, 1997 which are derived from the Predecessor's audited consolidated financial statements. The selected historical consolidated statement of operations, balance sheet and other data for the six-month periods ended June 30, 1997 and for the period from January 1, 1998 to May 21, 1998 are derived from the unaudited consolidated financial statements of the Predecessor, and in the opinion of management, include all adjustments necessary for a fair presentation of the data for such periods. The results for the period from May 22, 1998 through June 30, 1998 represent the operations of the Company subsequent to the date of the Acquisition, and in the opinion of management, include all adjustments necessary for a fair presentation of the data for such period. The interim results are not necessarily indicative of the results to be expected for the period ended December 31, 1998 or any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and its predecessor and the related notes thereto included elsewhere herein.

                                                                                PREDECESSOR(1)
                                                    ----------------------------------------------------------------------
                                                                                                         SIX      JANUARY
                                                                                                       MONTHS     1, 1998
                                                                YEAR ENDED DECEMBER 31,                 ENDED       TO
                                                    ------------------------------------------------  JUNE 30,    MAY 21,
                                                      1993      1994      1995      1996      1997      1997       1998
                                                    --------  --------  --------  --------  --------  ---------  ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER TON)                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................  $149,225  $130,797  $178,628  $242,744  $231,911  $113,610   $90,849
Cost of goods sold................................   124,760   109,883   142,188   176,371   172,390    86,543   67,168
                                                    --------  --------  --------  --------  --------  ---------  ---------
Gross profit......................................    24,465    20,914    36,440    66,373    59,521    27,067   23,681
Selling, general and administrative expenses......     9,901     8,226     9,687    15,321    18,510     8,987   13,070
                                                    --------  --------  --------  --------  --------  ---------  ---------
Operating income..................................    14,564    12,688    26,753    51,052    41,011    18,080   10,611
Other income (expense):
  Interest expense, net...........................    (1,440)   (1,358)   (1,127)   (7,573)   (6,287)   (3,607 ) (1,776  )
  Asset utilization fee to parent.................    (6,440)   (6,133)   (6,286)    --        --        --        --
  Other...........................................    (1,806)   (5,142)    2,111      (772)      (49)      117     (472  )
                                                    --------  --------  --------  --------  --------  ---------  ---------
                                                      (9,686)  (12,633)   (5,302)   (8,345)   (6,336)   (3,490 ) (2,248  )
Income before income taxes and extraordinary
  item............................................     4,878        55    21,451    42,707    34,675    14,590    8,363
Income tax expense................................     2,008       189     7,633    15,148    12,691     5,544    2,839
Extraordinary loss on early extinguishment of debt
  (net of tax benefit of $4,001)..................                                                                7,113
                                                    --------  --------  --------  --------  --------  ---------  ---------
Net income (loss).................................  $  2,870  $   (134) $ 13,818  $ 27,559  $ 21,984  $  9,046   $(1,589  )
                                                    --------  --------  --------  --------  --------  ---------  ---------
                                                    --------  --------  --------  --------  --------  ---------  ---------
OTHER DATA:
EBITDA(2).........................................  $ 23,958  $ 21,986  $ 36,514  $ 66,563  $ 59,182  $ 27,020   $23,203
EBITDA margin.....................................      16.1%     16.8%     20.4%     27.4%     25.5%     23.8 %   25.5  %
Capital expenditures..............................  $  6,973  $  5,986  $  5,774  $  6,371  $ 21,391  $  7,744   $9,058
Cash interest expense(3)..........................     1,796     1,572     1,310     7,964     8,172     4,267    3,327
Ratio of earnings to fixed charges(4).............      2.7x      1.0x     10.2x      5.6x      4.6x      3.9x     3.1x

Quantity of CPC sold (in thousands of tons).......     1,286     1,229     1,484     1,452     1,443    708.18   566.42
Net sales per ton of CPC sold.....................  $ 116.01  $ 106.40  $ 120.35  $ 167.21  $ 160.67  $ 160.42   $160.39
Gross profit per ton of CPC sold..................     19.02     17.01     24.55     45.72     41.24     38.22    41.81
Cash provided (used) by operating activities......    19,530    17,338    17,235    27,722    31,261     9,097   12,738
Cash provided (used) by investing activities......   (22,482)   (5,987)   (5,774)   (6,371)  (21,391)   (7,744 ) (9,058  )
Cash provided (used) by financing activities......    (7,150)  (11,123)   (6,119)   (2,906)    9,629     2,320    4,767
BALANCE SHEET DATA (AT PERIOD END):
Working capital...................................  $ 19,366  $ 15,828  $ 27,011  $ 56,818  $ 79,435
Total assets......................................   106,483   105,390   113,930   148,905   174,911
Total debt........................................    17,986    11,907    74,291    72,885    84,014
Stockholders' equity..............................    68,791    68,657     5,896    31,955    52,439

                                                     COMPANY
                                                    ---------
                                                     MAY 22,
                                                      1998
                                                       TO
                                                    JUNE 30,
                                                      1998
                                                    ---------

STATEMENT OF OPERATIONS DATA:
Net sales.........................................  $ 28,511
Cost of goods sold................................    20,676
                                                    ---------
Gross profit......................................     7,385
Selling, general and administrative expenses......     1,720
                                                    ---------
Operating income..................................     6,115
Other income (expense):
  Interest expense, net...........................    (3,309 )
  Asset utilization fee to parent.................     --
  Other...........................................       491
                                                    ---------
                                                      (2,818 )
Income before income taxes and extraordinary
  item............................................     3,297
Income tax expense................................     2,198
Extraordinary loss on early extinguishment of debt
  (net of tax benefit of $4,001)..................
                                                    ---------
Net income (loss).................................  $  1,099
                                                    ---------
                                                    ---------
OTHER DATA:
EBITDA(2).........................................  $  8,311
EBITDA margin.....................................      29.2 %
Capital expenditures..............................  $  1,848
Cash interest expense(3)..........................     3,300
Ratio of earnings to fixed charges(4).............      1.8x
Quantity of CPC sold (in thousands of tons).......    177.46
Net sales per ton of CPC sold.....................  $ 160.67
Gross profit per ton of CPC sold..................     44.15
Cash provided (used) by operating activities......   (26,126 )
Cash provided (used) by investing activities......  (281,526 )
Cash provided (used) by financing activities......   313,833
BALANCE SHEET DATA (AT PERIOD END):
Working capital...................................  $ 41,142
Total assets......................................   498,423
Total debt........................................   310,234
Stockholders' equity..............................    93,479

----------------------------------
(1) On May 22, 1998 the Company was acquired by Great Lakes Acquisition Corp. References to the "Predecessor" relate to the Company prior to the date of the Acquisition.
(2) Adjusted EBITDA is defined as operating income before depreciation, amortization, fees and expenses paid to HII ($1.4 million, $1.7 million and $1.4 million in 1995, 1996 and 1997, respectively, and $0.7 million for six months ended June 30, 1997 and $8.8 million for the period from January 1, 1998 to May 21, 1998), and payments pursuant to employment and consulting agreements which were terminated upon consummation of the Acquisition Transactions ($4.5 million and $6.8 million in 1996 and 1997, respectively, and $3.4 million for six months ended June 30, 1997 and $0.3 million for the period from January 1, 1998 to May 21, 1998) and AIP management fees ($0.2 million for the period from May 22, 1998 to June 30, 1998). Adjusted EBITDA is not defined in the same manner as "Consolidated Adjusted EBITDA" in the Indenture or in "Description of Notes" herein. See "Description of Notes--Certain Definitions." Adjusted EBITDA is not intended to represent cash flow from operations by GAAP (as defined) and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Adjusted EBITDA is included in the Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to similar measures. Adjusted EBITDA, as presented, represents a useful measure of assessing the Company's ongoing operating activities without the impact of financing activity and nonrecurring charges. While adjusted EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(3) Cash interest expense excludes the amounts of interest charged to earnings relating to a capitalized lease which has been sublet for a term coterminous with the primary lease and for a rental amount in excess of the rent payable on the primary lease and the amortization of debt issuance costs under the 10% Notes.
(4) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense plus that portion of operating lease rental expense which is representative of an interest factor.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Historical Financial Data" and the Consolidated Financial Statements and related notes thereto included elsewhere herein.

GENERAL

    The Company is the world's largest producer of CPC. The Company produces anode grade CPC, which is an essential raw material for primary aluminum production, and industrial grade CPC, which is used in a variety of specialty metals and materials applications. Historically, the Company's profitability has been primarily a function of its sales volumes of CPC, CPC pricing and the cost of RPC, which constitutes the largest single component of the Company's cost of goods sold.

    The Company has benefitted from the consistent growth in primary aluminum production since 1995. The growth in primary aluminum production, which is projected by a variety of industry sources to continue through the next several years, has led to increased demand for CPC which has substantially outpaced the growth in CPC production capacity. As a result, the calcining industry is operating at historically high operating rates; the Company has operated at full capacity since 1995. The selling price per ton realized by the Company has increased 33.5% from 1995 to 1997. Consequently, the Company's net sales have increased by 29.8% from $178.6 million to $231.9 million over the same period.


    The Company produces CPC from RPC, which is a by-product of the petroleum refining process. RPC generally represents an immaterial proportion of total refinery sales. Petroleum refiners can either sell the RPC for its fuel value at a relatively low price or sell the RPC at a significantly higher price for use in the calcining industry. As a result of these factors, the price of RPC has not increased as rapidly as the price of CPC since 1995. Consequently, the Company has been able to increase its gross profit per ton of CPC sold from $24.55 in 1995 to $41.24 in 1997.



    The Company's principal source of revenues and profits are sales of anode grade CPC to the aluminum industry. The increase in the Company's sales and profitability since 1995 has been primarily attributable to the increase in anode grade CPC prices, while sales volumes remained relatively constant. Future profitability will largely be dependent on how well the Company is able to manage the spread between the selling price of CPC and the cost of RPC. Historically the Company has been able to obtain lower purchase prices for RPC in times of declining CPC prices, enabling the Company to earn a relatively stable profit spread even in periods of CPC price declines.


    The following table sets forth for the periods shown, the Company's sales volumes in tons, the average selling price per ton, and gross profit per ton sold:

                                                PREDECESSOR
                      ---------------------------------------------------------------     COMPANY        COMBINED
                                                                                       -------------  ---------------
                          YEAR ENDED DECEMBER 31,       SIX MONTHS    JANUARY 1, 1998  MAY 22, 1998   JANUARY 1, 1998
                      -------------------------------      ENDED            TO              TO              TO
                        1995       1996       1997     JUNE 30, 1997   MAY 21, 1998    JUNE 30, 1998   JUNE 30, 1998
                      ---------  ---------  ---------  -------------  ---------------  -------------  ---------------
Sales (thousands of
  tons).............      1,484      1,452      1,443          708             566             177             744
Average selling
  price per ton.....  $  120.35  $  167.21  $  160.67    $  160.42       $  160.39       $  160.67       $  160.46
Gross profit per ton
  sold..............      24.55      45.72      41.24    $   38.22       $   41.81       $   44.15       $   42.37

BASIS OF PRESENTATION

    The following table sets forth for the periods shown, net sales, cost of goods sold, gross profit, selling general and administrative expense ("SG&A") and EBITDA in million of dollars and as a percentage of net sales:

                                           YEAR ENDED DECEMBER 31,                            SIX MONTHS         JANUARY 1, 1998
                                                                       PREDECESSOR
                       ----------------------------------------------------------------
                       ------------------------------------------------------------------------------------------------------------
                                                                                                ENDED                   TO
                               1995                  1996                  1997             JUNE 30, 1997          MAY 21, 1998
                       --------------------  --------------------  --------------------  --------------------  --------------------
Net sales............  $   178.6     100.0%  $   242.7     100.0%  $   231.9     100.0%  $   113.6     100.0%  $    90.8     100.0%
Cost of goods sold...      142.2      79.6       176.4      72.7       172.4      74.3        86.5      76.2        67.2      73.9
Gross profit.........       36.4      20.4        66.4      27.3        59.5      25.7        27.1      23.8        23.7      26.1
SG&A.................        9.7       5.4        15.3       6.3        18.5       8.0         9.0       7.9        13.1      14.4
Adjusted EBITDA......       36.5      20.4        66.6      27.4        59.2      25.5        27.0      23.8        23.2      25.5

                             COMPANY               COMBINED

                                TO                    TO
                          JUNE 30, 1998         JUNE 30, 1998
                       --------------------  --------------------
Net sales............  $    28.5     100.0%  $   119.4     100.0%
Cost of goods sold...       20.7      72.5        87.8      73.6
Gross profit.........        7.8      27.5        31.5      26.4
SG&A.................        1.7       6.0        14.8      12.4
Adjusted EBITDA......        8.3      29.2        31.5      26.4

    The following discussion provides an assessment of the consolidated results of operations and liquidity and capital resources for the Company and the Predecessor. Unless otherwise indicated, 1998 historical results represent the combined operating results of the Predecessor from January 1, 1998 to May 21, 1998 and the Company from the date of the Merger on May 22, 1998 through June 30, 1998.

    As further discussed in Note 2 to the Company's Condensed Consolidated Financial Statements, the Acquisition was accounted for as a purchase. Accordingly, the operating results for periods subsequent to May 21, 1998 reflect the results of operations of the Company subsequent to the Acquisition and include the impact of adjustments required under the purchase method of accounting.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    The Company's net sales for the six months ended June 30, 1998 increased 5.1% to $119.4 million from $113.6 million for the comparable 1997 period. Net sales of anode grade CPC increased 7.1% to $100.7 million while net sales of industrial grade CPC decreased 4.5% to $17.7 million.

    The increase in anode grade CPC net sales was primarily the result of a 10.7% increase in sales volume to 610,087 tons attributable to continued strong demand consistent with existing levels of aluminum production. This increase in sales volume was partially offset by a decline of 3.2% in average selling price. This decrease reflects a modest price accommodation in light of both weak aluminum prices and the significant 60.5% increase in anode grade CPC selling prices from 1994 to 1997. Anode grade CPC prices began to climb in mid-1995 as aluminum smelters started to operate at higher production levels when the MOU terminated. The increased demand for anode grade CPC drove prices up dramatically through year-end 1996. Prices decreased slightly starting in 1997 to their current levels as the market stabilized at the higher rates of primary aluminum production. The continuing growth in primary aluminum smelting production through capacity expansions, restarts and capacity creep has led to strong demand for CPC and as a result the anode grade CPC market remains strong. See "Business--Industry Overview."

    The decrease in industrial grade CPC net sales was the result of a 13.6% decrease in sales volume to 123,306 tons which was partially offset by a 10.5% increase in selling price. The decrease in sales volume was primarily the result of the scheduling of greater anode grade CPC shipments in the 1998 period.

    The Company's gross profit for the six months ended June 30, 1998 increased by 16.4% to $31.5 million from $27.1 million for the comparable 1997 period. The increase in gross profit was due to the increase in sales discussed above which was partially offset by an increase in cost of goods. The higher cost of sales was mainly the result of higher sales volume as the average cost per ton decreased due mainly to lower raw material costs. Additional depreciation related to the Acquisition in the period subsequent to

May 21, 1998 amounted to $0.5 million and represented 38.3% of the total unfavorable change in cost of goods sold.

    Operating income for the six months ended June 30, 1998 decreased 7.5% to $16.7 million from $18.1 million in the comparable 1997 period. The decline in operating income was due to the increase in selling, general and administrative expenses partially offset by the increase in gross profit discussed above. The increase in selling, general and administrative expenses was primarily the result of the payment of certain non-recurring fees and expenses under agreements that were terminated at the date of the Acquisition and increased amortization expense related mainly to goodwill established when the Company was acquired.

    Income before income taxes and extraordinary item for the six months ended June 30, 1998 decreased 20.1% to $11.7 million from $14.6 million for the comparable 1997 period. The decrease was attributable to the decline in operating income discussed above and a $1.5 million increase in net interest expense primarily due to the greater amount of debt incurred by the Company as a consequence of the Acquisition.

    The Company's effective tax rate for the six months ended June 30, 1998 increased to 43.2% from 38.0% for the comparable 1997 period primarily as a result of the tax effects of income from foreign operations and non-deductible amortization of goodwill in the period subsequent to the Acquisition.

    An extraordinary loss on early extinguishment of debt of $7.1 million (net of income tax benefit of $4.0) was recognized during the period prior to the Acquisition. This loss relates to the tender premium and unamortized debt issuance costs associated with the 10% Senior Secured Notes that were repurchased in connection with the Acquisition. As a result of the factors discussed above, results for the six months ended June 30, 1998 decreased 105.4% to a loss of $0.5 million from a profit of $9.1 million in the 1997 period.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    The Company's net sales for the year ended December 31, 1997 decreased 4.5% to $231.9 million from $242.7 million in 1996. Net sales of anode grade CPC decreased 4.8% to $189.9 million while net sales of industrial grade CPC increased 4.2% to $40.2 million.

    The decrease in anode grade CPC net sales was primarily the result of a 6.4% decline in the average selling price per ton in 1997 from 1996. This decline in average selling price was partially offset by an increase of 1.8% in sales volume in 1997 to approximately 1.1 million tons. The moderate 1997 anode grade CPC price decline was largely the result of a modest price accommodation given the significant 71.5% increase in anode grade CPC selling prices from 1994 to 1996. Anode grade CPC prices began to increase in mid-1995 as aluminum smelters started to operate at higher production levels when the MOU terminated. The increased demand for anode grade CPC drove prices up dramatically through year-end 1996. Prices for anode grade CPC decreased slightly in 1997 as the market stabilized at the higher rates of primary aluminum production. The continuing growth in primary aluminum smelting production through capacity expansions, restarts and capacity creep has maintained demand for CPC at high levels. As a result the anode grade CPC market remains firm.

    The increase in industrial grade CPC net sales was the result of an 8.3% increase in average selling price which was partially offset by a 3.8% decrease in sales volume. These changes were primarily the result of increased market prices across most product applications and a slight decrease in titanium dioxide shipments.

    The Company's 1997 gross profit decreased 10.3% to $59.5 million, from $66.4 million in 1996. The decrease in gross profit was due to the reduction in sales discussed above which was partially offset by a decrease in cost of goods sold. The lower cost of goods sold was primarily the result of lower raw material costs.

    Operating income decreased 19.7% to $41.0 million in 1997 from $51.1 million in 1996. The decline in operating income was due to the decrease in gross profit discussed above and an increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily the result of increased compensation payments pursuant to employment and consulting agreements which were terminated upon consummation of the Acquisition Transactions.

    Income before income taxes decreased 18.8% to $34.7 million in 1997 from $42.7 million in 1996. The reduction was attributable to the reduced operating income discussed above, partially offset by a $2.0 million decrease in other expense. This decrease was primarily a result of greater interest income from greater cash balances in 1997. As a result of the factors discussed above, net income for 1997 decreased 20.2% to $22.0 million from $27.6 million in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The Company's net sales for the year ended December 31, 1996 increased 35.9% to $242.7 million from $178.6 million in 1995. Net sales of anode grade CPC increased 34.8% to $199.4 million in 1996, while net sales of industrial grade CPC increased 40.0% to $38.6 million.

    The increase in anode grade CPC net sales was primarily the result of higher average selling prices which grew approximately 45.8% in 1996. The increase in average selling price for anode grade CPC was partially offset by a decrease in selling volume of 7.5% to approximately 1.1 million tons. The higher prices were the result of the attractive industry fundamentals experienced in 1996. The lower sales volume of anode grade CPC was primarily attributable to the unavailability of third-party produced CPC, which the Company had been able to purchase for resale in 1995.

    The increase in industrial grade CPC net sales was the result of a 22.5% average price increase and a 14.4% increase in sales volume in 1996 compared to 1995. The increase in both industrial grade CPC selling prices and sales volume was due to strong market conditions.

    The Company's 1996 gross profit increased 82.1% to $66.4 million from $36.4 million in 1995. This increase in gross profit was due to the increase in sales discussed above, partially offset by an increase in cost of sales. The higher cost of goods sold was mainly the result of higher raw material costs.

    Operating income increased 90.8% to $51.1 million in 1996 from $26.8 million in 1995. The increase in operating income was due to the increase in gross profit discussed above which was partially offset by an increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily the result of increased compensation payments pursuant to employment and consulting agreements which were terminated upon consummation of the Acquisition Transactions.

    Income before income taxes increased 99.1% to $42.7 million in 1996 from $21.5 million in 1995 as a result of the improvement in operating income that was partially offset by a $3.0 million increase in other expense. This increase primarily resulted from a non-recurring income item in 1995. The increase in net interest expense arising from the issuance of the 10% Notes in December 1995 was offset by the reduction in the asset utilization fee to HII, under an agreement which was terminated in December 1995. As a result of the factors discussed above, net income for 1996 increased 99.4% to $27.6 million from $13.8 million in 1995.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

    Historically, the Company's principal source of liquidity has been cash flow from operations. In addition, since 1997 the Company has supplemented its cash flow with borrowings under the Copetro Credit Agreement to finance construction of the New La Plata Kiln at the Company's La Plata, Argentina facility.

    Net cash flow provided (used) by operating activities was $(13.4) million and $9.1 million for the six months ended June 30, 1998 and 1997, respectively. The decrease in operating cash flow was a result of an increase in other assets related to the capitalization of debt issuance costs arising from the Acquisition and the lower results discussed above. Net cash flow provided by operating activities was $31.3 million, $27.7 million and $17.2 million in 1997, 1996 and 1995, respectively. The Company's operating cash flow improved in 1997 over 1996 primarily as a result of lower working capital requirements offset in part by lower net income. The improvement in operating cash flow in 1996 compared to 1995 was primarily the result of the increase in net income experienced during 1996 which reflected the Company's substantially improved financial performance in that period. This increase was partially offset by higher working capital requirements which were necessary to support the Company's higher sales volumes.

    Capital expenditures were $10.9 million and $7.7 million for the six months ended June 30, 1998 and 1997, respectively. The higher capital expenditures in the 1998 period reflect $7.6 million related to the continued construction of the New La Plata Kiln, compared to $3.6 million in the prior year period. Amounts to complete a new ship loader facility at the Company's Port Arthur, Texas plant of approximately $1.4 million also contributed to the increase. Capital expenditures were $21.4 million, $6.4 million, and $5.8 million in 1997, 1996 and 1995, respectively. Of the increase in capital expenditures in 1997, $13.4 million is attributable to the construction of the New La Plata Kiln and $1.0 million was related to the construction of a new ship loader facility at the Company's Port Arthur, Texas plant. Other capital expenditures in the period 1995 to 1997 were relatively constant, ranging from approximately $5.8 to $7.0 million. These expenditures generally related to the maintenance of the Company's operating facilities, including kilns, increases in the Company's CPC storage capability, and the expansion of the Company's crushing and screening facilities used in the production of industrial grade CPC. The Company has budgeted $15.0 million of capital expenditures in 1998 including 9.0 million to complete the New La Plata Kiln.

    The Company spent approximately $3.5 million on capital expenditures related to pollution control facilities in 1997 and anticipates spending approximately $3.5 million and $1.9 million for such facilities in 1998 and 1999, respectively. Approximately half of the environmental expenditures in 1997 and 1998 will be in conjunction with the construction of the New La Plata Kiln.

    The Company financed the expansion of the Argentine facility with a revolving credit facility (the "Copetro Credit Agreement") provided by Banca Nazionale del Lavoro S.A. ("BNL"). The Copetro Credit Agreement is nonrecourse to the Company, matures on March 31, 2002, and provides for a variable interest rate (9.78% at June 30, 1998). The Copetro Credit Agreement had a maximum availability of $20.0 million of which a total of $15.9 million was borrowed and remained in place after the Acquisition. The Copetro Credit Agreement is secured by the property, plant and equipment of Copetro, including the New La Plata Kiln. The Copetro Credit Agreement contains certain covenants that require Copetro to maintain certain financial ratios and imposes certain limitations on the payment of dividends to the Company. See "Description of Other Indebtedness--Copetro Credit Agreement."

    The Company was acquired on May 22, 1998 and as a result $279.7 million representing the consideration paid to the former stockholders (net of cash used) is reflected in investing activities for the period subsequent to the Acquisition.

    In December 1995, the Company issued $65.0 million of the 10% Notes. The $62.5 million of net proceeds from such offering were used to pay a cash dividend to HII in connection with the distribution of 100% of the Company's common stock on a pro rata basis to the holders of the common stock of HII. The 10% Notes are secured by first priority liens on all material property and equipment of the Company not otherwise pledged and certain other assets of the Company.

    In connection with the Merger, the Company commenced a Tender Offer on April 24, 1998, for any and all of the 10% Notes and simultaneously conducted the Consent Solicitation from holders of the 10% Notes to certain amendments to and waivers under the 10% Indenture and certain related collateral documents. All of the outstanding 10% Notes were purchased by the Company pursuant to the Tender Offer and Solicitation and such purchase was consummated concurrently with the closing of the Offering. The aggregate consideration paid by the Company in the Tender Offer and Solicitation was approximately $74.1 million (including the Tender Premium of approximately $9.1 million but excluding accrued interest).

    Following consummation of the Tender Offer and Solicitation, the 10% Indenture and the 10% Notes were terminated.

    The previous credit agreement provided for borrowings of up to $15.0 million, including a $10 million sublimit for letters of credit, which were subject to borrowing base limitations. On May 22, 1998, the Company had no borrowings under the facility and had outstanding letters of credit of $3.4 million. The previous credit agreement was terminated concurrently with the Acquisition and the $3.4 million in letters of credit were collateralized pursuant to a letter of credit issued under the New Credit Agreement.

POST-MERGER

    The Company's principal sources of liquidity are cash flow from operations, and borrowings under the Revolving Credit Facility.

    In connection with the Merger, the Company issued the Old Notes in an aggregate principal amount of $175.0 million, Holdings offered the Holdings Debentures in an aggregate principal amount at maturity of $56.6 million and Holdings and the Company entered into the Term Loan Facilities and the Revolving Credit Facility under the New Credit Agreement. Each of the Term Loan Facilities is a single tranche term facility. The Term A Loan Facility, the Term B Loan Facility, and the Term C Loan Facility are in principal amounts of $50.0 million, $31.0 million and $30.0 million, respectively. The Revolving Credit Facility will provide revolving loans in an aggregate amount of up to $25.0 million. Upon consummation of the Acquisition, the Company borrowed the full amount available under each of the Term Loan Facilities and did not draw under the Revolving Credit Facility. Proceeds from the issuance of the Old Notes and the Holdings Debentures, initial borrowings under the New Credit Agreement and the AIP Equity Contribution were used to finance the Acquisition Transactions, and fees and expenses in connection therewith and including the Tender Offer.


    Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or LIBOR. The Revolving Credit Facility, the Term A Loan Facility, the Term B Loan Facility and the Term C Loan Facility will mature in five, six, seven and eight years, respectively. The Company's obligations under the New Credit Agreement will be guaranteed by Holdings and any future Subsidiaries of the Company other than Foreign Subsidiaries. The guarantee of the New Credit Agreement by Holdings is secured by a pledge of all of the capital stock of the Company. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of the Company and its future direct and indirect subsidiaries except Foreign Subsidiaries. The New Credit Agreement contains covenants and events of default customary for facilities of this nature including substantial restrictions on the Company's ability to make dividends or distributions or incur additional indebtedness. As of August 31, 1998, no funds had been drawn down on the Company's existing lines of credit and approximately $3.6 million in letters of credit under the New Credit Agreement were outstanding. See "Description of Other Indebtedness--New Credit Agreement."


    The Old Notes were and the New Notes will be issued by the Company and will be guaranteed by any future Subsidiaries other than Foreign Subsidiaries, Finance Subsidiaries and Receivables Subsidiaries. The Notes will mature on May 15, 2008. Interest on the Notes will be payable in cash semiannually, in arrears, on May 15 and November 15 of each year, commencing on November 15, 1998. For interest payments due through May 15, 2003, the Company may, at its option, make up to four semiannual payments through the issuance of Additional Notes in an aggregate principal amount equal to the amount of the interest that would be payable as if the rate per annum were equal to 11 3/4%. The Notes will contain covenants and events of default customary for indebtedness of this nature, including covenants that limit the ability of the Company and its Subsidiaries to incur debt, pay dividends and make certain investments. See "Description of Notes."

    The Holdings Debentures will mature on May 15, 2009. Cash interest will not accrue on the Holdings Debentures prior to May 15, 2003. Thereafter, interest on the Holdings Debentures will be payable in cash semiannually, in arrears, commencing on November 15, 2003. Under the New Credit Agreement and the Notes, the Company is restricted in its ability to pay dividends to Holdings so that Holdings can pay its debt service obligations on the Holdings Debentures, the failure of which may create an event of default under the Holdings Debentures, which, if not cured or waived, could have a material adverse effect on the Company. See "Description of Notes--Restricted Payments," "Description of Other Indebtedness-- Holdings Debentures" and "--New Credit Agreement."

    Management believes that cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."

YEAR 2000

    The Company has completed its Year 2000 compliance assessment and expects to complete any required remediation efforts in order to be Year 2000 compliant by the first quarter of 1999. The Company believes that the cost to the Company for historical and future remediation of Year 2000 issues will not have a material adverse effect on the Company.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City
time, on             1998.

    As of the date of this Prospectus, $175,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date hereof, to all Holders of the Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the failure of satisfaction of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS.

IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered owner with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or their counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company and is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, then such Holder or any such other person (i) could not rely on the applicable interpretations of the Staff and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver this Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering this Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from May 22, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain Liquidated Damages are required to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer and to other registration requirements contained therein. Holders of Old Notes, who tender such Notes in the Exchange Offer agree to waive any accrued but unpaid Liquidated Damages on such Old Notes. An amount equal to the amount of accrued and unpaid Liquidated Damages on Old Notes tendered in the Exchange Offer shall be payable, on such first interest payment date, to registered holders of New Notes on the record date for the first interest payment following the consummation of the Exchange Offer.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility systems must make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's accounts at the Book-Entry Transfer Facility in accordance with such

Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. Such participant using ATOP should transmit its acceptance to the Book-Entry Transfer Facility on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. The Book-Entry Transfer Facility will verify such acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message confirming that the Book-Entry Transfer Facility has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holders' Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (iii) if certificates for Old Notes have been transmitted, specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes), as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes, the Exchange Offer violates any applicable law or regulation or interpretation of the Staff.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

    State Street Bank and Trust Company of California, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     Delivery to: State Street Bank and Trust Company of California, N.A.,
           As Exchange Agent c/o State Street Bank and Trust Company

                   BY HAND:                                         BY MAIL:
2 International Place                            2 International Place
Boston, MA 02110                                 Boston, MA 02110
Attn: Kellie Mullen                              Attn: Kellie Mullen

             BY OVERNIGHT COURIER:                                BY FACSIMILE:
2 International Place                            (617) 644-5290
Boston, MA 02110                                 Attn: Kellie Mullen
Attn: Kellie Mullen                              Telephone: (617) 664-5587

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will be obligated to pay any transfer taxes in connection with such exchange, as well as any other sale or disposition of the Old Notes. Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register any Old Notes which remain outstanding after consummation of the Exchange Offer under the Securities Act (subject to certain limited exceptions, if applicable). To the extent that Old Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such untendered Old Notes could be adversely affected.

    Holders of the New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

    Upon consummation of the Exchange Offer, Holders of Old Notes will not be entitled to any Liquidated Damages or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of Notes--Registration Rights; Liquidated Damages."

CONSEQUENCES OF EXCHANGING OLD NOTES

    Based on interpretations by the Staff, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company and is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver this Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions (including any jurisdiction outside the United States), the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under all applicable state or Blue Sky securities laws by the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the SEC.

                                    BUSINESS

INTRODUCTION AND BACKGROUND


    Based upon 1996 industry statistics, the Company is the largest producer of CPC in the world. Anode grade CPC is the principal raw material used in the production of carbon anodes for use in aluminum smelting, and is used by every producer of primary aluminum in the world. Anode grade CPC sales represented approximately 81.9% of the Company's total 1997 sales. The Company believes that it has approximately a 23.1% market share of U.S. anode grade CPC sales and a 15.7% market share of Western World anode grade CPC sales. The Company also sells industrial grade CPC for use in the production of titanium dioxide, as a carbon additive in the manufacture of steel and foundry products and for use in other specialty materials and chemicals markets. The Company produces CPC at its three facilities located in Port Arthur, Texas, Enid, Oklahoma and La Plata, Argentina. The Company's annual CPC production capacity is 1.6 million tons, including a 220,000 ton increase as a result of its completion of the New La Plata Kiln in May 1998. During the twelve months ended June 30, 1998, the Company sold 1.5 million tons of CPC, had net sales of $237.7 million and had EBITDA of $63.7 million.


    CPC is produced from RPC utilizing a high-temperature, rotary-kiln process developed by the Company in the 1930s. RPC is a by-product of the petroleum refining process and typically represents an insignificant portion of overall refinery revenues. The alternative use for RPC, as a fuel source, generates a significantly lower value to refiners than the value they receive in selling RPC for use in the production of CPC. As a result, CPC producers are able to obtain lower purchase prices for RPC in times of declining CPC prices, enabling CPC producers to earn a relatively stable profit spread even in periods of CPC price declines.

    Carbon anodes, which are manufactured utilizing anode grade CPC, are used by every primary aluminum smelter in the world as a key component in aluminum smelting pot lines. Carbon anodes act as conductors of electricity and as a source of carbon in the electrolytic cell that reduces alumina to aluminum metal. In this electrochemical aluminum smelting process, the carbon anodes, and hence the CPC, are consumed.

    There are no known economic substitutes for anode grade CPC in the manufacture of carbon anodes, nor have there been since anode grade CPC replaced coal for this application in the 1930s. The Company believes that approximately
0.4 pounds of anode grade CPC are consumed for every one pound of primary aluminum produced, and that such consumption ratio has been substantially constant over the past ten years. Worldwide demand for anode grade CPC is directly tied to the level of global production of primary aluminum.

    Industrial grade CPC is used in the production of titanium dioxide, as a carbon additive in the manufacture of steel and foundry products and for use in other specialty materials and chemicals markets. Demand for industrial grade CPC has grown largely due to the ongoing replacement by titanium dioxide producers of the sulfate manufacturing process that does not utilize CPC with the environmentally preferable chloride process that does utilize CPC. The Company's participation in the industrial CPC sector diversifies its product offerings and reduces its dependence on aluminum customers.

    The Company believes that current anode grade CPC market fundamentals are attractive. Western World primary aluminum production increased approximately 34.7% to 17.8 million tons in 1997 from 13.2 million tons in 1986, while anode grade CPC production capacity did not increase significantly. Furthermore, industry sources project continued strong growth in primary aluminum production over the next several years. As a result, CPC industry operating rates are currently at historically high levels. The Company has been operating at full capacity since 1995 and believes that other major U.S. calciners are also operating at or near full capacity.

    The Company believes that the calcining industry will continue to operate at or near full capacity, as anticipated capacity expansions in the anode grade CPC market are expected to provide less additional capacity over the next several years than required to meet aluminum demand projected by industry sources. Further, the Company believes there are significant barriers to entry to the CPC production industry. The Company estimates that a greenfield, minimum efficient scale, stand-alone 200,000 ton calcining facility would, depending on location, cost in excess of $50 million and take approximately three years to permit and construct. Further impediments to the creation of new production capacity include the difficulty in securing consistent sources of RPC supply and the reluctance of aluminum smelters to change CPC supply sources.

    The current high industry operating rates have led to anode grade CPC pricing becoming less influenced by aluminum pricing than has been the case historically. Instead, anode grade CPC pricing has become more influenced by the demand generated from the volume of aluminum production. Accordingly, the average price per ton realized by the Company for anode grade CPC increased by over 60% from 1994 to 1997, while aluminum prices as quoted on the London Metal Exchange increased only 9%.

    The Company's management team is among the most experienced in the industry, with an average tenure with the Company of over 22 years. James D. McKenzie, the Company's Chief Executive Officer and President, has been with the Company for over 27 years; A. Frank Baca, Senior Vice President of Operations and Administration, 31 years; James W. Betts, Vice President of Raw Materials, 30 years; Robert C. Dickie, Vice President of Sales, 9 years; and Adele Robles, Controller, 17 years.

    The Company was established in 1919 as Great Lakes Coal & Coke Co. During the 1920s and 1930s the Company began to develop markets for RPC and pioneered the first techniques in calcining petroleum coke for use in the aluminum industry. In 1936, the Company began operation of the world's first commercial calcining plant in Port Arthur, Texas. The Company has since maintained its position as the largest producer of CPC. In 1985, the Company's predecessor, also known as Great Lakes Carbon Corporation ("Old GLC"), was acquired by HII from the descendants of Old GLC's founders. In 1992, the CPC operations of Old GLC were reincorporated as the Company while 100% of the stock of Old GLC, including its graphite operations, was sold by HII to Sigri GmbH. In 1995, the net proceeds of the issuance and sale of the 10% Notes were distributed by the Company as a dividend to HII, all indebtedness of HII owing to the Company was cancelled and 100% of the common stock of the Company was distributed on a pro rata basis to the holders of the common stock of HII. On May 22, 1998, the Company was acquired by AIP in the Acquisition Transactions. The address of the Company's principal executive office is 551 Fifth Avenue, Suite 3600, New York, New York 10176 and the telephone number is (212) 370-5770.

BUSINESS STRATEGY

    The Company's management team plans to sustain and build upon GLC's success by focusing on the following strategic initiatives:


    - MAINTAIN STRONG CUSTOMER RELATIONSHIPS--Over its 60-year history in CPC production, the Company has forged customer relationships spanning several decades with many of the world's largest aluminum producers, including Alcoa, Alusaf and Alusuisse. Collectively, Aloca, Alusaf and Alusuisse contributed 46.7% of the aggregate total sales of the Company in fiscal year 1997. The Company sells CPC to certain of its customers pursuant to long term contracts; of the Company's top five customer relationships, measured by annual net sales, four are subject to long term contracts, including Alcoa, Alusaf, Alusuisse and Aluminum Bahrain B.S.C. The Company and Alcoa have entered into a multi-year requirements contract (with a cap) for sales of CPC, at prices calculated in accordance with a formula set forth in such agreement. The Company has developed and expects to maintain these relationships by virtue of its industry leadership position, its technical support and customer service and its superior ability to produce anode grade CPC to customized specifications. Although CPC represents only 5% to 7% of an aluminum smelter's total costs, the quality and consistency of CPC are critical to a smelter. Through its comprehensive "Total Quality Management" program, the Company was the first domestic calciner to attain ISO 9002 registration for its ability to meet internationally recognized quality and process standards. All of the Company's facilities are ISO 9002 registered.

    - MAINTAIN SUPERIOR ACCESS TO RAW MATERIALS--The Company's long history and leading market position in CPC production has led to strong long-term relationships with numerous RPC suppliers, including Exxon, Conoco, Chevron, YPF and Marathon. The Company has entered into multi-year contracts with each of Exxon, YPF and Conoco providing for the sale to the Company of a material portion of its supply of RPC at unspecified prices or at prices calculated in accordance with a formula set forth in each such agreement. The Company's access to RPC supply from 18 refineries worldwide provides it with a competitive advantage in cost-effectively blending various grades of RPC to produce CPC to exact customer specifications.

    - OPERATE DIVERSE, STATE-OF-THE-ART FACILITIES--The Company strives to maintain geographically diverse, state-of-the-art production facilities that provide a maximum level of operating flexibility. The Port Arthur, Texas plant (680,000 tons per year) provides the Company with access to RPC received by rail, barge or ship from the U.S. Gulf Coast and international oil refiners and allows the Company to serve international CPC markets. The Enid, Oklahoma plant (490,000 tons per year) is strategically located to serve the domestic CPC markets and to access RPC from refineries in the mid-continent region. The plant in La Plata, Argentina (440,000 tons per year) provides the Company with access to high quality RPC from a nearby oil refinery and also positions the Company well to serve international CPC markets. The Company completed construction of the New La Plata Kiln, in May 1998, which doubled the facility's previous production capacity.

    - MAINTAIN STRONG PRESENCE IN INDUSTRIAL GRADE CPC--Since 1990, the Company has pursued a strategy of diversifying its product mix by developing and expanding its presence in the market for industrial grade CPC. GLC has increased its net sales of industrial grade CPC by approximately 92.7% since 1990 by focusing its industrial grade sales effort and investing in value-added operations at its production facilities. Sales of industrial grade CPC reduce the Company's dependence on aluminum customers.

    - PURSUE SELECTIVE EXPANSION OPPORTUNITIES--The Company may explore acquisition and expansion opportunities from time to time as warranted by market conditions. Strong market conditions, together with an excellent source of RPC supply, prompted the Company to expand its Argentinean facility. The Company is currently evaluating several additional new opportunities in the petroleum coke industry.

INDUSTRY OVERVIEW

CPC DEMAND

    CPC is sold primarily to the aluminum industry as the principal raw material used in the manufacture of carbon anodes. Carbon anode manufacturers, which are predominantly captive operations of aluminum smelting companies, purchase anode grade CPC, mix it with pitch binders, press the mixture into blocks and then bake the mixture to form finished, hardened carbon anodes. The carbon anodes are consumed in the electrochemical smelting process. Although CPC represents only 5% to 7% of an aluminum smelter's total costs, the quality of the anode grade CPC, in terms of both its physical and chemical properties, has an effect on carbon anode life, which is an important economic factor in aluminum production, and on the amount of impurities in the finished aluminum metal.

    Western World production of primary aluminum, the implied demand for anode grade CPC (calculated based on a constant 0.4 pounds of CPC per pound of aluminum) and annual growth in production and implied demand are set forth in the following table:

                                                                     ANNUAL GROWTH IN
                             PRIMARY ALUMINUM   IMPLIED ANODE GRADE   PRODUCTION AND
                               PRODUCTION(1)       CPC DEMAND(2)      IMPLIED DEMAND
                             -----------------  -------------------  -----------------
                                (000 TONS)          (000 TONS)              (%)
1986.......................         13,217               5,287                 0.0
1987.......................         13,898               5,559                 5.1
1988.......................         14,882               5,953                 7.1
1989.......................         15,501               6,200                 4.2
1990.......................         15,637               6,255                 0.9
1991.......................         16,290               6,516                 4.2
1992.......................         16,273               6,509                (0.1)
1993.......................         16,517               6,607                 1.5
1994.......................         15,847               6,339                (4.1)
1995.......................         16,149               6,459                 1.9
1996.......................         17,035               6,814                 5.5
1997.......................         17,802               7,121                 4.5

------------------------

(1) Source: Donaldson, Lufkin & Jenrette Securities Corporation.

(2) Calculated based on a constant 0.4 pounds of CPC per pound of aluminum.

    Historically, worldwide production of primary aluminum has increased commensurately with general economic growth, and demand for anode grade CPC has increased accordingly. From 1986 to 1997, Western World primary aluminum production increased by 4.6 million tons, or 34.7%, resulting in a 1.8 million ton increase in demand for anode grade CPC to approximately 7.1 million tons. The production of primary aluminum, and the resulting implied demand for anode grade CPC, is geographically diverse, with less than 25% of Western World aluminum production occurring in the United States.

    The steady growth in primary aluminum production experienced an interruption during the period from 1991 to 1994. Additions to Western World aluminum smelter capacity in the early 1990s, slow economic growth in major aluminum consuming countries during 1992 and 1993 and a significant decline in the consumption of aluminum in the countries which comprised the former Soviet Union which resulted in substantial exports of aluminum from such countries after 1990, caused an oversupply of aluminum and a corresponding increase in primary aluminum inventories in the Western World.

    In early 1994, government officials from the European Union, the United States, Canada, Norway, Australia and the Russian Federation met in a multilateral conference to discuss the excess global supply of primary aluminum. The participants ratified a trade agreement in the form of a Memorandum of Understanding ("MOU"), which specified reductions in primary aluminum production in the participating countries. Primarily as a result of these MOU reductions, 1994 Western World annual aluminum production was 15.8 million tons, approximately 670,000 tons below 1993 production levels. Therefore, during 1994, demand for anode grade CPC declined to 6.3 million tons. Since that time, however, anode grade CPC demand has rebounded sharply growing at a compounded annual rate of 4.0% to 7.1 million tons of demand in 1997.

    CPC is also used in a number of other (non-aluminum) industrial applications. This industrial grade CPC is used in the production of titanium dioxide, as a recarburizer in the manufacture of steel and foundry products and for use in other specialty materials and chemicals markets. The Company estimates that these applications consumed approximately 2.0 million tons of CPC in 1997.

    Titanium dioxide is a widely used brilliant white pigment, the primary applications for which are in paints, plastics and paper. Demand for titanium dioxide is dependent upon the construction and automotive markets. CPC is used as an energy and carbon source in the production of titanium dioxide from titanium-bearing ores using the chloride process. The primary factor increasing the usage of CPC by the titanium dioxide industry is the continuing trend of replacing the sulfate manufacturing process that does not utilize CPC with the environmentally preferable chloride process that does utilize CPC. As a result of this trend, the Company believes that demand for industrial grade CPC from international titanium dioxide markets is growing.

    Industrial grade CPC is also used as a recarburizer (carbon additive) in the production of steel and foundry products. Demand for this use of CPC depends upon steel production levels and this market is considered to be mature. Industrial grade CPC is also used as a carbon source in certain chemical processes and in the production of plastics.

CPC SUPPLY

    CPC is sold in a world market. However, calcining and transportation economics dictate that producers of CPC are most efficiently located near petroleum refining operations, which are the source of RPC. As a by-product of the oil refining process, RPC constitutes the solid fraction remaining after the refinery has essentially removed all of the liquid petroleum products from the crude oil. Many, but not all, oil refineries produce RPC. Sales of RPC do not constitute a material portion of oil refiners' revenues.

    CPC quality, which is extremely important to aluminum smelters, is dependent upon the quality of the RPC utilized in the calcining process. The RPC produced by different oil refineries covers a range of physical and chemical properties depending upon both the types of crude oils being refined and the specific process being employed by the refinery. Only a portion of the RPC produced by the world's oil refineries is of suitable quality for producing anode grade or industrial grade CPC, with anode grade requirements being generally more stringent than industrial grade requirements. Most of the RPC that is not suitable for calcining is sold at much lower prices strictly for its fuel value.

    Because a substantial portion of worldwide petroleum refining capacity is based domestically, the United States has a majority of worldwide CPC production capacity. Domestic anode grade CPC production is sufficient to satisfy approximately 50% of worldwide anode grade CPC demand. GLC, along with most other domestic CPC producers, supplies CPC to primary aluminum producers both domestically and internationally (including smelters in the countries which comprised the former Soviet Union). Growth of Western World CPC production capacity has been significantly slower than the growth in demand since 1986. Since 1995, the Company has been operating at full capacity and believes that its primary domestic competitors have been doing so as well.

    Market pricing for anode grade CPC is based on a number of factors. Anode grade CPC prices have been affected by worldwide aluminum production and aluminum prices, as well as by the availability of anode grade RPC required to produce CPC. Historically, anode grade CPC pricing followed aluminum pricing with an approximate one-year lag. However, as a result of the current, higher industry operating rates, anode grade CPC pricing has become less tied to aluminum pricing and more impacted by the growth in volume of aluminum production relative to CPC production capacity.

MANUFACTURING OPERATIONS

    As shown in the chart below, the Company operates rotary kilns to calcine RPC into both anode grade and industrial grade CPC. The calcining process essentially drives off moisture, impurities and volatile matter from the RPC at high temperatures, resulting in a purer form of carbon in the form of CPC.

                                   [GRAPHIC]

    Anode grade and industrial grade CPC are manufactured by the Company to specific customer specifications. The Company purchases RPC from a number of sources and has the capability to blend raw cokes specifically to meet a customer's required chemical and physical properties. After blending, the RPC is fed into the higher end of a rotating kiln, which is up to 12 feet in diameter and up to 220 feet long. The coke in the kiln is tumbled by rotation and moves down-kiln countercurrent to the heat produced by burning natural gas or oil at the lower, firing end of the kiln. Kiln temperatures range from 2,200 to 2,500 degrees Fahrenheit. Typically, coke is retained in the kiln for approximately one hour, with the resident time and heating rates critical to the production of the proper quality CPC. The moisture, impurities and volatile matter in the coke are driven off in the kiln. As the coke is discharged from the kiln, it drops into a cooling chamber, where it is quenched with water, treated with dedusting agents and carried by conveyor to silos to be kept in covered storage until shipped to customers by truck, rail, barge or ship. In the case of certain industrial grade products, the CPC is crushed and screened to meet proper sizing requirements and packaged for shipment.

    Since CPC quality is very important to end-users, the Company has invested in laboratory facilities and has instituted Total Quality Management and statistical process control procedures to ensure that its CPC meets customer specifications. The Company was the first U.S. producer of calcined coke to attain ISO 9002 registration, which is a rating determined by the International Standards Organization with respect to the Company's ability to meet recognized quality and process standards. All of the Company's facilities are ISO 9002 registered.

FACILITIES

    The Company currently has the capacity to produce approximately 1.6 million tons of CPC per year at its three facilities in Port Arthur, Texas, Enid, Oklahoma and La Plata, Argentina, including the Company's recent expansion of its capacity through the construction of the New La Plata Kiln. GLC's facilities operate continuously, except during periods of downtime as part of the regular maintenance program to extend kiln life or periodic upgrades to maintain state-of-the-art technology. The Company also owns a distribution center in Pond Creek, Oklahoma.

    The plant at Port Arthur has the capacity to produce 680,000 tons per year of anode grade and industrial grade CPC. The Port Arthur plant commenced operations in 1936, and the newest and largest of Port Arthur's four kilns was installed in 1979. Automated crushing and screening facilities were added to the plant in 1993 to enable the Company to serve export markets for industrial grade CPC. Port Arthur is also the site of the Company's primary laboratory and testing facility. Located on the U.S. Gulf Coast, the Port Arthur facility is ideally located to receive raw petroleum coke from Gulf Coast and international oil refiners and serves international anode and industrial grade CPC markets. Port Arthur has substantial CPC storage capacity and the capability to both receive RPC and ship CPC by truck, rail, barge or ship. The Company operates the Port Arthur plant with a nonunion workforce.

    The Company's Port Arthur plant site provides ample room to store a wide range of RPC for blending to customer specifications. The 115-acre property on which the plant is located is leased by the Company under a long-term lease, which was originally executed in the 1930s and the most recent renewal of which expires in January 2010. Under a waste heat recovery arrangement the Company receives revenue from its delivery of flue gas from the Port Arthur kilns to a waste heat recovery facility that is owned by a third party, which is accounted for as a reduction of cost of goods sold.

    The plant at Enid has the capacity to produce 490,000 tons per year of anode grade and industrial grade CPC. Enid's three kilns were built in the late 1960s and early 1970s. In 1992, the Company modernized and automated its crushing facilities at Enid to more effectively serve the domestic industrial grade CPC market. The Enid plant acquires its RPC primarily from mid-continent oil refineries and essentially serves the domestic anode grade and industrial grade CPC markets. The Enid plant has the capability to receive and ship material by truck or rail and operates with a union workforce. The Enid plant is located on 320 acres of property owned by the Company.

    The Company's La Plata facility, which is owned by Copetro, was constructed in 1982 and had a single kiln with the capacity to produce 220,000 tons per year of anode grade CPC. Copetro recently completed construction of the New La Plata Kiln, with an annual capacity of 220,000 tons of anode grade CPC, at an estimated cost of approximately $22 million. The Company anticipates that the New La Plata Kiln, which was completed in May 1998, will double the capacity of the La Plata facility. The plant is located on 30 acres of land at the port of La Plata, which provides the capability to serve South American and international anode grade CPC markets via truck or ship. The La Plata location is less than two miles from an oil refinery operated by YPF, which produces a high-quality RPC. Certain employees of Copetro are members of a government-sponsored union.

PRODUCTS AND MARKETS

    GLC manufactures and markets two basic grades of CPC products: anode grade and industrial grade. In 1997, for the third year in a row, aluminum production increased primarily due to restarts of capacity that was idled in 1993 and 1994 and also due to expansion of existing smelting capacity. As a result of the strong demand for CPC, the Company operated at effective capacity in 1997.

    The Company's sales volume and net sales (in millions) by product grade for the three years ended December 31, 1997 are set forth in the following table.


                                                                                                             SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                             JUNE 30,
                                         ----------------------------------------------------------------  --------------------
                                                 1995                  1996                  1997                  1997
                                         --------------------  --------------------  --------------------  --------------------
                                         NET SALES    TONS     NET SALES    TONS     NET SALES    TONS     NET SALES    TONS
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Anode grade CPC........................  $   147.9       1.19  $   199.4       1.10  $   189.9       1.12  $    94.1       0.55
Industrial grade CPC...................       27.6       0.27       38.6       0.31       40.2       0.30       18.5       0.14
Non-CPC revenue........................        3.2       0.02        4.7       0.04        1.8       0.02        1.0       0.01


                                                 1998
                                         --------------------
                                         NET SALES    TONS
                                         ---------  ---------
Anode grade CPC........................  $   100.7       0.61
Industrial grade CPC...................       17.7       0.12
Non-CPC revenue........................        1.0       0.01


    ANODE GRADE CPC

    GLC produces anode grade CPC for the worldwide primary aluminum industry by calcining suitable anode grade RPC. Anode grade CPC is the raw material for carbon anodes required for aluminum smelting. Anode grade CPC is approximately 97% pure carbon; however, anode grade CPC varies based on the content of sulfur and other trace elements in the finished product as well as on its physical properties. GLC produces a full range of anode grade CPC tailored to the specific needs of its aluminum company customers and believes that it has the capability to produce anode grade CPC to meet the specifications of any of the aluminum smelters in the world.

    INDUSTRIAL GRADE CPC

    GLC produces industrial grade CPC for sale both domestically and internationally to the titanium dioxide, ferrous metals (steel and foundry), specialty materials and chemical industries. Industrial grade CPC is used by titanium dioxide producers as an energy and carbon source. It is used by the ferrous metals industry as a recarburizer, which is an additive used to increase the carbon content of steel mill and foundry products. Industrial grade CPC also is used as a carbon source in a variety of chemical processes, including as an additive in the production of plastic. Industrial grade CPC is generally similar to anode grade CPC in its physical characteristics, but typically has higher chemical impurities. In addition, industrial grade CPC is usually further processed to meet sizing specifications and packaged for sale to end users in smaller quantities than is anode grade CPC.

    The Company has increased its net sales of industrial grade CPC by approximately 92.7% since 1990. The Company has increased its market share by focusing its sales efforts, increasing its sales staff and investing in additional equipment at its production facilities.

    FOREIGN OPERATIONS

    The Company conducts significant foreign operations, primarily in South America and particularly in Argentina. See Note 11 to the Consolidated Financial Statements herein. Such operations are subject to certain risks. See "Risk Factors--International Risks."

RAW MATERIALS AND SUPPLIERS

    The Company purchases a range of RPC from a number of refineries with the objective of using its blending capabilities to meet the specific quality requirements of its customers at the lowest raw material cost. The Company believes that there is sufficient supply of anode grade RPC available in the world market to meet the needs of its operations.

    RPC is typically purchased by the Company under contracts with a term of one or more years, although the Company does make some spot purchases. Contracts specify annual purchase quantities and quality specifications, and typically provide for quarterly or semiannual price resetting based on either a previously determined formula or a renegotiation. Generally, oil refineries supply RPC to more than one calciner. The Company's La Plata facility has a long-term RPC supply contract with YPF expiring in 2007. This contract currently provides the Company with up to 550,000 tons per year of RPC, which amount includes a recent increase of 250,000 upon the commencement of the operation of the New La Plata Kiln.

MARKETING

    The Company sells its CPC to end-users through its direct sales staff and exclusive sales representatives. Substantially all sales are shipped directly to end-users. GLC's domestic sales activity is organized by product grade, I.E., anode and industrial, with all selling activities handled by the Company's direct sales staff. Internationally, GLC's direct sales staff is supplemented by exclusive sales representatives based in the United Kingdom, Brazil, Australia and Mexico. These representatives are involved in both anode grade and industrial grade CPC sales.

    The Company typically sells anode grade CPC under contracts with a term of one or more years, although a small percentage is sold on a spot basis. Under a typical sales contract, which specifies overall annual quantity as well as detailed quality specifications, prices are reset either quarterly or semiannually based on either a previously determined formula or a renegotiation. CPC is shipped by the Company in bulk quantities to its customers via truck, railcar, barge or ship. Export shipments are often in large quantities and can range up to 25,000 tons. Industrial grade CPC is generally sold to customers under annual contracts or on a purchase order basis and is shipped in smaller quantities in bulk or packaged to meet customer requirements.

    In 1997, approximately 36.6% of the Company's net sales were to U.S.-based customers and approximately 63.4% were to customers in international markets. The Company's top five customers, each of which is a major worldwide aluminum producer, represented approximately 62.2% of the Company's 1997 net sales. During 1997, Alcoa and Alusaf accounted for 23.7% and 15.5%, respectively, of the Company's net sales. Such producers have been significant customers of the Company for over 50 years and 20 years, respectively. The Company sells CPC to certain of its customers pursuant to long term contracts. The Company and Alcoa have entered into a multi-year requirements contract (with a cap) for sales of CPC, at prices calculated in accordance with a formula set forth in such agreement. In June 1998, Alcoa acquired Alumax, another long-standing customer of the Company, which accounted for 6.4% of the net sales of the Company in 1997.

COMPETITION

    The Company is the largest producer of CPC in the world and competes with domestic and foreign calciners in a worldwide market with respect to both anode and industrial grade CPC sales. Marketing of CPC to both anode and industrial grade customers is based primarily on price and quality. Worldwide demand for anode grade CPC is tied directly to the global production of primary aluminum. Sales of industrial grade CPC are dependent on the particular demands of the titanium dioxide, steel and foundry, and certain chemical markets.

    GLC is one of five major domestic calciners of anode grade CPC. Two calciners, GLC and Calciner Industries Inc., are independent. The other calciners are Atlantic Richfield Company, whose petroleum refining operations provide its raw material supply, Reynolds Metals Co., which uses some of its CPC for internal consumption, and Venture Coke Company ("Venco"), which is 50% owned by Conoco. GLC believes that its domestic calcining capacity is the largest of these five companies, and GLC is the only one of the five to have an international production facility. Currently, GLC's U.S. operations sell approximately 23.1% of the anode grade CPC sold in the United States.

    The Company believes that it is among the largest domestic producers of industrial grade CPC. The Company competes primarily with Venco (which through Conoco is an affiliate of E.I. duPont de Nemours & Company, the world's largest producer of titanium dioxide) for sales to the titanium dioxide market and with Unocal, Inc. (which sells primarily through third parties) for sales to the recarburizer market. GLC produces and markets CPC directly to the recarburizer market, competing primarily with resellers of CPC.

EMPLOYEES

    As of December 31, 1997, the Company employed 254 persons. The Company is a party to collective bargaining agreements at two of its three facilities, covering approximately one-third of its employees. The Company's collective bargaining agreement with the International Association of Machinists and Aerospace Workers covers hourly employees at the Enid, Oklahoma facility and expires in 2001. Certain employees at the La Plata, Argentina facility are covered by an annual labor contract with an Argentine government union. The Port Arthur plant is operated with a nonunion workforce. Overall, the Company believes that its relationship with its employees is satisfactory. However, there can be no assurance that new labor agreements will be reached without a strike.

ENVIRONMENTAL MATTERS

    The Company's facilities and operations are subject to various federal, state, local and foreign governmental laws and regulations with respect to the protection of the environment, including regulations relating to air and water quality. The Company believes that it possesses all of the permits required for the conduct of its operations and that it is currently in material compliance with all relevant environmental regulations. The Company spent approximately $3.5 million on capital expenditures related to pollution control facilities in 1997 and anticipates spending approximately $3.5 million and $1.9 million for such facilities in 1998 and 1999, respectively. Approximately half of the environmental expenditures in 1997 and 1998 will be in conjunction with the facility expansion at Copetro.

    The Company's Port Arthur facility is currently operating under an Agreed Final Judgment (the "Judgment") entered into on April 19, 1989 (as amended on July 16, 1990, January 2, 1996 and October 1, 1996) between the Company and the State of Texas. The Judgment specifies that the Company shall undertake certain measures to enable the Company to comply with applicable particulate emission limitations and enable the Company to monitor the opacity of its emissions. The Judgment specifies stipulated penalties in the event that the Port Arthur facility fails to meet the specified emission or opacity limits. The Company believes that it is in material compliance with the Judgment. The Company has had occasional exceedances of opacity limitations at the Port Arthur facility and is reviewing its alternatives to maintain continuous compliance with such limitations, the costs of which are not expected to have a material adverse effect on the financial condition of the Company.

    The Clean Air Act was amended in 1990. While the Company believes that its facilities meet current regulatory standards applicable to air emissions, some of its facilities will be required to comply with new standards for air emissions to be adopted by the EPA and state environmental agencies over the next several years. In addition, the amendments to the Clean Air Act will result in revisions to state implementation plans, which may necessitate the installation of additional controls for certain of the Company's emission sources. At this time, the Company cannot estimate when new standards will be imposed by the EPA or relevant state agencies or what control technologies or changes in processes the Company may be required to install or undertake in order to achieve compliance with any new requirements. Based on information currently available to it, the Company believes that compliance with such regulations will not have a material adverse effect on the financial position or results of operations of the Company.

    See also "--Legal Proceedings."

LEGAL PROCEEDINGS

    Copetro is a party to a number of legal proceedings arising from alleged emissions from its La Plata facility. The claims in these proceedings include damages for personal injury, emotional distress and property damage. In two proceedings, four plaintiffs obtained judgments for emotional distress and property damages totaling $118,000 and applicable interest of approximately $190,000, plus court costs. Although these two judgments have been affirmed by the provincial appellate courts, Copetro has sought an appeal in Argentine federal Supreme Court for these matters. In another case involving one plaintiff arising out of the same general circumstances, a different court awarded property damages of $5,000 plus applicable interest of approximately $6,000 plus court costs. Two additional proceedings, involving 154 plaintiffs from 55 families and arising out of the same general circumstances, are in the early stages of discovery. Copetro believes, on advice of its counsel Carderas, Cassagne & Asociados, that it has substantial defenses to the allegations raised by the plaintiffs and is conducting vigorous defenses in these proceedings. The Company's management after discussion with its counsel Carderas, Cassagne & Asociados, is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the financial condition of the Company.

    The Company is a party to other legal proceedings which are in various stages of resolution. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age as of July 15, 1998 and position of each person who is expected to serve as director or executive officer of the Company following the Acquisition Transactions.

NAME                                        AGE                                    POSITION
--------------------------------------      ---      --------------------------------------------------------------------
James D. McKenzie.....................          53   President and Chief Executive Officer, Director
A. Frank Baca.........................          54   Senior Vice President, Operations and Administration
Robert C. Dickie......................          49   Vice President, Sales
James W. Betts........................          60   Vice President, Raw Materials
Theodore C. Rogers....................          63   Non-Executive Chairman of the Board, Director
W. Richard Bingham....................          62   Director
Lawrence W. Ward, Jr..................          45   Director
Kim A. Marvin.........................          36   Director

    Each of the Company's directors and executive officers is elected annually and holds office until his or her successor is elected and qualified.

    Mr. McKenzie has served as President and Chief Executive Officer of the Company since June 1995. He served as Executive Vice President of the Company and President of the Calcined Petroleum Coke business of the Company and Old GLC from 1989 to June 1995. From 1971 to 1989, he held a number of positions with Old GLC, including Vice President, General Counsel.

    Mr. Baca has been Senior Vice President, Operations and Administration of the Company since September 1995 and was Vice President, Operations from 1991 to August 1995. Since joining Old GLC in 1967, he has held a number of operating positions, including Plant Manager of the Port Arthur, Texas calcining facility.

    Mr. Dickie has been Vice President, Sales of the Company since September 1995 and was Director of Sales from 1992 to August 1995. He held the position of Plant Manager of the Enid, Oklahoma calcining facility for Old GLC from 1989 to 1992. Prior to joining Old GLC in 1989, he spent 15 years with Alumax, holding various positions in aluminum smelting operations.

    Mr. Betts has been Vice President, Raw Materials of the Company since 1996. Since joining GLC in 1968, he has held a variety of positions in the areas of sales and raw materials procurement. Since 1992, he has been a director of Zoltek Companies, Inc.

    Mr. Rogers is a Director, the Chairman of the Board and the Secretary of American Industrial Partners Corporation. He co-founded AIP Management Co. and has been a director and officer of AIP Management Co. since 1989. Mr. Rogers is currently a director of Bucyrus International, Inc., Derby International, Easco Corporation, RBX Corporation, Stanadyne Automotive Corp. and Sweetheart Holdings, Inc.

    Mr. Bingham is a Director, the President, the Treasurer and the Assistant Secretary of American Industrial Partners Corporation. He co-founded AIP Management Co. and has been a director and officer of AIP Management Co. since 1989. Mr. Bingham is also a director of Bucyrus International, Inc., Stanadyne Automotive Corp., SF Holdings Inc., RBX Corporation and Sweetheart Holdings, Inc.

    Mr. Ward has been employed as a Principal by American Industrial Partners Corporation since 1992. From 1989 to 1992, he was Vice President and Chief Financial Officer of Plantronics, Inc., a telecommunications equipment company. Mr. Ward is currently a director of Bucyrus International, Inc., Easco Corporation, RBX Corporation, Stanadyne Automotive Corp. and Sweetheart Holdings, Inc.

    Mr. Marvin joined the San Francisco office of American Industrial Partners as a Principal in 1997. From 1994 to 1997, Mr. Marvin was an associate in the Mergers & Acquisitions Department of Goldman, Sachs & Co.. Mr. Marvin is a director of Bucyrus International Inc.

COMPENSATION OF DIRECTORS

    Directors are not expected to receive compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

    The following table sets forth information concerning cash compensation paid by the Company for each of the three years ended December 31, 1997 to the Company's Chief Executive Officer and each of the three most highly compensated executive officers of the Company. The Company does not have any noncash compensation or stock appreciation rights plans.

                                                                         ANNUAL COMPENSATION
                                                                  ---------------------------------      ALL OTHER
NAME AND POSITION                                        YEAR       SALARY     BONUS(1)   OTHER(2)    COMPENSATION(3)
-----------------------------------------------------  ---------  ----------  ----------  ---------  -----------------
James D. McKenzie....................................       1997  $  250,008  $  300,000  $  --          $   4,750
  President and Chief                                       1996     250,008     150,000     --             --
  Executive Officer                                         1995     210,000      --         --             --
A. Frank Baca........................................       1997     157,500      37,440     --              4,725
  Senior Vice President,                                    1996     150,000      17,524      7,134         --
  Operations and                                            1995     120,936       8,686        320         --
  Administration
Robert C. Dickie.....................................       1997     130,002      29,952      4,883          3,900
  Vice President, Sales                                     1996     120,000      15,361     34,736         --
                                                            1995     106,008       7,893     25,263         --
James W. Betts.......................................       1997     112,500      26,208     33,817          3,375
  Vice President,                                           1996     105,000      13,910     67,000         --
  Raw Materials                                             1995      96,000       7,392      5,000         --

------------------------
(1) The amounts shown in this column reflect payments under the Profit Sharing Plan.

(2) The amounts shown in this column reflect the Company's payment of relocation allowances and income tax reimbursement with respect to such relocation allowances.

(3) The amounts shown in this column reflect the Company's contribution to the named executive officer's 401(k) account.

    PROFIT SHARING PLAN. The Company's practice has been to maintain a profit-sharing plan which is established annually. Under the current plan, each eligible employee receives profit-sharing distributions based on the Company's achievement of profitability targets established each year by the Board of Directors.

    SAVINGS PLANS. The Company currently sponsors two Savings Plans for employees. One Savings Plan is for salaried employees and one Savings Plan is for employees covered by the collective bargaining agreement at the Enid plant. Each of the Savings Plans is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and provides that employees may make contributions to an account in the employee's name of up to 15% of gross base wages. The Company makes contributions to both of the Savings Plans of up to 50% of each employee's contribution, but not greater than 3% of such employee's salary.

    RETIREMENT PLANS. The Company currently maintains three retirement plans for the benefit of its employees. One plan is for the benefit of hourly employees, one is for the benefit of salaried employees (the "Salaried Plan") and one is a nonqualified supplemental plan for the benefit of Mr. McKenzie (the "SERP"). Each of the plans provides eligible employees with certain benefits at retirement based on the employee's years of service and, in the case of the Salaried Plan and the SERP, such employee's average salary. For purposes of the foregoing, an employee's average salary is equal to the highest salary earned in three out of the previous ten years or the average of all years of service, if less than three.


    The following table shows the estimated annual straight-life annuity benefit payable under the Salaried Plan and the SERP to the executives who participate in such plans, with the specified remuneration and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits. Mr. McKenzie is the only participant in the SERP and the benefit payable to him upon retirement at age 65 is determined based upon his full salary and years of service. The benefit payable upon retirement at age 65 to each of the other named executive officers is determined based upon each such executive's salary (limited by the limitations imposed by Section 401(a)(17) of the Code, currently $160,000), and years of service.


                                                       YEARS OF SERVICE
                                     -----------------------------------------------------
           REMUNERATION                 15         20         25         30         35
-----------------------------------  ---------  ---------  ---------  ---------  ---------
$100,000...........................  $  23,229  $  30,972  $  38,715  $  48,458  $  54,201
$150,000...........................     36,354     48,472     60,590     72,708     84,826
$200,000...........................     49,479     65,972     82,465     98,958    115,451
$250,000...........................     62,604     83,472    104,304    125,208    146,076

    The compensation of participants used to calculate the retirement benefit consists solely of annual base salary as disclosed in the Summary Compensation Table. For the four individuals named above, the 1997 compensation used to calculate the remuneration and the number of years of credited service are as follows: Mr. McKenzie, $250,000, 26 years; Mr. Baca, $157,500, 26 years; Mr. Dickie, $130,000, 8.5 years; and Mr. Betts, $112,500, 26 years.

LIMITATION ON DIRECTOR'S LIABILITY

    The Company has adopted provisions in its Certificate of Incorporation and Bylaws which limit the liability of its directors and provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Under the Company's Certificate of Incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provision does not, however, affect liability for any breach of a director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, under Section 174 of the Delaware General Corporation Law or for any transaction from which a director derives an improper personal benefit. Such provision would have no effect on the availability of equitable remedies, such as an injunction, for breach of fiduciary duty. Further, it is the position of the SEC that such limitation of liability in no way limits the liability of the Company or its directors for violations of, or otherwise relieves the Company or the directors from the necessity of complying with, the federal securities laws.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    At the close of the Acquisition Transactions, AIP was paid a fee of $5.0 million and reimbursed for out-of-pocket expenses in connection with the negotiation of the Acquisition Transactions and for providing certain investment banking services to the Company, including the arrangement and negotiation of the terms of the New Credit Agreement and the arrangement and negotiation of the terms of the Old Notes and the Holdings Debentures, and for other financial advisory and management consulting services. In connection with the Acquisition Transactions, affiliates of, and certain other individuals associated with, AIP contributed $330,000 to Holdings in exchange for common equity of Holdings.

    AIP expects to provide substantial ongoing financial and management services to the Company utilizing the extensive operating and financial experience of AIP's principals. AIP will receive an annual fee of $1.9 million for providing general management, financial and other corporate advisory services to the Company, payable semiannually 45 days after the scheduled interest payment date for the Notes, and will be reimbursed for out-of-pocket expenses. The fees will be paid to AIP pursuant to a management services agreement among AIP and the Company and will be subordinated in right of payment to the Notes.

                               SECURITY OWNERSHIP

    Immediately following the consummation of the Acquisition Transactions, (a) Holdings became the sole holder of the common stock of the Company, par value $.01 per share (the "Company Common Stock"), and (b) AIP, its affiliates and certain other individuals associated with AIP became the only holders of record of the common stock of Holdings, par value $.01 per share ("Holdings Common Stock"). The following table sets forth certain information regarding beneficial ownership of Company Common Stock immediately following the closing of the Acquisition Transactions by (i) each person who is known by the Company to be the beneficial owner of more than 5% of Company Common Stock, (ii) each of the Company's directors and the named executive officers set forth in the table under "Management-- Compensation of Executive Officers and Other Information" and (iii) all directors and executive officers as a group. Except as indicated below, the address for each person listed below is One Maritime Plaza, Suite 2525, San Francisco, CA 94111.

                                                                                    NUMBER OF SHARES
                                                                                       OF COMPANY
NAME                                                                                 COMMON STOCK(1)      PERCENTAGE(2)
---------------------------------------------------------------------------------  -------------------  -----------------
Holdings.........................................................................           1,000                 100%
American Industrial Partners Capital Fund II, L.P.(3)............................           1,000                 100%
W. Richard Bingham(3)............................................................           1,000                 100%
Theodore C. Rogers(3)............................................................           1,000                 100%
All directors and executive officers as a group (8 persons)......................           1,000                 100%

------------------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. No options to purchase Holdings Common Stock are currently outstanding. The persons named in this table have sole voting and investment power with respect to all shares of Holdings Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2) Based upon 1,000 shares of Company Common Stock outstanding following consummation of the Acquisition Transactions.

(3) Messrs. Bingham and Rogers share investment and voting power with respect to the securities owned by AIP, which owns all of the outstanding shares of Company Common Stock, but each disclaims beneficial ownership of any shares of Company Common Stock. The business address of Mr. Rogers is 551 Fifth Avenue, Suite 3800, New York, NY 10176.

                      DESCRIPTION OF COMPANY COMMON STOCK

    The Company's authorized capital stock consists of 1,000 shares of Company Common Stock. All of the issued and outstanding shares of the Company's capital stock are fully paid and nonassessable. There are no outstanding options, warrants or other rights to purchase any of the Company's capital stock. Holders of shares of Company Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of the Company's common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the stockholders. Since consummation of the Acquisition Transactions, AIP, its affiliates and certain other individuals associated with AIP are the only stockholders of Holdings, which is the 100% parent of the Company, and AIP has the ability to designate all of the directors of the Company.

                              DESCRIPTION OF NOTES

GENERAL

    The New Notes will be issued pursuant to the Indenture (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"), dated as of May 22, 1998, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement thereof. While the following description sets forth the material terms of the Indenture, the following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Great Lakes Carbon Corporation and not to any of its Subsidiaries.

    The New Notes are identical in all material respects to the terms of the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer and to other registration requirements described below under "--Registration Rights; Liquidated Damages." The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Notes, will be treated as a single class of securities under the Indenture.

    The Old Notes are and the New Notes will be senior subordinated, unsecured, general obligations of the Company. The Notes will be guaranteed by the Subsidiary Guarantors, which will consist of all of the Company's future Subsidiaries other than Foreign Subsidiaries, Receivables Subsidiaries and Finance Subsidiaries. As of the Issue Date, the Notes will not be guaranteed by any Subsidiaries of the Company. See "--Subsidiary Guarantees." The Subsidiary Guarantees will be senior subordinated, unsecured, general obligations of the Subsidiary Guarantors. As of June 30, 1998, the Company had approximately $135.2 million of Senior Indebtedness outstanding, and the Foreign Subsidiaries had approximately $15.9 million of Indebtedness outstanding, all of which effectively ranks senior in right of payment to the Notes.

    As of the Issue Date, none of the Company's Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on May 15, 2008. Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on each May 15 and November 15, commencing on November 15, 1998, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium, if any, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof. Registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from May 22, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer.

    The Indenture provides, in addition to the $175 million aggregate principal amount of Old Notes outstanding and the $175 million aggregate principal amount of New Notes which may be issued in exchange therefor, for the issuance of additional Notes having identical terms and conditions to the Notes (the "Additional Notes"). The aggregate principal amount of Notes and Additional Notes will be limited to the sum of $225.0 million plus the amount necessary to make the interest payments described in the next sentence. For interest payments due through May 15, 2003, the Company may, at its option, make up to four semiannual interest payments through the issuance of Additional Notes in an aggregate principal amount equal to the amount of the interest that would be payable if the rate per annum were equal to 11 3/4% (PROVIDED, that incremental amounts of less than $1,000 shall be payable in cash). The Company must give the Trustee irrevocable notice of its election to pay interest through issuance of Additional Notes on an interest payment date at least ten and not more than 30 Business Days prior to the immediately preceding interest payment date (the date such notice is issued being the "PIK Notice Date"). The Company may not issue Additional Notes to pay interest on the initial interest payment date. Interest will accrue on Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes shall be issued on the same terms as the Notes and shall constitute part of the same series of securities as the Notes and will vote together with the Notes as one series on all matters with respect to the Notes. All references to Notes herein shall include the Additional Notes.

SUBORDINATION

    The payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Old Notes are and New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred. In addition, as set forth in "Subsidiary Guarantees" below, the Subsidiary Guarantees, if any, will be general unsecured obligations of the Subsidiary Guarantors subordinated in right of payment to Senior Indebtedness of the applicable Subsidiary Guarantor. The Notes will be effectively subordinated to indebtedness of the Foreign Subsidiaries.

    Upon any distribution to creditors of the Company or a Subsidiary Guarantor in a liquidation or dissolution of the Company or a Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or a Subsidiary Guarantor or its property or an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company or a Subsidiary Guarantor, the holders of Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not allowable as a claim in any such proceeding) before the Holders of Notes or such Subsidiary Guarantee, as applicable, will be entitled to receive any payment with respect to the Notes or such Subsidiary Guarantee, and until all Obligations with respect to such applicable Senior Indebtedness are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Notes or such Subsidiary Guarantee would be entitled shall be made to the holders of the applicable Senior Indebtedness (except that Holders of Notes or such Subsidiary Guarantee may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

    The Company and the Subsidiary Guarantors also may not make any payment upon or in respect of the Notes or the applicable Subsidiary Guarantees (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, interest or any other amount on Designated Senior Indebtedness occurs and is continuing (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or from a Representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a Payment Default, upon the date on which such Payment Default is cured or waived and (b) in the case of a Nonpayment Default, the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated and such acceleration has not been rescinded or waived. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash or through the issuance of Additional Notes pursuant to the terms of the Notes. No Nonpayment Default (other than subsequent violations of a financial covenant following a waiver or cure of a prior violation of such covenant) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, it is possible that the claims of Holders of Notes would not be satisfied until the claims of holders of Senior Indebtedness are satisfied in full. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

    No provision contained in the Indenture, the Notes or the Subsidiary Guarantees will affect the obligation of the Company and the Subsidiary Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture, the Notes and the Subsidiary Guarantees will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes or the Subsidiary Guarantees.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes will be jointly and severally guaranteed on a full, unconditional, subordinated basis (the "Subsidiary Guarantees") by each of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be subject to various laws for the protection of creditors, including, without limitation, laws governing fraudulent conveyances and transfers. To the extent that the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee were held to be unenforceable as a fraudulent conveyance or transfer or for other reasons, the holders of Notes would cease to have any direct claim against the Subsidiary Guarantor. In an attempt to avoid this result, the Subsidiary Guarantees will provide that the obligations of each Subsidiary Guarantor thereunder will be limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under applicable law. Such amount could be substantially less than the obligations on the Notes. See "Risk Factors--Fraudulent Transfer Considerations."

    The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation or other Person, whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; PROVIDED, that the provisions of clause (ii) above shall not apply to the merger of two or more Subsidiary Guarantors with and into each other or the merger of any Subsidiary Guarantor with or into the Company.

    The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor by way of merger, consolidation or otherwise, in each case to a Person which is not the Company or a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the Indenture described under "--Certain Covenants--Asset Sales."

    The Company conducts certain of its foreign operations through Foreign Subsidiaries. Accordingly, the Company's ability to meet its cash obligations may in part depend upon the ability of such Foreign Subsidiaries and any future Foreign Subsidiaries to make cash distributions to the Company. Furthermore, any right of the Company to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including the lenders under the Copetro Credit Agreement and trade creditors) and holders of its preferred stock, except to the extent that the Company or its Subsidiaries are recognized as creditors or preferred stockholders of such Foreign Subsidiary, in which case the claims of the Company or its Subsidiaries would still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries senior in right of payment to that held by the Company or its Subsidiaries. The Foreign Subsidiaries will not, and future Foreign Subsidiaries are not expected to, guarantee the Notes.

    In the event that the Company elects to conduct any of its operations in the future through Subsidiary Guarantors, the Company's ability to meet its cash obligations may in part depend upon the ability of such Subsidiary Guarantors to make cash distributions to the Company. Furthermore, any right of the Company to receive assets of any such Subsidiary Guarantor will be subordinated to the claims of holders of Senior Indebtedness of such Subsidiary Guarantor.

OPTIONAL REDEMPTION

    The Old Notes are and the New Notes will be subject to redemption at any time on or after May 15, 2003 at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period commencing May 15 of the years set forth below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.125%
2004..............................................................................     103.417%
2005..............................................................................     101.708%
2006 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time or from time to time on or prior to May 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 110.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; PROVIDED that at least $100.0 million aggregate principal amount of New Notes issued hereunder together with the Old Notes originally issued and not exchanged in the Exchange Offer remain outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; PROVIDED that no Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control, Holdings is required to offer to purchase all Notes then outstanding pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 35 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent the provisions of any such securities laws or regulations conflict with the provisions of this covenant, compliance by the Company or any of the Subsidiary Guarantors with such laws, rules and regulations shall not in and of itself cause a breach of its obligations under this covenant.

    The Change of Control Offer will remain open for a period not to exceed 60 days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), the Company will purchase all Notes tendered in response to the Change of Control Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

    If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Change of Control Offer.

    On the Change of Control Purchase Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    The New Credit Agreement prohibits the purchase of Notes in the event of a Change of Control and provides that certain change of control events with respect to the Company would constitute an event of default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to repay or refinance the borrowings that contain such prohibition and terminate any unutilized commitments under the New Credit Agreement or other agreements. If the Company does not obtain such a consent or repay or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under clause (iii) of the Events of Default described below which would, in turn, constitute as default under the New Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless
(i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or the Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (in each case as set forth in an Officers' Certificate delivered to the Trustee), (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to, or PARI PASSU with, the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision and the receipt of such cash shall be treated as cash received from an Asset Sale for which such Notes or obligations were received.

    The Company or any of its Subsidiaries may apply the Net Proceeds from each Asset Sale, at its option, within 360 days after the consummation of such Asset Sale, (a) to permanently reduce any Senior Indebtedness (and in the case of any senior revolving indebtedness to correspondingly permanently reduce commitments with respect thereto), or (b) for the acquisition of another business or the acquisition of other property or assets, in each case, in the same or a Related Business or (c) for any combination of the foregoing. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") and to holders of other Indebtedness of the Company outstanding ranking on a PARI PASSU basis with the Notes with provisions requiring the Company to make an offer (or otherwise redeem or prepay) with proceeds from the asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, to purchase (or otherwise redeem or prepay) the maximum principal amount (or accreted value, as applicable) of Notes and such other Indebtedness, if any, that may be purchased (or redeemed or prepaid) out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and such Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

    The term "Asset Sale," as defined in the Indenture, excludes certain sales and other dispositions of assets. See "--Certain Definitions." As a result, the Company and its Subsidiaries will be permitted to sell certain assets without compliance with the foregoing covenant.

    The Asset Sale Offer will remain open for a period not to exceed 30 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations were applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent the provisions of any such securities laws or regulations conflict with the provisions of this covenant, compliance by the Company or any of the Subsidiary Guarantors with such laws, rules and regulations shall not in and of itself cause a breach of its obligations under this covenant.

    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a PRO RATA basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' or Holdings' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or to any Subsidiary Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary Guarantor or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Subsidiary Guarantor); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the Notes or any of the Subsidiary Guarantees as applicable (and other than Notes or the Subsidiary Guarantees, as applicable), except for any scheduled repayment (including any sinking fund or similar payment) or at final maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above, unless a Permitted Investment, being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter

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    period, have been permitted to incur at least $1.00 of additional
    Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv),
    (v), (vi) and (x) of the next succeeding paragraph), is less than the sum of
    (i) $7.5 million, plus (ii) 50% of the Consolidated Net Income (adjusted to exclude any amounts that are otherwise included in this clause (c) to the extent there would be, and to avoid, any duplication in the crediting of any such amounts) of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) to the extent not included in the amount described in clause (ii) above, 100% of the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issue or sale of, or from capital contributions in respect of, Equity Interests of the Company or of debt securities of the Company or any Subsidiary Guarantor that have been converted into, or cancelled in exchange for, Equity Interests of the Company (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iv) 100% of any dividends or other distributions received by the Company or a Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary of the Company, plus (v) 100% of the cash proceeds (or Cash Equivalents) realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following the Issue Date, plus
    (vi) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash (or Cash Equivalents) or otherwise liquidated or repaid for cash (or Cash Equivalents), the amount of cash proceeds (or Cash Equivalents) received with respect to such Restricted Investment plus (vii) upon the redesignation of an Unrestricted Subsidiary as a Subsidiary, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the Issue Date by the Company and its Subsidiaries.

    The foregoing provisions do not prohibit, if and to the extent any of the following would otherwise constitute a Restricted Payment, (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by the Company of a management fee to AIP in an amount not to exceed $1.85 million in any fiscal year and the reimbursement by the Company of AIP's reasonable out-of-pocket expenses incurred in connection with the rendering of management services to or on behalf of the Company; PROVIDED, HOWEVER, that no such fees may be paid, and no such expenses may be reimbursed, unless the obligation of the Company to pay such management fee has been subordinated to the payment of all Obligations with respect to the Notes (and any Subsidiary Guarantee thereof); (iii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of the Company (other than Disqualified Stock); PROVIDED, that any Net Cash Proceeds that are utilized for any such Restricted Investment will be excluded from clause
(c)(iii) of the preceding paragraph; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent capital contributions in respect of, other Equity Interests of the Company (other

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than any Disqualified Stock); PROVIDED that any Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, will be excluded from clause (c)(iii) of the preceding paragraph; (v) the defeasance, redemption or repurchase of, or the making of a principal payment on, or the acquisition or retirement for value of, subordinated Indebtedness in exchange for or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent capital contributions in respect of, Equity Interests of the Company (other than Disqualified Stock); PROVIDED, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase will be excluded from clause
(c)(iii) of the preceding paragraph; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, Holdings or any Subsidiary of the Company held by any member of the Company's (or Holdings' or any of its Subsidiaries') management pursuant to any management agreement or stock option agreement or upon the death, disability or termination of employment of such member; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $5.0 million in the aggregate (net of the Net Cash Proceeds received by Holdings, the Company or any of its Subsidiaries from subsequent reissuances of such Equity Interests to new members of such management), and no Default or Event of Default will have occurred and be continuing immediately after such transaction; (vii) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (viii) pro rata dividends and other distributions on the Equity Interests of any Subsidiary of the Company by such Subsidiary; (ix) payments in lieu of fractional shares in an amount not to exceed $50,000 in the aggregate; (x) Permitted Payments to Holdings; and (xi) so long as no Default or Event of Default has occurred and is continuing, from and after one Business Day prior to November 15, 2003, payments of cash dividends to Holdings in an amount sufficient to enable Holdings to make payments of interest required to be made in respect of the Holdings Debentures in accordance with the terms thereof in effect on the date of the Indenture, provided such interest payments are made with the proceeds of such dividends.

    The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash or Cash Equivalents) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of
(x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and
(z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash or Cash Equivalents) will be the fair market value (as and to the extent set forth in an Officers' Certificate delivered to the Trustee pursuant to the next sentence) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five Business Days' following the date of making any Restricted Payment in excess of $1,000,000, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including

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Acquired Indebtedness) and the Company will not issue or otherwise incur any
Disqualified Stock and will not permit any of its Subsidiaries to issue or otherwise incur any shares of Disqualified Stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue or otherwise incur shares of Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Indebtedness) and issue or otherwise incur Disqualified Stock and Foreign Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued or incurred would have been at least 2.0 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; PROVIDED, that no Guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by the Company or a Subsidiary pursuant to this paragraph; and PROVIDED FURTHER, that all Indebtedness incurred by Foreign Subsidiaries pursuant to this paragraph must be secured and must not be subordinated in right of payment to any other Indebtedness.

    The foregoing provisions will not apply to:

        (i) the incurrence by the Company or any Subsidiary Guarantors of Senior Term Debt (and Guarantees thereof by Subsidiary Guarantors and the Company); PROVIDED that the aggregate principal amount of all Senior Term Debt outstanding under this clause (i) after giving effect to such incurrence does not exceed $120.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Senior Term Debt pursuant to the covenant described above under the caption "--Asset Sales";

        (ii) the incurrence by the Company or any Subsidiary Guarantors of Senior Revolving Debt (and Guarantees thereof by Subsidiary Guarantors and the Company) and reimbursement obligations in respect of letters of credit in an aggregate principal amount at any time outstanding under this clause
    (ii) (with letters of credit obligations being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries that are Subsidiary Guarantors with respect thereto) not to exceed an amount equal to the greater of (a) $25.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or, as applicable, the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales," and (b) an amount equal to the Borrowing Base;

       (iii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness (including any Permitted Refinancing Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace such Indebtedness);

        (iv) the incurrence by the Company of Indebtedness represented by the
    (x) Notes issued as of the Issue Date, (y) Exchange Notes and (z) Additional Notes issued to satisfy interest payment obligations of the Company under the Notes, as described above and the incurrence by Subsidiaries of Indebtedness represented by the Subsidiary Guarantees;

        (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, Mortgage Financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business or a Related Business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding under this clause (v) (including any Permitted Refinancing Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness);

        (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace,

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    defease or refund, Indebtedness that was permitted by the Indenture to be incurred or was outstanding on the Issue Date, after giving effect to the Acquisition Transactions;

       (vii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness (a) between or among the Company and any of the Subsidiary Guarantors or Foreign Subsidiaries, (b) between or among any Subsidiary Guarantors, (c) between or among any Foreign Subsidiaries and (d) between or among any Subsidiary Guarantors and Foreign Subsidiaries; PROVIDED, HOWEVER, that (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company, a Subsidiary Guarantor or a Foreign Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary Guarantor or Foreign Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

      (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred or (b) currency risk (to the extent incurred in the ordinary course of business and not for purposes of speculation);

        (ix) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness (in addition to Indebtedness permitted by any other clause of this covenant) in an aggregate principal amount at any time outstanding under this clause (ix) not to exceed the sum of $20.0 million (including Permitted Refinancing Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness); provided that such Indebtedness may, but need not, be incurred under the New Credit Agreement;

        (x) Indebtedness incurred by the Company or any of the Subsidiary Guarantors or Foreign Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, bankers' acceptances, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiary Guarantors or Foreign Subsidiaries to any Person acquiring all or a portion of such business or assets of the Company or a Subsidiary of the Company for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition;

        (xi) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

       (xii) the incurrence by Foreign Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other provision of this covenant) in an aggregate amount not to exceed $25.0 million at any time outstanding under this clause (xii) (including any Permitted Refinancing Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness);

      (xiii) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and its Subsidiaries in the ordinary course of their business;

       (xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; and

       (xv) Finance Subsidiary Indebtedness.

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    Notwithstanding any other provision of this covenant, a Guarantee of
Indebtedness permitted by the terms of the Indenture at the time such Indebtedness was incurred or at the time the guarantor thereof became a Subsidiary Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence of Indebtedness by the Company or any of its Subsidiaries, the Company may designate pursuant to which provision of this covenant such Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provision.

    Indebtedness or Disqualified Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes a Subsidiary of the Company or is merged with or consolidated with the Company or a Subsidiary of the Company, as applicable.

LIENS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes are secured by such Lien on an equal and ratable basis.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable Existing Indebtedness as in effect on the Issue Date, (b) the New Credit Agreement as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the Issue Date, (c) the Indenture and the Notes or any Indebtedness ranking on a PARI PASSU basis with the Notes or the Subsidiary Guarantees, as applicable, PROVIDED such restrictions are no more restrictive, taken as a whole, than those contained in the Indenture, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business, (g) Purchase Money Obligations, Mortgage Financings or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired on or after the Issue Date, PROVIDED, that such encumbrance or restriction

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relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien, (i) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, PROVIDED that such restrictions apply only to such Receivables Subsidiary, (j) any restriction or encumbrance contained in contracts for sale of assets permitted by the Indenture in respect of the assets being sold pursuant to such contract, (k) Indebtedness permitted to be incurred under the Indenture and incurred on or after the Issue Date, PROVIDED, that such encumbrances or restrictions in such Indebtedness are no more onerous, taken as a whole, than the restrictions contained in the New Credit Agreement on the Issue Date or as the New Credit Agreement may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced as set forth in clause (b) above,
(l) restrictions contained in Indebtedness of Foreign Subsidiaries incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock", (m) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (n) restrictions with respect to the Company or a Subsidiary of the Company imposed pursuant to a binding agreement entered into for the sale or disposition of Equity Interests or assets of such Person permitted pursuant to the Indenture or (o) agreements relating to Permitted Liens or Indebtedness related thereto; provided that such encumbrance or restriction relates only to the property subject to such Permitted Lien.

LIMITATION ON LAYERING OF INDEBTEDNESS

    The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for Indebtedness that by its terms or the terms of any document or instrument relating thereto is expressly subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for Indebtedness that by its terms or the terms of any document or instrument relating thereto is expressly subordinate or junior in right of payment to any Senior Indebtedness of such Subsidiary Guarantor and senior in right of payment to its Subsidiary Guarantee, PROVIDED that this prohibition shall not prohibit Acquired Indebtedness (other than Acquired Indebtedness incurred in connection with or in contemplation of a merger of the Company or any Subsidiary Guarantor or in connection with another transaction pursuant to which a Person becomes a Subsidiary of the Company).

TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members (if any) of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing or, in the event such transaction is of a type that investment bankers do not generally render fairness opinions, a valuation or appraisal firm of national reputation; PROVIDED that the following will not be deemed to be Affiliate Transactions: (w) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business, (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business, (y) transactions between or among the Company and/or its Subsidiaries or

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transactions between a Receivables Subsidiary or a Finance Subsidiary and any
Person in which the Receivables Subsidiary or Finance Subsidiary has an Investment and (z) transactions permitted by the covenant entitled "Restricted Payments." In addition, none of the Acquisition Transactions or the transactions contemplated thereby shall be deemed to be Affiliate Transactions.

ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that all Subsidiaries of the Company (other than Receivables Subsidiaries, Finance Subsidiaries and Foreign Subsidiaries) substantially all of whose assets are located in the United States or that conduct substantially all of their business in the United States will be Subsidiary Guarantors.

LINE OF BUSINESS

    The Indenture provides that neither the Company nor any of its Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding beginning with the year ended December 31, 1998, the Company will furnish to the Trustee and all Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, as applicable, if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations; provided that the foregoing shall not require the Company to furnish separate financial results of its Subsidiaries. In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Trustee, Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such surviving corporation or transferee Person, the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional

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Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock"; and (v) the Company will have delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, comply with this Indenture and that such supplemental indenture is enforceable.

    Upon the occurrence of any transaction described in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor corporation had been named as the Company therein.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to make or consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions described under the captions "--Change of Control" and "--Asset Sales"; (iv) the failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the captions "--Restricted Payments" and "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; (v) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture, the Notes or the Subsidiary Guarantees; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries or the payment of which is guaranteed by the Company or any of its Subsidiaries whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal upon final stated maturity of such Indebtedness following the expiration of any grace period provided in such Indebtedness or
(b) results in the acceleration of such Indebtedness prior to its final stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a default in the payment of principal upon final stated maturity which has not been cured and is continuing following the expiration of any applicable grace period or the maturity of which has been so accelerated and has not been satisfied, aggregates $7.5 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, will deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and the Representative of holders of Designated Senior Indebtedness (an "Acceleration Notice"). Notwithstanding the foregoing, (i) in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice or (ii) if there is any Designated Senior Indebtedness outstanding, all outstanding Notes will become due and payable immediately upon the first to occur of an acceleration under such Designated Senior Indebtedness or five Business Days after receipt by the Company and the Representative of the holders of such Designated Senior Indebtedness of the Acceleration Notice, but only if an Event of Default is then continuing. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of

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any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the event of a declaration of acceleration because an Event of Default set forth in clause (vi) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default triggering such Event of Default shall be remedied or cured by the Company or relevant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, the Notes and the Subsidiary Guarantees, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, will have any liability for any obligations of the Company under the Notes, the Subsidiary Guarantees, the Indenture and the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and the obligations of the Subsidiary Guarantors with respect to the Subsidiary Guarantees ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely for a period of 91 days following the deposit referred to in clause (i) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes, and the Subsidiary Guarantees will be released.

    Legal Defeasance and Covenant Defeasance will be deemed to occur on the date of the deposit referred to in clause (i) of this paragraph, so long as the other conditions thereto referred to in this paragraph are satisfied as of such date. In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the

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
outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes and the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). In connection with any amendment, supplement or waiver under the Indenture, the Company may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder's consent to such amendment, supplement or waiver.

    Without the consent of each Holder affected (it being understood that the covenants described above under the captions "--Change of Control" or "--Asset Sales" may be amended as provided in the immediately preceding paragraph), an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an

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amendment, supplement or waiver of the Indenture, Notes or Subsidiary
Guarantees, (ii) reduce the principal of or change the final stated maturity of any Note or alter the provisions with respect to the redemption of the Notes at the option of the Company, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a past Default or past Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) except as otherwise provided in this paragraph, make any change in the provisions of the Indenture, Notes or Subsidiary Guarantees relating to waivers of past Defaults or Events of Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, or (vii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the procedures of the Depositary, Euroclear or Cedel or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default will occur (which will not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to the Company at 551 Fifth Avenue, Suite 3600, New York, New York 10176, Attention: Corporate Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such

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specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. Notwithstanding the foregoing, (a) the limited partners of AIP Capital Funds will not be deemed to be Affiliates of AIP Capital Funds or AIP solely by reason of their investment in AIP Capital Funds and (b) no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

    "AIP" means American Industrial Partners, a Delaware general partnership.

    "AIP CAPITAL FUNDS" means American Industrial Partners Capital Fund, L.P., a Delaware limited partnership, and American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such Person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) other than to the Company or to any of the Subsidiary Guarantors; and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, PROVIDED, that notwithstanding the foregoing, the term "Asset Sale" will not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets"; (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business and to the extent that such sales or leases are not part of a sale of the business (unless such sale of such business would not be an Asset Sale) in which such equipment was used or in which such inventory or accounts receivable arose; (c) a transfer of assets by the Company to a Subsidiary Guarantor or by a Subsidiary Guarantor to the Company or another Subsidiary Guarantor or by a Subsidiary of the Company that is not a Subsidiary Guarantor to the Company or another Subsidiary of the Company; (d) an issuance of Equity Interests by a Subsidiary Guarantor to the Company or to another Subsidiary Guarantor or by a Subsidiary of the Company that is not a Subsidiary Guarantor to the Company or another Subsidiary of the Company; (e) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (f) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property; (g) Permitted Investments or Permitted Liens; (h) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP; (i) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and
(j) the sale or disposal of damaged, worn out or other obsolete personal property, inventory or equipment in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable. For the purposes of clause (h), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to

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
contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction.

    "BOARD OF DIRECTORS" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

    "BORROWING BASE" means, as of any date, an amount equal to the sum of (a) 75% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of such date that are not more than 90 days past due, and (b) 50% of the book value of all inventory owned by the Company and its Subsidiaries as of such date, minus (c) the aggregate amount of trade payables of the Company and its Subsidiaries outstanding as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or trade payables as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which the Company will have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof and (f) in the case of any Foreign
Subsidiary: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) investments of the type

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
and maturity described in clauses (a) through (e) above of foreign obligors (or the direct or indirect parents of such obligors), which investments or obligors (or the direct or indirect parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors (or the direct or indirect parent of such obligors).

    "CHANGE OF CONTROL" means such time as (i) prior to the initial public offering by the Company or any direct or indirect parent of the Company of its common stock (other than a public offering pursuant to a registration statement on Form S-8), AIP, AIP Capital Funds or any of their respective Affiliates (collectively, the "Initial Investors") cease to be, directly or indirectly, the beneficial owners, in the aggregate, of a majority of the voting power of the voting Capital Stock of the Company or (ii) after the initial public offering by the Company or any direct or indirect parent of the Company of its common stock (other than a public offering pursuant to a registration statement on Form S-8),
(A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by the Company which indicates that, or the Company otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Initial Investors or their Related Parties (as defined below) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting Capital Stock of the Company and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting Capital Stock of the Company than beneficially owned by the Initial Investors or their Related Parties, or (iii) the sale, lease or transfer of all or substantially all of the assets of the Company to any person or group (other than a Subsidiary Guarantor or the Initial Investors or their Related Parties), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Company, then in office. "Related Party" with respect to any Initial Investor means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse, or immediate family member (in the case of any individual) of such Initial Investor or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Initial Investor and/or such other persons referred to in the immediately preceding clause (A).

    "CONSOLIDATED EBITDA" means, with respect to the Company and its Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary, (ii) the Net

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Income of any Subsidiary will be excluded solely to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (PROVIDED that the Company's equity in Net Income of any such Subsidiary shall be included up to the aggregate amount of dividends or similar distributions that could have been declared or paid consistent with such restrictions during such period), (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iv) the cumulative effect of a change in accounting principles will be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent cash or Cash Equivalents are distributed to the Company or one of its Subsidiaries in a transaction that does not relate to the liquidation of such Unrestricted Subsidiary and (vi) all other extraordinary gains and extraordinary losses will be excluded.

    "COPETRO CREDIT AGREEMENT" means the credit agreement, dated as of February 4, 1997, between Copetro S.A., Banca Nazionale del Lavoro S.A. and the other lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DEPOSITARY" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in the Indenture as the Depositary with respect to the Notes, until a successor will have been appointed and become such Depositary pursuant to the applicable provision of the Indenture, and, thereafter, "Depositary" will mean or include such successor.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) the Indebtedness under the New Credit Agreement and (ii) any other Senior Indebtedness of the Company or any Subsidiary of the Company permitted under the Indenture the original principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than customary change of control or asset sale provisions), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, prior to the final stated maturity of the Notes.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act of (i) Equity Interests (other than Disqualified Stock) of the Company or (ii) Equity Interests (other than Disqualified Stock) of the Company's parent or indirect parent to the extent that the cash proceeds therefrom are contributed to the equity capital of the Company or are used to purchase Equity Interests (other than Disqualified Stock) of the Company.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE NOTES" means the securities substantially similar to the Notes or Additional Notes, issued pursuant to an Exchange Offer.

    "EXCHANGE OFFER" means an offer that may be made by the Company pursuant to the Registration Rights Agreement (or another similar agreement entered into in connection with the issuance of Additional Notes) to exchange Notes for Exchange Notes.

    "EXISTING INDEBTEDNESS" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the Issue Date or incurred subsequent to

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the Issue Date pursuant to commitments under the Copetro Credit Agreement as in effect on the Issue Date, until such amounts are repaid.

    "FINANCE SUBSIDIARY" means any Subsidiary of the Company (other than a Subsidiary Guarantor or a Foreign Subsidiary) organized for the sole purpose of issuing Capital Stock or other securities and loaning the proceeds thereof to the Company or a Subsidiary Guarantor and which engages in no other transactions except those incidental thereto.

    "FINANCE SUBSIDIARY INDEBTEDNESS" means Indebtedness of or Disqualified Stock issued by a Finance Subsidiary which Indebtedness or Disqualified Stock does not have a final stated maturity and is not mandatorily redeemable or redeemable at the option of the holder thereof (other than pursuant to customary change of control or asset sale provisions), in whole or in part, prior to the final stated maturity of the Notes.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) all cash dividend payments on any series of preferred stock of such Person payable to a party other than the Company or a Subsidiary of the Company.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, issues, assumes, retires, Guarantees, defeases or redeems any Indebtedness (other than revolving credit borrowings) or preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving PRO FORMA effect to such incurrence, issuance, assumption, retirement, Guarantee, defeasance or redemption of Indebtedness or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

    "FOREIGN SUBSIDIARIES" means (i) Copetro S.A., an Argentine corporation, and Great Lakes International Sales Corp., a Barbados corporation, and (ii) any Subsidiary organized and incorporated in a jurisdiction outside of the United States.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (ii) currency swap or protection agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

    "HOLDER" means a Person in whose name a Note is registered on the Registrar's books.

    "HOLDINGS DEBENTURES" means the Senior Discount Debentures due 2009 issued by Holdings.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any such Indebtedness of any other Person; provided that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any,) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness."

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations but excluding guarantees of Indebtedness of the Company or any of its Subsidiaries), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company or any direct or indirect parent of the Company will not be deemed to be an Investment.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JOINT VENTURES" means joint ventures entered into by the Company or any of its Subsidiaries for the primary purpose of operating a Related Business.

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
    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature of a security agreement, any option or other agreement to grant or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LIQUIDATED DAMAGES" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

    "MOODY'S" means Moody's Investor Services.

    "MORTGAGE FINANCINGS" means any mortgage, deed of trust or other instrument creating a lien on an estate in fee simple or a leasehold estate in a property, secured by a note or other evidence of an obligor indebtedness under such mortgage, deed of trust or other instrument.

    "NET CASH PROCEEDS" means the aggregate amount of cash and Cash Equivalents received by the Company or any direct or indirect parent of the Company in the case of a sale or equity contribution in respect of Equity Interests (other than Disqualified Stock) plus, in the case of an issuance of Equity Interests (other than Disqualified Stock) upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company or any direct or indirect parent of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company or any direct or indirect parent of the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less the sum of all payments, fees, commissions, and customary and reasonable expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale or equity contribution in respect of Equity Interests (other than Disqualified Stock).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Notes, the Subsidiary Guarantees or Indebtedness under the New Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Company or such Subsidiary established in accordance with GAAP, all distributions and other payments required to be made to minority interest holders in Subsidiaries or other parties to any Joint Ventures as a result of such

Asset Sale and all Purchase Money Obligations (and Permitted Refinancing Indebtedness thereof) assumed by the purchaser in connection with such Asset Sale.

    "NEW CREDIT AGREEMENT" means that certain Credit Agreement, dated as of the Issue Date, by and among Holdings, the Company, Bankers Trust Company, as syndication and administrative agent, DLJ Capital Funding, Inc., as documentation agent, Bank of America National Trust and Savings Association, as co-agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements (including, without limitation, agreements with respect to Hedging Obligations with lenders party to the New Credit Agreement or their Affiliates) executed in connection therewith, and in each case as amended, supplemented, modified, renewed, refunded, replaced, restated or refinanced from time to time, including any agreement restructuring or adding Holdings or Subsidiaries of the Company as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

    "NON-RECOURSE INDEBTEDNESS" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFERING" means the Offering of the Notes by the Company.

    "OFFICER" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

    "PERMITTED INVESTMENTS" means (a) any Investments in the Company or in a Subsidiary Guarantor that is engaged in one or more Related Businesses; (b) any Investment by the Company or a Subsidiary Guarantor in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction PROVIDED, that the foregoing Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; (c) any Investments in Cash Equivalents; (d) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Subsidiary Guarantor that is engaged in one or more Related Businesses or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor that is engaged in one or more Related Businesses; (e) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Asset Sales"; (f) Investments outstanding as of the Issue Date; (g) Investments in the form of promissory notes of members of the Company's or Holdings' management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in the Company; (h) Investments which constitute Existing Indebtedness of the Company of any of its Subsidiaries; (i) accounts receivable, endorsements for collection or deposits arising in the ordinary course of business; (j) other Investments in any Person that do not exceed $10.0 million at any time outstanding under and pursuant to this clause
(j), without giving effect to changes in the value of such Investment occurring after the date of such Investment, but giving effect to all dividends, distributions, principal, interest and other payments received in respect of such Investments in cash or Cash Equivalents; (k) Investments in Foreign Subsidiaries or Joint Ventures that do not exceed $35.0 million at any time outstanding under and pursuant to this clause (k), without giving effect to changes in the value of such Investment occurring after the date of such Investment, but giving effect to all dividends, distributions, principal, interest and other payments received in respect of such Investments in cash or Cash Equivalents; (l) Investments constituting Indebtedness owed by one Foreign Subsidiary to one or more other Foreign Subsidiaries or Investments by a Foreign Subsidiary in one or more other Foreign Subsidiaries; (m) Investments constituting Indebtedness permitted under clause (vii) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and (n) capital stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries.

    "PERMITTED JUNIOR SECURITIES" means securities that are subordinated at least to the same extent as the Notes or a Subsidiary Guarantee to Designated Senior Indebtedness of the Company or a Subsidiary Guarantor as applicable, and that have a final maturity date, that is the same as or later than, and a weighted average life to maturity that is the same as or greater than, the Notes or the applicable Subsidiary Guarantees.

    "PERMITTED LIENS" means (i) Liens securing the New Credit Agreement and other Senior Indebtedness of the Company or the Subsidiary Guarantors and Permitted Refinancing Indebtedness related thereto; (ii) Liens in favor of the Company or any Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Subsidiary of the Company in accordance with the provisions of the Indenture; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the Issue Date and Liens securing any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by such Liens; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries; (xi) Purchase Money Liens (including extensions and renewals thereof and Liens securing any Permitted Refinancing Indebtedness incurred in respect of the applicable Purchase Money Obligations); (xii) Liens securing reimbursement obligations with respect to letters of credit and banker's acceptances which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (xiii) judgment and attachment Liens not giving rise to an Event of Default; (xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xv) Liens arising out of consignment or similar arrangements for the sale of goods; (xvi) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease; (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xviii) Liens on assets of the Company or its Subsidiaries with respect to Acquired Indebtedness (and Permitted Refinancing Indebtedness with respect thereto) provided that such Liens were not created in contemplation of or in connection with such acquisition;
(xix) Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; (xx) Liens securing Indebtedness of any Foreign Subsidiary; (xxi) Liens securing the Notes and any other obligations ranking PARI PASSU with the Notes; and (xxii) Liens securing Permitted Refinancing Indebtedness incurred to refinance any indebtedness that was previously subject to a Lien, in a manner no more adverse, taken as a whole, to the Holders of the Notes, than the Liens securing such refinanced Indebtedness.

    "PERMITTED PAYMENTS TO HOLDINGS" means without duplication, (a) payments to Holdings in an amount sufficient to permit Holdings to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries, including any reasonable professional fees and expenses not in excess of $300,000 in any fiscal year, but excluding all expenses payable to or to be paid to or on behalf of AIP, and (b) payments to Holdings to enable Holdings to pay foreign, federal, state or local tax liabilities ("Tax Payments"), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries and Unrestricted Subsidiaries to the appropriate taxing authorities if they filed separate tax returns to the extent that Holdings has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries and Unrestricted Subsidiaries; PROVIDED, HOWEVER, that (i), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Company and any of its United States Subsidiaries in respect of their Federal income tax liability, such payment shall be determined on the basis of assuming that Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Holdings and each such United States Subsidiary is a member of the Company Affiliated Group and (ii) any Tax Payments shall either be used by Holdings to pay such tax liabilities within 90 days of Holdings' receipt of such payment or refunded to the payee.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries; PROVIDED that: (i) the principal amount (or accreted value, if issued with an original issue discount) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if issued with an original issue discount) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith, the accrued or unpaid interest thereon and any premium owed in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and the final maturity date of such Permitted Refinancing Indebtedness is later than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PURCHASE MONEY LIEN" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the purchase (or lease), or the cost of construction or improvement, of such asset or property; PROVIDED, HOWEVER, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

    "PURCHASE MONEY OBLIGATIONS" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase (or lease), or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

    "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

    "RECEIVABLES SUBSIDIARY" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Subsidiary of the Company (other than accounts receivable), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and
(c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

    "RELATED BUSINESS" means the business conducted by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are related businesses, including reasonable extensions or expansions thereof.

    "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative for any Designated Senior Indebtedness.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SENIOR INDEBTEDNESS" means the following obligations of the Company or the Subsidiary Guarantors, whether outstanding on the Issue Date or thereafter
Incurred: (i) all Indebtedness and other Obligations under, and Guarantees of, the New Credit Agreement and (ii) all other Indebtedness and all other monetary obligations of the Company or the Subsidiary Guarantors (other than the Notes and the Subsidiary Guarantees), unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is PARI PASSU with, or subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be; PROVIDED that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or the Subsidiary Guarantors that, when Incurred, was without recourse to the Company or the Subsidiary Guarantors, as the case may be, (b) any Indebtedness of the Company to a Subsidiary of the Company, or to a Joint Venture in which the Company has an interest, (c) any repurchase, redemption or other obligation in respect of Disqualified Stock, (d) any Indebtedness to any employee of the Company or any of its Subsidiaries, (e) any liability for taxes owed or owing by the Company or any of its Subsidiaries, or (f) any trade payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company and its respective Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.

    "SENIOR REVOLVING DEBT" means revolving Indebtedness under the New Credit Agreement as such agreement may be restated, further amended, supplemented or otherwise modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

    "SENIOR TERM DEBT" means term Indebtedness under the New Credit Agreement as such agreement may be restated, further amended, supplemented or otherwise modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof). Unrestricted Subsidiaries will not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary.")

    "SUBSIDIARY GUARANTORS" means each Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "S&P" means Standard & Poor's Financial Information Services.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

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
(a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Restricted Payments" hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Limitation on Indebtedness and Issuance of Disqualified Stock" hereof, the Company will be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock" hereof, and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    While the following description sets forth the material terms of the Registration Rights Agreement, the following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

    The Company and the Initial Purchasers entered into the Registration Rights Agreement on May 22, 1998 (the "Closing Date"). Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC this Exchange Offer Registration Statement with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or SEC policy from participating in the Exchange Offer or (b) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the

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
Company will file with the SEC a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the Registration Statement of which this Prospectus forms a part to be declared effective as promptly as reasonably practicable by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note is exchanged in the Exchange Offer for a New Note which is entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act (other than as a result of the Holder's status as an Affiliate of the Company), (ii) the date on which such Old Note has been disposed of in accordance with a Shelf Registration Statement (and the purchasers thereof have been issued Notes that do not bear the Private Placement Legend set forth in the Indenture), or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act (and purchasers thereof have been issued Notes that do not bear the Private Placement Legend set forth in the Indenture) and each New Note until the date on which such New Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Registration Statement of which this Prospectus forms a part (including the delivery of this Prospectus).

    The Registration Rights Agreement provides that (i) the Company will file this Exchange Offer Registration Statement with the SEC on or prior to 60 days after the Closing Date, (ii) the Company will use its reasonable best efforts to have this Exchange Offer Registration Statement declared effective by the SEC on or prior to 135 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue, on or prior to 30 Business Days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Deadline"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Deadline with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities affected thereby, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such Holder for each week that the Registration Default continues. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to

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
deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

BOOK-ENTRY; DELIVERY AND FORM

    The New Notes initially will be in the form of one or more registered, global notes without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited on the date on which the Exchange Offer is consummated with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to

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
that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

    Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in

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
accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

    DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

    Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive New Notes in certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 120 days thereafter or
(y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) upon the request of the Trustee or holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only in accordance with the procedures specified in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered with the Company in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be

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
received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT AGREEMENT

    On May 22, 1998, as part of the consummation of the Acquisition Transactions, the Company entered into the New Credit Agreement among the Company, Holdings, the several lenders from time to time parties thereto (collectively, the "Lenders"), Bankers Trust Company, as syndication agent and as administrative agent (the "Administrative Agent"), DLJ Capital Funding, Inc., as documentation agent, and Bank of America NT&SA ("Bank of America NT&SA"), as co-agent. The following is a summary description of the principal terms of the New Credit Agreement and the other loan documents related thereto. While the material terms are set forth below, the following summary does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the New Credit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Company's obligations under the New Credit Agreement constitute Senior Indebtedness and Designated Senior Indebtedness with respect to the Notes.

    The Company borrowed $111.0 million of Term Loan Facilities on the Closing Date to partially finance the Acquisition Transactions and to pay certain fees and expenses related thereto. The New Credit Agreement also provides to a Revolving Credit Facility that may be utilized to fund the Company's working capital requirements, including issuance of stand-by and trade letters of credit, and for other general corporate purposes.


    The Term A Loan Facility is a single tranche term facility of approximately $50.0 million that has a maturity of May 31, 2004, and is expected to amortize over a six-year period, with annual principal payments ranging from $0.5 million to $12.5 million. The Term B Loan Facility is a single tranche term facility of approximately $31.0 million that has a maturity of May 31, 2006. The Term C Loan Facility is a single tranche term facility of approximately $30.0 million that has a maturity of May 31, 2006. The Term B and C Loan Facilities are each expected to amortize at a rate of approximately $0.3 million per year, with the remainder due in the final year of each such facility. Loans and letters of credit under the Revolving Credit Facility will be available at any time during its five-year term (which expires on May 31, 2003) subject to the fulfillment of customary conditions precedent, including the absence of a default under the New Credit Agreement. The full amount under each of the Term Loan Facilities is currently outstanding. As of August 31, 1998, no funds had been drawn down on the Company's existing lines of credit and approximately $3.6 million in letters of credit under the New Credit Agreement were outstanding.


    SECURITY; GUARANTY. The Company's obligations under the New Credit Agreement are guaranteed by Holdings. The New Credit Agreement is secured by a perfected first priority security interest in substantially all of the assets of the Company including: (i) all real property owned by the Company; (ii) all accounts receivable, inventory and intangibles; and (iii) 65% of the capital stock of the Foreign Subsidiaries. The guaranty by Holdings is secured by a pledge of all of the capital stock of the Company.

    INTEREST, MATURITY. Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to: (i) the Administrative Agent's reserve-adjusted LIBO rate ("LIBOR") or (ii) an alternate base rate equal to the highest of the Administrative Agent's prime rate, plus an applicable margin. Initially, the applicable margin for the Term A Loan Facility and the Revolving Credit Facility is 2.25% per annum for LIBOR loans and 1.25% per annum for alternate base rate loans; the applicable margin for the Term B Loan Facility is 2.75% per annum for LIBOR loans and 1.75% per annum for alternate base rate loans; and the applicable margin for the Term C Loan Facility is 3.00% per annum for LIBOR loans and 2.00% per annum for alternate base rate loans. After the first six months following the closing date, such margins will be subject to reduction based on the Company's leverage ratio.

    FEES. The Company is required to pay the Lenders, on a quarterly basis, a commitment fee on the undrawn portion of the Revolving Credit Facility at a rate equal to 0.50% per annum. The Company is also obligated to pay (i) a per annum letter of credit fee on the aggregate amount of outstanding letters of credit;
(ii) a fronting bank fee for the letter of credit issuing bank; and (iii) customary agent, arrangement and other similar fees.

    COVENANTS. The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of Holdings, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain (a) the ratio of Consolidated Indebtedness (as defined in the New Credit Agreement, which excludes the Debentures) to the sum of Consolidated EBITDA (as defined in the New Credit Agreement) and the principal amount of any outstanding Additional Notes, above certain levels, ranging from 5.75:1 to 5.00:1 (decreasing over time) and (b) the ratio of Consolidated EBITDA to Consolidated Net Cash Interest Expense (as defined in the New Credit Agreement), below certain levels, ranging from 1.75:1 to 2.00:1 (increasing over time), in each case, as set forth in the New Credit Agreement. The New Credit Agreement permits the Company to make dividends to Holdings for the purposes of paying interest owed on the Holdings' Debentures (after the fifth anniversary of the Issue Date) so long as (i) no default or event of default under the New Credit Agreement has occurred and is continuing and (ii) before and after giving effect to such payment, the Consolidated Fixed Charge Coverage Ratio (as defined in the New Credit Agreement) shall be equal to or greater than 1.0:1.0. See "Risk Factors--Restrictive Debt Covenants."

    EVENTS OF DEFAULT. The New Credit Agreement contains events of default customary for facilities of this nature, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against the Company and its Subsidiaries, invalidity of any guarantee or security interest and a change of control of the Company in certain circumstances as set forth therein.

COPETRO CREDIT AGREEMENT

    The Copetro Credit Agreement, dated as of February 4, 1997, among Copetro, the financial institutions parties thereto and BNL, as agent, provided for borrowings by Copetro prior to June 30, 1998 of up to $20.0 million, $16.0 million of such funds to be used by Copetro in order to finance the expansion of plant facilities and $4.0 million to be used for working capital. Approximately $15.9 million is currently outstanding under the Copetro Credit Agreement and the remaining $4.1 million available prior to June 30, 1998 will not be borrowed. The Copetro Credit Agreement, which is nonrecourse to the Company, remains in effect after the consummation of the Acquisition Transactions. The following is a summary description of the principal terms of the Copetro Credit Agreement and other loan documents related thereto. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Copetro Credit Agreement, which are available upon request from the Company. Copetro's obligations under the Copetro Credit Agreement will constitute Senior Indebtedness of Copetro. Borrowings under the Copetro Credit Agreement will be repaid in seven consecutive semiannual installments beginning on June 30, 1999. The Copetro Credit Agreement imposes a prepayment penalty equal to 1.0% per annum of the amount prepaid, calculated from the date of the prepayment until the maturity date of the loan.

    SECURITY. Copetro's obligations under the Copetro Credit Agreement are secured by a first priority pledge in favor of BNL of Copetro's fixed assets. Until September 30, 1998, Copetro must maintain a ratio of the assessed value of pledged assets to the unpaid loan amount of at least 82%.Thereafter, such ratio must be maintained at 120%. The Copetro Credit Agreement provides for the release of pledged assets or the pledging of new property or other guarantees, as the case may be, in order to maintain such ratio.

    INTEREST, MATURITY. Borrowings under the Copetro Credit Agreement bear interest at a rate per annum equal to LIBOR plus 4.0%, payable semiannually. The final maturity date of the Copetro Credit Agreement is June 30, 2002.

    COVENANTS. Under the Copetro Credit Agreement, (i) any change in control of the ownership of Copetro requires prior written approval of BNL; (ii) any payment of cash dividends from Copetro is prohibited if Copetro is in default as a result of non-compliance with specified financial ratios as set forth below, or if such declaration or payment could result in future noncompliance with the financial ratios; and (iii) the Company will not collect any fee or other royalty payments from Copetro in connection with technical and commercial assistance, if a payment default thereunder has occurred and is continuing.

    Copetro is required to maintain the following financial ratios: (i) the ratio of current assets over current liabilities must be greater than 1.5 to 1;
(ii) the ratio of long-term liabilities over net worth cannot exceed 1 to 1; and
(iii) the ratio of total liabilities to net worth cannot exceed 1.2 to 1. The Copetro Credit Agreement contains covenants which, among other things, limit Copetro's ability to dispose of assets, engage in mergers or consolidations and create liens on assets.

    EVENTS OF DEFAULT. The Copetro Credit Agreement contains customary events of default, including, without limitation, nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-acceleration to other obligations of Copetro, certain events of bankruptcy and insolvency, material judgments against Copetro and a change of control of Copetro in certain circumstances as set forth therein. Following an event of default, interest (and interest on interest) accrues at a penalty rate 50% in excess of the rate otherwise applicable.

HOLDINGS DEBENTURES

    The Old Holdings Debentures were and the New Holdings Debentures will be issued at a discount to their aggregate principal amount at maturity. The issuance of the Old Holdings Debentures generated gross proceeds to Holdings of approximately $30.1 million (before deducting discounts and commissions). The Company is currently conducting the Debenture Exchange Offer to exchange New Holdings Debentures for the Old Holdings Debentures. The yield to maturity of the Holdings Debentures will be approximately 13 1/8% (computed on a semiannual bond equivalent basis), calculated from May 22, 1998. The Old Holdings Debentures were and the New Holdings Debentures will be issued under an Indenture dated as of May 22, 1998 (the "Holdings Indenture") between Holdings and the Trustee, and are senior unsecured obligations of Holdings. Cash interest will not accrue or be payable on the Holdings Debentures prior to May 15, 2003. Thereafter, cash interest on the Holdings Debentures will accrue at a rate of 13 1/8% per annum and will be payable in arrears on May 15 and November 15 of each year, commencing November 15, 2003. The Holdings Debentures will mature on May 15, 2009.

    The Old Holdings Debentures are and the New Holdings Debentures will be redeemable at the option of Holdings, in whole or in part, at any time on or after May 15, 2003, in cash at the redemption prices set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption if redeemed during the 12-month period commencing May 15 of the years set forth below.

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2003........................................................................        106.563%
2004........................................................................        104.375%
2005........................................................................        102.188%
2006 and thereafter.........................................................        100.000%

    Notwithstanding the foregoing, at any time on or prior to May 15, 2001, Holdings may use the net proceeds of one or more Equity Offerings (as defined therein) to redeem up to 35% of the Holdings Debentures at a redemption price equal to 113.125% of the Accreted Value thereof plus Liquidated Damages (both as defined in the Holdings Indenture), if any, thereon to the redemption date; PROVIDED that at least 65% of the original aggregate principal amount at maturity of the New Holdings Debentures and the Old Holdings Debentures not exchanged in the Debentures Exchange Offer remains outstanding immediately after each such redemption.

    In the event of a Change of Control (as defined in the Holdings Indenture), each holder of Old Holdings Debentures has and each holder of New Exchange Debentures will have the right to require the repurchase of such holder's Holdings Debentures at a purchase price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon, in the case of any such purchase prior to May 15, 2003, or 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon in the case of any such purchase on or after May 15, 2003.

    The Holdings Indenture contains covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens and of Holdings and its subsidiaries to incur additional indebtedness, pay dividends, redeem capital stock or make certain other restricted payments and engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase the Holdings Debentures with the proceeds of certain asset sales at a price equal to 100% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon in the case of any such purchase prior to May 15, 2003, or of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, in the case of any purchase on or after May 15, 2003. The Holdings Indenture contains certain events of defaults customary for securities of this nature, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Holdings Debentures or the Holdings Indenture, an acceleration under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States Federal income tax considerations associated with the exchange of Old Notes for New Notes and the ownership and disposition of the Notes. This discussion is based upon existing United States Federal income tax law, which is subject to change, possibly retroactively. This discussion does not describe all relevant aspects of United States Federal income taxation that may be important to particular Holders in light of their individual investment circumstances or certain types of Holders subject to special tax rules (E.G., financial institutions, insurance companies, broker-dealers, tax-exempt organizations or, except to the extent discussed below, Non-U.S. Holders (as defined below)) or to persons that hold or will hold the Notes as part of a straddle, hedging, or synthetic security transaction, all of whom may be subject to tax rules that differ significantly from those described below. In addition, this discussion does not describe any foreign, state or local tax considerations. This summary addresses tax consequences only to current Holders of the Notes and assumes that such Holders hold their Notes as "capital assets" (generally, property held for investment) for United States Federal income tax purposes. Current Holders of the Notes are urged to consult their tax advisors concerning the particular tax consequences of the exchange of Old Notes for New Notes and the ownership and disposition of the Notes, including the applicability and effect of any United States Federal, state, local and foreign income and other tax laws.

    For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a Note who is (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate that is subject to United States Federal income taxation without regard to the source of its income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. For purposes of this discussion, a "Non-U.S. Holder" is any Holder who is not a U.S. Holder.

U.S. HOLDERS AND NON-U.S. HOLDERS

    There will be no United States Federal income tax consequences to a U.S. Holder or Non-U.S. Holder exchanging an Old Note for a New Note pursuant to the Exchange Offer and such Holder will have the same adjusted basis and holding period in the New Note as it had in the Old Note immediately before the exchange.

U.S. HOLDERS
    ORIGINAL ISSUE DISCOUNT

    Because the Notes provide that the Company may elect to issue Additional Notes in lieu of the payment of interest in cash due thereon as described above under the heading "--Principal, Maturity and Interest," the Notes have been issued with original issue discount for United States Federal income tax purposes. Consequently, subject to adjustment under the acquisition premium rules discussed below, U.S. Holders will be required to include original issue discount in ordinary income over the period that they hold the Notes in advance of the receipt of cash attributable thereto. In general, in the event that the Company determines not to exercise its election to issue Additional Notes in lieu of the payment of interest in cash, the amount of original issued discount includible in income during a complete taxable year should be equal to the amount of scheduled interest payments made during such year.

    The initial amount of original issue discount on the Notes is equal to the excess of (i) the sum of the principal amount due at maturity plus all scheduled interest payments over (ii) the issue price of the Notes. The amount of original issue discount to be included in income will be determined using a constant yield method, which will result in a greater portion of such discount being included in income in the later part of the term of the Notes. Any amount of discount included in income will increase a Holder's tax basis in the Notes and any payments of interest in cash will decrease such Holder's tax basis in the Notes.

    The Company will report annually to the Internal Revenue Service and to record U.S. Holders information with respect to the amount of original issue discount accruing during the calendar year.

    EXERCISE OF ELECTION TO ISSUE ADDITIONAL NOTE. In the event that the Company elects to issue Additional Notes, the issuance of the Additional Notes will not be treated, for United States Federal income tax purposes, as a payment of interest and the Notes will be deemed to be "reissued" on the PIK Notice Date solely for purposes of computing the amount of original issue discount includible in income during the then remaining term of the Notes. Under these rules, the Notes will be deemed to be reissued at their then adjusted issue price (I.E., their original issue price plus accrued original issue discount less previous payments of interest in cash). The amount of original issue discount includible in ordinary income over the remaining term of the Notes, determined on the basis of a constant yield method described above, will be equal to the excess of (i) the sum of the principal amount due at maturity, the Additional Notes issued in lieu of cash payments, plus all remaining cash payments of stated interest over (ii) the adjusted issue price of the Notes.

    REDEMPTION, SALE OR EXCHANGE OF NOTES

    A U.S. Holder will recognize capital gain or loss upon the sale, redemption or other disposition of a Note in an amount equal to the difference between the amount realized from such disposition and his adjusted tax basis in the Note. Under recently enacted amendments to the Code, net capital gain (I.E., generally, capital gain in excess of capital loss) recognized by an individual upon the disposition of a Note that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of a Note that has been held for 12 months or less, will be subject to tax at ordinary income tax rates. In addition, any net capital gain recognized by a corporation upon the disposition of a Note will be subject to tax at ordinary income tax rates.

    MARKET DISCOUNT AND ACQUISITION PREMIUM

    U.S. Holders, other than original purchasers of the Old Notes in the original offering, should be aware that the sale of the New Notes may be affected by the market discount and acquisition premium provisions of the Code.

    MARKET DISCOUNT RULES. The market discount rules generally provide that if a U.S. Holder of a Note purchased the Note, subsequent to the original offering, at a "market discount" (I.E., at an amount less than the adjusted issue price of the Note as determined on the date of such purchase) in excess of a statutorily-defined DE MINIMIS amount, and thereafter recognizes gain upon a disposition (including a partial redemption) of the New Note received in exchange for an Old Note, the lesser of such gain or the portion of the market discount that accrued while the Old Note and New Note were held by such U.S. Holder will be treated as ordinary interest income at the time of disposition. The rules also provide that a U.S. Holder who acquires a Note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the U.S. Holder disposes of such Note in a taxable transaction. If a holder of such a Note elects to include market discount in income currently, both of the foregoing rules would not apply.

    ACQUISITION PREMIUM RULES. The acquisition premium rules generally provide that if a U.S. Holder of a Note purchased the Note, subsequent to the original offering, at an acquisition premium (I.E., at an amount greater than the adjusted issue price of the Note as determined on the date of such purchase), the amount of original issue discount that the U.S. Holder includes in gross income is reduced to reflect such acquisition premium. Acquisition premium is allocated on a pro rata basis to each accrual of original issue discount reducing original issue discount by a constant fraction, the numerator of which is the excess of the adjusted basis of the Note over its adjusted issue price and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date over its adjusted issue price.

    APPLICATION OF AHYDO RULES

    The Notes will constitute "applicable high yield discount obligations" ("AHYDOs"), for United States Federal income tax purposes, if the yield to maturity of such Notes exceeds the sum of the "applicable Federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. If the Notes are AHYDOs, the Company will not be entitled to claim a deduction for original issue discount that accrues with respect to such Notes for United States Federal income tax purposes, until amounts attributable to such original issue discount are paid in cash. In addition, to the extent that the yield to maturity of the Notes exceeds the sum of the AFR plus six percentage points (the "Excess Yield"), any deduction claimed by the Company that is attributable to such Excess Yield will be disallowed. Subject to otherwise applicable limitations, U.S. Holders that are corporations will be entitled to a dividends received deduction (generally at a 70% rate) with respect to any disqualified portion of the accrued original issue discount to the extent that the Company has sufficient current or accumulated earnings and profits. If the disqualified portion exceeds the Company's current and accumulated earnings and profits, the excess will continue to be subject to tax as ordinary original issue discount income in accordance with the original issue discount rules described above.

NON-U.S. HOLDERS

    Under present United States Federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

    (a) payments of interest on the Notes to any Non-U.S. Holder generally will not be subject to United States Federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, and (3) such interest payments are not effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder;

    (b) a Non-U.S. Holder generally will not be subject to the United States Federal income tax on gain realized on the sale, exchange or other disposition of the Note, unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (2) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder; and

    (c) if interest on the Notes is exempt from withholding of United States Federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-U.S. Holder for United States Federal estate tax purposes.

    The certification referred to above may be made on an Internal Revenue Service Form W-8 or substantially similar substitute form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of principal and interest on a Note, and the proceeds of the sale of a Note before maturity within the United States (and, under certain circumstances, outside of the United States) to, and to the accrual of original issue discount with respect to, non-corporate Holders. A Holder of a Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the Note and proceeds from the sale, exchange, redemption or retirement of the Note, unless such Holder (a) is a corporation or comes within certain other exempt categories, and, when required, demonstrates such fact, (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules or (c) in the case of a Non-U.S. Holder, such Holder certifies as to its status as a Non-U.S. Holder on an Internal Revenue Service Form W-8 or substantially similar substitute form. A U.S. Holder who does not provide the Company with the Holder's correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

    Amounts withheld under the backup withholding rules may be credited against a Holder's tax liability, and a Holder may obtain a refund or any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver this Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other
trading activities. Until            , 1998, all dealers effecting transactions
in the New Notes may be required to deliver this Prospectus. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchaser of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering this Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses in connection with the Exchange Offer and to reimburse the Initial Purchasers for the reasonable fees and expenses of counsel for the Holders of the Notes. Each Holder will pay all expenses of its counsel other than as described in the preceding sentence, transfer taxes, if any, and any commissions or concessions of any brokers or dealers. The Company has agreed in the Registration Rights Agreement to indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

    In addition, to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or sold unless they have been registered or qualified for offer and sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under all applicable state securities or Blue Sky laws by the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the SEC.

                                 LEGAL MATTERS

    Certain legal matters with respect to the New Notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS
    The consolidated financial statements of Great Lakes Carbon Corporation at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS
                GREAT LAKES CARBON CORPORATION AND SUBSIDIARIES

Report of Independent Auditors.......................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997.........................        F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996,
  1997...............................................................................        F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1995, 1996 and 1997................................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and
  1997...............................................................................        F-6

Notes to Consolidated Financial Statements...........................................        F-7

Condensed Consolidated Balance Sheet as of June 30, 1998 (unaudited).................       F-16

Condensed Consolidated Statements of Operations of the Company for the period from
  May 22, 1998 to June 30, 1998 and the six months ended June 30, 1997 (predecessor)
  and the period from January 1, 1998 to May 21, 1998 (predecessor) (unaudited)......       F-17

Condensed Consolidated Statements of Stockholders' Equity of the Company for the
  period from May 22, 1998 to June 30, 1998 and the period from January 1, 1998 to
  May 21, 1998 (predecessor) (unaudited).............................................       F-18

Condensed Consolidated Statements of Cash Flows of the Company for the period from
  May 22, 1998 to June 30, 1998 and the six months ended June 30, 1997 (predecessor)
  and the period from January 1, 1998 to May 21, 1998 (predecessor) (unaudited)......       F-19

Notes to Condensed Consolidated Financial Statements (unaudited).....................       F-20

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Great Lakes Carbon Corporation

    We have audited the accompanying consolidated balance sheets of Great Lakes Carbon Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great Lakes Carbon Corporation and subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

New York, New York
February 13, 1998

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                                 SHARE DATA)
Current assets:
  Cash and cash equivalents...............................................................  $   24,097  $   43,596
  Accounts receivable--net of allowance for doubtful accounts of $600 in 1996 and 1997....      28,934      29,908
  Inventories.............................................................................      39,872      32,455
  Other current assets....................................................................       2,958       4,349
                                                                                            ----------  ----------
Total current assets......................................................................      95,861     110,308
Property, plant and equipment, net........................................................      47,530      59,165
Other assets..............................................................................       5,514       5,438
                                                                                            ----------  ----------
Total assets..............................................................................  $  148,905  $  174,911
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable........................................................................  $   22,222  $   13,601
  Accrued expenses........................................................................      11,592      14,057
  Income taxes payable....................................................................       3,840       1,796
  Current portion of long-term debt.......................................................       1,389       1,419
                                                                                            ----------  ----------
Total current liabilities.................................................................      39,043      30,873
Long-term debt, less current portion......................................................      71,496      82,595
Other long-term liabilities...............................................................       3,857       4,190
Deferred taxes............................................................................       2,554       4,814

Stockholders' equity:
  Common Stock, par value $0.01 per share, 100,000 shares authorized and outstanding......           1           1
  Additional paid-in capital..............................................................       5,509       5,509
  Retained earnings.......................................................................      26,445      46,929
                                                                                            ----------  ----------
Total stockholders' equity................................................................      31,955      52,439
                                                                                            ----------  ----------
Total liabilities and stockholders' equity................................................  $  148,905  $  174,911
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Net sales....................................................................  $  178,628  $  242,744  $  231,911
Cost of goods sold...........................................................     142,188     176,371     172,390
                                                                               ----------  ----------  ----------
Gross profit.................................................................      36,440      66,373      59,521
Selling, general and administrative expenses.................................       9,687      15,321      18,510
                                                                               ----------  ----------  ----------
Operating income.............................................................      26,753      51,052      41,011
Other income (expense):
Interest expense, net........................................................      (1,127)     (7,573)     (6,287)
Asset utilization fee to parent..............................................      (6,286)     --          --
Other, net...................................................................       2,111        (772)        (49)
                                                                               ----------  ----------  ----------
                                                                                   (5,302)     (8,345)     (6,336)
                                                                               ----------  ----------  ----------
Income before income taxes...................................................      21,451      42,707      34,675
Income tax expense...........................................................       7,633      15,148      12,691
                                                                               ----------  ----------  ----------
Net income...................................................................  $   13,818  $   27,559  $   21,984
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                            See accompanying notes.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  ADDITIONAL                  TOTAL
                                                                                    PAID-IN     RETAINED   STOCKHOLDERS'
                                                                   COMMON STOCK     CAPITAL     EARNINGS      EQUITY
                                                                   -------------  -----------  ----------  ------------
                                                                                      (IN THOUSANDS)
Balance at January 1, 1995.......................................    $       1     $  53,637   $   15,019   $   68,657
  Net income.....................................................       --            --           13,818       13,818
  Distributions..................................................       --           (48,128)     (28,451)     (76,579)
                                                                            --
                                                                                  -----------  ----------  ------------
Balance at December 31, 1995.....................................    $       1     $   5,509   $      386   $    5,896
  Net income.....................................................       --            --           27,559       27,559
  Dividends......................................................       --            --           (1,500)      (1,500)
                                                                            --
                                                                                  -----------  ----------  ------------
Balance at December 31, 1996.....................................    $       1     $   5,509   $   26,445   $   31,955
  Net income.....................................................       --            --       $   21,984   $   21,984
  Dividends......................................................       --            --           (1,500)      (1,500)
                                                                            --
                                                                                  -----------  ----------  ------------
Balance at December 31, 1997.....................................    $       1     $   5,509   $   46,929   $   52,439
                                                                            --
                                                                            --
                                                                                  -----------  ----------  ------------
                                                                                  -----------  ----------  ------------

                            See accompanying notes.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
OPERATING ACTIVITIES
Net income....................................................................  $   13,818  $   27,559  $   21,984
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization...........................................       8,420       9,551      10,220
      Deferred taxes..........................................................       4,181         462       2,260
      Changes in operating assets and liabilities:
        Accounts receivable...................................................      (8,418)     (6,851)       (974)
        Inventories...........................................................      (7,167)    (13,701)      7,417
        Other current assets..................................................         621         306      (1,391)
        Income taxes payable..................................................       3,523         743      (2,044)
        Accounts payable and accrued expenses.................................       4,103       8,158      (6,156)
        Other, net............................................................      (1,846)      1,495         (55)
                                                                                ----------  ----------  ----------
Net cash provided by operating activities.....................................      17,235      27,722      31,261

INVESTING ACTIVITIES
Capital expenditures..........................................................      (5,774)     (6,371)    (21,391)
                                                                                ----------  ----------  ----------
Net cash used in investing activities.........................................      (5,774)     (6,371)    (21,391)

FINANCING ACTIVITIES
  Repayments of long-term debt................................................      (2,616)     (1,406)     (1,389)
  Additions to long-term debt.................................................      65,000      --          12,518
  Transfers to parent.........................................................     (68,503)     --          --
  Dividends...................................................................      --          (1,500)     (1,500)
                                                                                ----------  ----------  ----------
Net cash provided by (used in) financing activities...........................      (6,119)     (2,906)      9,629

Increase in cash and cash equivalents.........................................       5,342      18,445      19,499
Cash and cash equivalents at beginning of year................................         310       5,652      24,097
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of year......................................  $    5,652  $   24,097  $   43,596
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                            See accompanying notes.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    Great Lakes Carbon Corporation (the "Company") is a producer of calcined coke principally for customers in the aluminum industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation.

    On December 20, 1995, the Company, formerly a wholly-owned subsidiary of Horsehead Industries, Inc. ("Horsehead"), sold $65,000,000 of 10% Senior Secured Notes due 2006. Immediately upon the completion of the sale, the net proceeds therefrom were distributed by the Company as a cash dividend to Horsehead, all indebtedness of Horsehead owing to the Company was canceled and 100% of the common stock of the Company was distributed by Horsehead on a pro rata basis to the holders of the common stock of Horsehead.

    Through December 20, 1995 a monthly asset utilization fee was charged by Horsehead equal to 1% of the Company's net assets, adjusted for intercompany balances and tax assets and liabilities. A portion of this fee ($1,400,000 in 1995) is included in selling, general and administrative expenses, as it represents estimates of various ongoing management services provided to the Company by Horsehead. The balance is included in other income (expense). Management believes that the allocation method is reasonable and that, after giving affect to such allocation, selling, general and administrative expenses in 1995 approximate what the costs would have been for the Company if it had operated as an unaffiliated entity.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    Investments with maturities of less than 90 days when purchased are considered the equivalent of cash.

    INVENTORIES

    Inventories are stated at the lower of cost (principally average cost method) or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated on the basis of cost. Enhancements are capitalized and depreciated over the period benefited. The provision for depreciation is determined by the straight-line method over the estimated useful lives of the related assets.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" effective January 1, 1996, which requires impairment losses to be recorded on long-lived assets used in operations

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The adoption did not have an effect on the financial condition of the Company.

    SIGNIFICANT CUSTOMERS

    The Company had one customer which represented 15.1% of net sales in 1995, two customers which represented 22% and 15.3% of net sales in 1996 and 23.7% and 15.5% of net sales in 1997.

2. INVENTORIES

    Inventories consist of the following:

                                                                           1996        1997
                                                                         ---------  ----------
                                                                            (IN THOUSANDS)
Raw materials..........................................................  $  26,377  $   18,483
Finished goods.........................................................      8,534       7,821
Supplies and spare parts...............................................      4,961       6,151
                                                                         ---------  ----------
                                                                         $  39,872  $   32,455
                                                                         ---------  ----------
                                                                         ---------  ----------

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                           1996        1997
                                                                         ---------  ----------
                                                                            (IN THOUSANDS)
Land and improvements..................................................  $   2,449  $    2,718
Buildings..............................................................      8,835       9,193
Machinery, equipment and other.........................................    110,955     116,786
Construction in progress...............................................      2,175      16,866
                                                                         ---------  ----------
                                                                           124,414     145,563
Accumulated depreciation...............................................    (76,884)    (86,398)
                                                                         ---------  ----------
                                                                         $  47,530  $   59,165
                                                                         ---------  ----------
                                                                         ---------  ----------

4. ACCRUED EXPENSES

    Accrued expenses included interest payable of $3,370,000 and $3,467,000 at December 31, 1996 and 1997, respectively.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

5. LONG-TERM DEBT

    Long-term debt and capital lease obligations consist of the following:

                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
10% Senior Secured Notes due January 1, 2006............................  $  65,000  $  65,000
Various pollution control and industrial revenue bonds bearing interest at rates from 6.75% to 7.125% due in varying amounts at various dates
  through 2002..........................................................      5,919      4,834
Facility expansion credit line bearing interest at LIBOR plus 4% (9.9%
  at December 31, 1997) due in varying amounts semi-annually from June
  1999 through June 2002................................................     --         11,850
Capital lease obligations, bearing interest of 9.3%.....................      1,966      1,662
Other...................................................................     --            668
                                                                          ---------  ---------
                                                                             72,885     84,014
Current portion.........................................................     (1,389)    (1,419)
                                                                          ---------  ---------
                                                                          $  71,496  $  82,595
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Senior Secured Notes are secured by essentially all property, plant and equipment not otherwise pledged and certain other assets of the Company. At the option of the Company, the Senior Secured Notes may be redeemed, in whole or in part, commencing January 1, 2001 at various redemption prices ranging from 105% in 2001 to par in 2004 and beyond. The Senior Secured Notes indenture imposes limitations on restricted payments, including dividends.

    The pollution control and industrial development revenue bonds were issued by various state and local governmental authorities. Under agreements with these authorities, the Company has either leased (with nominal value purchase options) or purchased on an installment basis the facilities constructed with the funds financed. The Company has the option of redeeming the bonds in whole or in part at par.

    The facility expansion credit line provides for credit of up to $20,000,000 for use in connection with a major facility expansion at the Company's La Plata, Argentina plant operated by its wholly-owned subsidiary, Copetro S.A. ("Copetro"). The loan is secured by the property, plant and equipment of Copetro including the assets constructed with funds financed. The agreement requires that Copetro satisfy certain financial ratios and imposes limitations on the payment of dividends.

    The Company's revolving credit agreement, which is in effect until December 1998, provides for borrowings, subject to borrowing base limitations, of up to $15,000,000 (with a $10,000,000 sublimit for letters of credit). The agreement is secured by substantially all domestic accounts receivable and inventory of the Company and requires that the Company satisfy certain financial ratios. At December 31, 1996 and 1997, there were no borrowings under this credit agreement and outstanding letters of credit were $6,153,000 and $3,420,000, respectively.

    The fair market value of the Company's long-term debt obligations approximated $77,400,000 and $89,000,000 at December 31, 1996 and 1997,
respectively.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

5. LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt for the succeeding five years and thereafter are as follows:

                                                                LONG-TERM    CAPITAL
                                                                  DEBT       LEASES      TOTAL
                                                               -----------  ---------  ---------
                                                                        (IN THOUSANDS)
1998.........................................................   $   1,085   $     334  $   1,419
1999.........................................................       3,568         367      3,935
2000.........................................................       4,768         403      5,171
2001.........................................................       4,906         442      5,348
2002.........................................................       2,869         116      2,985
Thereafter...................................................      65,156      --         65,156
                                                               -----------  ---------  ---------
                                                                $  82,352   $   1,662  $  84,014
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

    Interest paid amounted to $1,223,000, $4,989,000 and $7,773,000 for the years ended December 31, 1995, 1996 and 1997 respectively.

    The Company capitalized interest on construction in progress of $808,000 for the year ended December 31, 1997.

6. LEASES

    The Company leases various production equipment under capital leases, some of which contain renewal options and/or options to purchase. Amortization under capital leases is included in depreciation expense.

    Future minimum payments as of December 31, 1997, by year and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

                                                                            CAPITAL    OPERATING
                                                                            LEASES      LEASES
                                                                           ---------  -----------
                                                                               (IN THOUSANDS)
1998.....................................................................  $     615   $   1,622
1999.....................................................................        615         892
2000.....................................................................        615         857
2001.....................................................................        615         648
2002.....................................................................        154         633
Thereafter...............................................................         --       2,085
                                                                           ---------  -----------
Total minimum lease payments.............................................      2,614   $   6,737
                                                                                      -----------
                                                                                      -----------
Amounts representing interest............................................       (952)
                                                                           ---------
Present value of net minimum lease payments..............................  $   1,662
                                                                           ---------
                                                                           ---------

    Rental expense for all operating leases was $2,691,000, $2,685,000, and $2,770,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

7. PENSION PLAN

    The Company has various defined benefit retirement plans which cover substantially all employees. Benefits are based upon the number of years of service and the employee's compensation under varying formulas. The funding policy is generally to contribute at least the minimum amount that is acceptable under federal law. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. As of December 31, 1997, the assets of the plan were invested principally in listed stocks, bonds, money market certificates and cash.

    Pension expense for the plans related to the Company included the following:

                                                                      1995       1996       1997
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Service cost......................................................  $     481  $     545  $     501
Interest cost.....................................................        411        483        571
Actual return on assets...........................................       (905)      (889)    (1,595)
Net amortization and deferral.....................................        541        498      1,010
                                                                    ---------  ---------  ---------
                                                                    $     528  $     637  $     487
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheets:

                                                                             1996       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation..............................................  $  (5,310) $  (6,781)
                                                                           ---------  ---------
                                                                           ---------  ---------
  Accumulated benefit obligation.........................................  $  (5,673) $  (7,146)
                                                                           ---------  ---------
                                                                           ---------  ---------
  Projected benefit obligation...........................................  $  (7,041) $  (8,538)
Plan assets, at fair value...............................................      6,763      9,003
                                                                           ---------  ---------
Projected benefit obligation less than (in excess of) plan assets........       (278)       465
Unrecognized net gain....................................................        (45)      (542)
Prior service cost.......................................................         (9)        80
                                                                           ---------  ---------
Pension asset (liability) recognized in the balance sheet................  $    (332) $       3
                                                                           ---------  ---------
                                                                           ---------  ---------

    The expected long-term rate of return on plan assets was 9% for 1995, 1996 and 1997. The weighted average discount rate and weighted average rate of increase in future compensation levels used were 7.25% and 4.25% for 1995, 8% and 5% for 1996, and 7.5% and 5% for 1997.

8. POSTRETIREMENT OBLIGATIONS

    The Company provides certain health care and life insurance benefits to all full time employees who satisfy certain eligibility requirements and reach retirement age while employed by the Company. The Company does not fund these benefits and accrues for the related cost generally over the employees' service period.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

8. POSTRETIREMENT OBLIGATIONS (CONTINUED)
    Net periodic postretirement benefit cost includes the following components:

                                                                          1995       1996       1997
                                                                        ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Service cost..........................................................  $     196  $     198  $     204
Interest cost.........................................................        175        184        223
Amortization of transition obligation.................................         68         68         68
                                                                        ---------  ---------  ---------
Net periodic postretirement benefit liability.........................  $     439  $     450  $     495
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Postretirement benefit obligations at December 31, 1996 and 1997 were as follows:

                                                                             1996       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Accumulated Postretirement Benefit Obligation (APBO):
  Retirees...............................................................  $    (544) $    (653)
  Active fully-eligible..................................................     (1,106)    (1,459)
  Other active...........................................................     (1,145)    (1,265)
                                                                           ---------  ---------
Total APBO...............................................................     (2,795)    (3,377)
Unrecognized net loss....................................................         50        267
Unrecognized transition obligation.......................................      1,088      1,020
                                                                           ---------  ---------
Accrued postretirement benefit liability.................................  $  (1,657) $  (2,090)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The health care cost trend used in determining the APBO was 6.31% grading down to 5.0% in three years. That assumption may have a significant effect on the amounts reported. To illustrate, increasing the assumed trend by 1% for all years would increase the APBO as of December 31, 1997 by $478,000 and the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $71,000.

    Assumptions used to develop net periodic postretirement benefit cost and the actuarial present value of accumulated benefit obligations include the weighted average rate of increase in future compensation levels and the weighted average discount rate of 5% and 7.25% for 1995, 5% and 8% for 1996, and 5% and 7.5% for 1997.

9. OTHER INCOME (EXPENSE)

    Other income (expense) consists of the following:

                                                                       1995       1996       1997
                                                                     ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Department of Energy refund........................................  $   2,390  $  --      $  --
Other..............................................................       (279)      (772)       (49)
                                                                     ---------  ---------  ---------
                                                                     $   2,111  $    (772) $     (49)
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

10. INCOME TAXES

    The Company was included in the consolidated federal income tax return of Horsehead through December 20, 1995. Income taxes have been provided in the Company's 1995 statements of operations as if the Company was a separate taxable entity. Components of the Company's deferred tax liabilities and assets are as follows:

                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred tax liabilities:
  Book over tax depreciable basis..........................................  $   3,601  $   4,460
  Other--net...............................................................        605      2,315
                                                                             ---------  ---------
Total deferred tax liabilities.............................................      4,206      6,775
Deferred tax assets:
  Accrued liabilities......................................................      1,333      1,571
  Other--net...............................................................        319        390
                                                                             ---------  ---------
Total deferred tax assets..................................................      1,652      1,961
                                                                             ---------  ---------
Net deferred tax liability.................................................  $   2,554  $   4,814
                                                                             ---------  ---------
                                                                             ---------  ---------

    The differences between tax expense computed at the statutory federal income tax rate and actual tax expense are as follows:

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Tax expense at statutory rates applied to pretax earnings.....  $   7,508  $  14,947  $  12,143
State income tax, net of federal tax effects..................        428      1,029      1,020
Tax exempt earnings...........................................       (371)      (480)      (938)
Effects of foreign operations.................................         45       (657)       (91)
Other.........................................................         23        309        557
                                                                ---------  ---------  ---------
                                                                $   7,633  $  15,148  $  12,691
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

10. INCOME TAXES (CONTINUED)
    Income taxes consist of the following:

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Current:
  Federal.....................................................  $   1,934  $   9,252  $   7,229
  State.......................................................        240      1,465      1,481
  Foreign.....................................................      1,278      3,969      2,852
                                                                ---------  ---------  ---------
                                                                    3,452     14,686     11,562
Deferred:
  Federal.....................................................      3,763        564      1,001
  State.......................................................        418        118         88
  Foreign.....................................................     --           (220)        40
                                                                ---------  ---------  ---------
                                                                    4,181        462      1,129
                                                                ---------  ---------  ---------
Total.........................................................  $   7,633  $  15,148  $  12,691
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Income taxes paid were approximately $161,000, $13,723,000 and $12,485,000 in 1995, 1996 and 1997, respectively.

    U.S. income taxes have not been provided on the undistributed earnings of Copetro ($23,415,000 as of December 31, 1997) because such earnings are expected to be reinvested. Upon distribution of those earnings, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits and withholding taxes, if any).

    Income before income taxes attributable to domestic operations (which included results from export sales) was $16,356,000, $30,601,000 and $25,723,000 for the years ended December 31, 1995, 1996 and 1997, respectively, while income before income taxes attributable to foreign operations was $5,095,000, $12,106,000, $8,952,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

11. OPERATIONS BY GEOGRAPHIC AREA

    The following is a summary of the Company's operations by geographic area:

                                                              1995        1996        1997
                                                           ----------  ----------  ----------
                                                                     (IN THOUSANDS)
Net sales:
  United States..........................................  $  146,819  $  197,296  $  189,730
  Foreign................................................      31,809      45,448      42,181
                                                           ----------  ----------  ----------
                                                           $  178,628  $  242,744  $  231,911
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Operating income:
  United States..........................................  $   21,841  $   38,266  $   32,358
  Foreign................................................       4,912      12,786       8,653
                                                           ----------  ----------  ----------
                                                           $   26,753  $   51,052  $   41,011
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Assets:
  United States..........................................  $   90,153  $  114,864  $  125,448
  Foreign................................................      23,777      34,041      49,463
                                                           ----------  ----------  ----------
                                                           $  113,930  $  148,905  $  174,911
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Exports of U.S. produced products were approximately $87,287,000, $111,482,000 and $104,826,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Export sales as a percentage of United States net sales represented 25.6%, 23.0% and 22.9% to Western Europe in 1995, 1996 and 1997, respectively, 11.1%, 18.8% and 18.9% to Africa in 1995, 1996 and 1997,
respectively. The Company's foreign operations are conducted principally in South America.

12. LITIGATION AND CONTINGENCIES

    The Company is a party to several proceedings which are in various stages of resolution. Management of the Company, after discussion with legal counsel, is of the opinion that the ultimate resolution of these matters will not have a material effect upon the financial condition of the Company.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 JUNE 30, 1998

ASSETS
Current assets:
  Cash............................................................................  $   9,957
  Accounts receivable, net........................................................     27,318
  Inventories.....................................................................     34,845
  Prepaid expenses and other current assets.......................................      5,873
                                                                                    ---------
Total current assets..............................................................     77,993
Property, plant and equipment, net................................................    215,432
Goodwill..........................................................................    179,315
Capitalized financing costs.......................................................     19,328
Other assets......................................................................      6,355
                                                                                    ---------
                                                                                    $ 498,423
                                                                                    ---------
                                                                                    ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................  $  20,879
  Accrued expenses................................................................     11,466
  Current portion of long-term debt...............................................      4,506
                                                                                    ---------
Total current liabilities.........................................................     36,851

Long-term debt, less current portion..............................................    305,728
Other long-term liabilities.......................................................      4,615
Deferred taxes....................................................................     57,750

Stockholders' equity:
  Common stock, par value; $0.01 per share, 92,380 shares authorized and
    outstanding...................................................................          1
  Additional paid-in capital......................................................     92,379
  Retained earnings...............................................................      1,099
                                                                                    ---------
                                                                                       93,479
                                                                                    ---------
                                                                                    $ 498,423
                                                                                    ---------
                                                                                    ---------

           See notes to condensed consolidated financial statements.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                             PREDECESSOR
                                                                    ------------------------------
                                                                                     PERIOD FROM     PERIOD FROM
                                                                      SIX MONTHS      JANUARY 1,    MAY 22, 1998
                                                                    ENDED JUNE 30,   1998 TO MAY     TO JUNE 30,
                                                                         1997          21, 1998         1998
                                                                    --------------  --------------  -------------
                                                                                   (IN THOUSANDS)
Net sales.........................................................   $    113,610     $   90,849     $    28,511
Cost of goods sold................................................         86,543         67,168          20,676
                                                                    --------------  --------------  -------------
Gross profit......................................................         27,067         23,681           7,835
Selling, general and administrative expenses......................          8,987         13,070           1,720
                                                                    --------------  --------------  -------------
Operating income..................................................         18,080         10,611           6,115
Other income (expense):
  Interest, net...................................................         (3,607)        (1,776)         (3,309)
  Other, net......................................................            117           (472)            491
                                                                    --------------  --------------  -------------
                                                                           (3,490)        (2,248)         (2,818)
                                                                    --------------  --------------  -------------
Income before income taxes and extraordinary item.................         14,590          8,363           3,297
Provision for income taxes........................................          5,544          2,839           2,198
                                                                    --------------  --------------  -------------
Income before extraordinary item..................................          9,046          5,524           1,099
Extraordinary loss on early extinguishment of debt................        --               7,113         --
                                                                    --------------  --------------  -------------
Net income (loss).................................................   $      9,046     $   (1,589)    $     1,099
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------

           See notes to condensed consolidated financial statements.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                                ADDITIONAL                  TOTAL
                                                                     COMMON       PAID-IN     RETAINED   STOCKHOLDERS'
                                                                      STOCK       CAPITAL     EARNINGS      EQUITY
                                                                   -----------  -----------  ----------  ------------
                                                                                    (IN THOUSANDS)
Predecessor balance at December 31, 1997.........................   $       1    $   5,509   $   46,929   $   52,439
  Net (loss) through May 21, 1998................................      --           --           (1,589)      (1,589)
                                                                        -----   -----------  ----------  ------------
  Predecessor balance at May 21, 1998............................   $      (1)   $  (5,509)  $  (45,340)  $  (50,850)
                                                                        -----   -----------  ----------  ------------
                                                                        -----   -----------  ----------  ------------
Balance at May 22, 1998..........................................   $  --        $  --       $   --       $   --
  Capital contributions..........................................           1       92,379       --           92,380
  Net income from May 22, 1998
    through June 30, 1998........................................                                 1,099        1,099
                                                                        -----   -----------  ----------  ------------
Balance at June 30, 1998.........................................   $       1    $  92,379   $    1,099   $   93,479
                                                                        -----   -----------  ----------  ------------
                                                                        -----   -----------  ----------  ------------

           See notes to condensed consolidated financial statements.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                             PREDECESSOR
                                                                   -------------------------------
                                                                                     PERIOD FROM     PERIOD FROM
                                                                     SIX MONTHS       JANUARY 1,    MAY 22, 1998
                                                                   ENDED JUNE 30,    1998 TO MAY     TO JUNE 30,
                                                                        1997           21, 1998         1998
                                                                   ---------------  --------------  -------------
Net cash provided by (used in) operating activities..............    $     9,097     $     12,738    $   (26,126)
                                                                   ---------------  --------------  -------------

Investing activities

  Capital expenditures...........................................         (7,744)          (9,058)        (1,848)

  Consideration paid to former shareholders......................        --               --            (279,678)
                                                                   ---------------  --------------  -------------

Net cash provided by (used in) investing activities..............         (7,744)          (9,058)      (281,526)
                                                                   ---------------  --------------  -------------

Financing activities

  Repayments of long-term debt...................................           (180)            (161)       (65,035)

  Additions to long-term debt....................................          3,250            4,928        286,488

  Capital contribution...........................................        --               --              92,380

  Dividends......................................................           (750)         --             --
                                                                   ---------------  --------------  -------------

Net cash provided by (used in) financing activities..............          2,320            4,767        313,833
                                                                   ---------------  --------------  -------------

Net increase (decrease) in cash..................................          3,673            8,447          6,181

Cash at beginning of period......................................         24,097           43,596          3,776
                                                                   ---------------  --------------  -------------

Cash at end of period............................................    $    27,770     $     52,043    $     9,957
                                                                   ---------------  --------------  -------------
                                                                   ---------------  --------------  -------------

           See notes to condensed consolidated financial statements.

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1998

1. ORGANIZATION

    On May 22, 1998, the Company was acquired by Great Lakes Acquisition Corp. ("GLAC"), a substantially wholly owned subsidiary of American Industrial Capital Fund II, L.P. ("AIP"), whereby GLAC acquired all of the Company's outstanding common stock in a transaction accounted for as a purchase. The acquisition and related transaction costs were funded by a cash contribution from GLAC of approximately $92 million (including approximately $30 million from the sale by GLAC of Senior Discount Debentures), and proceeds of approximately $175 million from the sale by the Company of 10 1/4% Senior Subordinated Notes and approximately $111 million pursuant to a new credit facility entered into by the Company. In addition, as a condition to the transaction, the Company committed to repurchase its then outstanding 10% Senior Secured Notes, through a public tender offer, for total consideration of approximately $76 million. Net shareholders' equity upon consummation of the above transactions was approximately $92 million, and based upon estimates of the fair value of assets required and liabilities assumed, goodwill of approximately $180 million was established.

2. BASIS OF PRESENTATION

    The accompanying financial statements as of June 30, 1998 and for the period from May 22, 1998 through June 30, 1998 reflect the results of operations of the Company subsequent to the Acquisition and include adjustments required under the purchase method of accounting. The principle amount related to the 13 1/8% Senior Discount Debentures sold by GLAC has not been pushed down to the Company's financial statements as the Company has not guaranteed or otherwise pledged its assets as collateral for the Debentures. The accompanying predecessor financial statements for periods prior to the date of the acquisition are presented under the predecessor Company's historical basis of accounting and do not reflect any adjustments that would be required as a result of the acquisition by GLAC.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with Article 10 of Regulation S-X and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. The information furnished reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the results of operations.

3. INVENTORIES

    Inventories are as follows:

                                                                                JUNE 30, 1998
                                                                                --------------
                                                                                (IN THOUSANDS)
Raw materials.................................................................    $   21,969
Finished goods................................................................         6,737
Supplies and spare parts......................................................         6,139
                                                                                     -------
                                                                                  $   34,845
                                                                                     -------
                                                                                     -------

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                 JUNE 30, 1998

4. ACCRUED EXPENSES

    Accrued expenses included interest payable of $3,345,000 at June 30, 1998.

5. LONG-TERM DEBT

    Long-term debt and capital lease obligations consist of the following:

                                                                                          JUNE 30,
                                                                                            1998
                                                                                       --------------
                                                                                       (IN THOUSANDS)
10.25% Senior Subordinated Notes due May 15, 2008....................................       175,000
Term Loan Credit Facility bearing interest at the Company's option at LIBOR (5.78% at
  June 30, 1998) plus a margin ranging from 2.25% to 3.00% or Prime plus a margin ranging from 1.25% to 2.00% (subject to an interest reduction discount ranging from
  0% to 0.75% based on the achievement of certain leverage ratios) due in varying
  amounts quarterly from September, 1998 through June, 2006..........................       111,000
Various pollution control and industrial revenue bonds bearing interest at rates from
  6.75% to 7.125% due in varying amounts at various dates through 2002...............         4,801
Facility expansion credit line bearing interest at LIBOR (5.78% at June 30, 1998)
  plus 4% due in varying amounts semi-annually from March, 1999 through March,
  2002...............................................................................        15,850
Capital lease obligation bearing interest of 9.3%....................................         1,499
Other................................................................................         2,084
                                                                                                               -
                                                                                            -------
                                                                                            310,234
Current portion......................................................................        (4,506)
                                                                                                               -
                                                                                            -------
                                                                                            305,728
                                                                                                               -
                                                                                                               -
                                                                                            -------
                                                                                            -------

    The Senior Subordinated Notes are unsecured general obligations of the Company. At the option of the Company, the Senior Subordinated Notes may be redeemed, in whole or in part, commencing May 15, 2003 at various prices ranging from 105% in 2003 to par in 2006 and beyond. At any time prior to May 15, 2001, the Company may redeem up to 35% of the Senior Subordinated Notes at a price of 110.25% with the Net Cash Proceeds of one or more Equity Offerings, provided that at least $100.0 million principal remain outstanding. For interest payments through May 15, 2003, the Company may, at its option, make up to four semiannual interest payments through the issuance of additional notes for an amount equal to the amount of interest that would be payable if the interest rate were 11.75%. The Senior Subordinated Notes indenture imposes limitations on certain payments, including dividends.

    The term loan credit facility is comprised of three single tranche term loans in the amount of $50,000,000, $31,000,000 and $30,000,000 maturing on May 31, 2004, 2005 and 2006, respectively, and a revolving credit agreement in effect until May 31, 2003 which provides for borrowings of up to $25,000,000 (with a $7,500,000 sublimit for letters of credit). The agreement is secured by substantially all the assets of the Company and requires that the Company satisfy certain financial ratios. At June 30, 1998, there were

                         GREAT LAKES CARBON CORPORATION
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                 JUNE 30, 1998

5. LONG-TERM DEBT (CONTINUED)
no borrowings under the revolving credit portion of the facility and outstanding letters of credit were $3,420,000.

    The pollution control and industrial development revenue bonds were issued by various state and local governmental authorities. Under agreements with these authorities, the Company has either leased (with nominal value purchase options) or purchased on an installment basis the facilities constructed with the funds financed. The Company has the option of redeeming the bonds in whole or in part at par.

    The facility expansion credit line provided for credit of up to $20,000,000 ($15,850,000 was borrowed) for use in connection with a major facility expansion at the Company's La Plata, Argentina plant operated by its wholly-owned subsidiary, Copetro S.A. (Copetro). The loan is secured by the property, plan and equipment of Copetro, including, the assets constructed with the funds financed. The agreement requires that Copetro satisfy certain financial ratios and imposes limitations on the payment of dividends.


    The Company's common stock has been pledged as collateral for the 13 1/8% Senior Discount Debentures sold by GLAC. The Debentures require GLAC to make cash interest payments semiannually commencing in November 2003 of approximately $7,432,000 per year, and a principal payment of approximately $56,600,000 in May 2009.


6. EXTRAORDINARY ITEM

    In connection with the repurchase of 10% Senior Secured Notes described in
Note 1, an extraordinary loss of approximately $7,113,000, net of taxes of approximately $4,001,000, has been reflected in the predecessor Statement of Operations for the period from January 1, 1998 to May 21, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OFFERED HEREBY, TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Risk Factors..............................................................   16
Acquisition Transactions..................................................   23
Use of Proceeds...........................................................   23
Unaudited Pro Forma Condensed Consolidated Financial Data.................   25
Selected Historical Financial and Other Data..............................   28
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   29
The Exchange Offer........................................................   36
Business..................................................................   43
Management................................................................   54
Certain Relationships and Related Transactions............................   56
Security Ownership........................................................   57
Description of Company Common Stock.......................................   57
Description of Notes......................................................   58
Description of Other Indebtedness.........................................   94
Certain United States Federal Income Tax Considerations...................   98
Plan of Distribution......................................................  101
Legal Matters.............................................................  102
Experts...................................................................  102
Index to Financial Statements.............................................  F-1

                                  $219,893,171

                                     [LOGO]

                         GREAT LAKES CARBON CORPORATION

                                10 1/4% SERIES B
                           SENIOR SUBORDINATED NOTES
                                    DUE 2008
                             INCLUDING $44,893,171
                                       OF
                                ADDITIONAL NOTES

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Company must indemnify such person against expenses actually and reasonably incurred by such person in connection therewith.

    Article 8, Section 2 of the Bylaws of the Company, as amended, a copy of which is filed as Exhibit 3.2 to the Registration Statement, allows the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or such other corporation, partnership joint venture, trust or other enterprise. Article 8, Section 1 of the Company's Bylaws, as amended, provides for indemnification of the officers and directors of the Company, to the fullest extent permitted by applicable law.

    Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Fifth, Section 4, of the Certificate of Incorporation of the Company, as amended, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; except for liability (1) for any breach of the Director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the Delaware Corporation Act, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:


  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

      *1.1   Purchase Agreement dated May 18, 1998, between the Great Lakes Carbon Corporation (the "Company") and
               Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated and BancAmerica
               Robertson Stephens (the "Initial Purchasers").

      *3.1   Certificate of Incorporation of the Company, as amended to date.

      *3.2   By-Laws of the Company, as amended to date.

      *4.1   Indenture, dated as of May 22, 1998, among the Company, the Subsidiary Guarantors (as defined therein) and State Street Bank and Trust Company of California, N.A. (formerly First Trust National
               Association), as Trustee, relating to the 10 1/4% Series B Senior Subordinated Notes due 2008 of
               the Company (the "New Notes") and the 10 1/4% Series A Senior Subordinated Notes due 2008 of the
               Company (the "Old Notes").

      *4.2   Form of New Note (included in Exhibit 4.1).

      *4.3   Registration Rights Agreement, dated as of May 22, 1998, by and among the Company and the Initial
               Purchasers.

    ***5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company.

     *10.1   Credit Agreement among Great Lakes Acquisition Corp., Great Lakes Carbon Corporation, various banks,
               Bank of America NT&SA as co-agent, DLJ Capital Funding, Inc. as Documentation Agent and Bankers
               Trust Company, as Syndication Agent and as Administrative Agent dated as of May 22, 1998.

     *10.2   Lease Agreement between the Company and Rice-Carden Corporation (as successor to Kansas City Southern
               Industries, Inc.), as amended (Incorporated herein by reference to Exhibit 10.3 to the Company's
               Registration Statement on Form S-1 (File No. 33-98522)).

    **10.3   Calcined Coke Supply Agreement between the Company and Aluminum Company of America (Incorporated
               herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (File No.
               33-98522)).

    **10.4   Green Anode Coke Sales Agreement between the Company and Conoco Inc.

      10.5   Petroleum Coke Sales Agreement between Copetro S.A. and YPF S.A. (Incorporated herein by reference to
               Exhibit 10.7 to the Company's Registration Statement on Form S-1 (File No. 33-98522)).

    **10.6   Amendment No. 1 to the Petroleum Coke Sales Agreement between Copetro S.A. and YPF S.A.

    **10.7   Coke Supply Agreement between the Company and Exxon Company, U.S.A.

     *12.1   Statement regarding the computation of ratio of earnings to fixed charges for the Company.

     *21.1   Subsidiaries of the Company.

   ***23.1   Consent of Ernst & Young LLP.

     *23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company (included in Exhibit
               5.1).

     *23.3   Consent of Cardenas Cassegna & Asociados.

     *24.1   Power of Attorney (included in signature page).

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     *25.1   Statement of Eligibility and Qualification on Form T-1 of State Street Bank and Trust Company of
               California, N.A., as Trustee under the Indenture relating to the New Notes.

     *27.1   Financial Data Schedule.

   ***99.1   Form of Letter of Transmittal.

     *99.2   Form of Notice of Guaranteed Delivery.

     *99.3   Form of Letter of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

     *99.4   Form of Letter to Clients.

     *99.5   Form of Exchange Agent Agreement.

     *99.6   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.


------------------------

*   Previously filed.

** Filed in connection with an application for confidential treatment pursuant to Rule 406 under the Securities Act.

*** Revised document being filed herewith.

ITEM 22.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 24th day of September 1998.


                                GREAT LAKES CARBON CORPORATION

                                By:            /s/ JAMES D. MCKENZIE
                                     ------------------------------------------
                                                 James D. McKenzie
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ JAMES D. MCKENZIE
------------------------------  President, Chief Executive  September 24, 1998
      James D. McKenzie           Officer and Director

              *                 Senior Vice President,
------------------------------    Operations and            September 24, 1998
        A. Frank Baca             Administration

              *
------------------------------  Vice President, Sales       September 24, 1998
       Robert C. Dickie

              *
------------------------------  Vice President, Raw         September 24, 1998
        James W. Betts            Materials

              *
------------------------------  Non-Executive Chairman of   September 24, 1998
      Theodore C. Rogers          the Board, Director

              *
------------------------------  Director                    September 24, 1998
      Richard W. Bingham

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                    September 24, 1998
    Lawrence W. Ward, Jr.

              *
------------------------------  Director                    September 24, 1998
        Kim A. Marvin

By:          /S/ JAMES D.
MCKENZIE
------------------------------
                 James D.
           McKenzie
               Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
      *1.1   Purchase Agreement dated May 18, 1998, between the Great Lakes Carbon Corporation (the "Company") and
               Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated and BancAmerica
               Robertson Stephens (the "Initial Purchasers").
      *3.1   Certificate of Incorporation of the Company, as amended to date.
      *3.2   By-Laws of the Company, as amended to date.
      *4.1   Indenture, dated as of May 22, 1998, among the Company, the Subsidiary Guarantors (as defined therein) and State Street Bank and Trust Company of California, N.A. (formerly First Trust National
               Association), as Trustee, relating to the 10 1/4% Series B Senior Subordinated Notes due 2008 of
               the Company (the "New Notes") and the 10 1/4% Series A Senior Subordinated Notes due 2008 of the
               Company (the "Old Notes").
      *4.2   Form of New Note (included in Exhibit 4.1).
      *4.3   Registration Rights Agreement, dated as of May 22, 1998, by and among the Company and the Initial
               Purchasers.
    ***5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company.
     *10.1   Credit Agreement among Great Lakes Acquisition Corp., Great Lakes Carbon Corporation, various banks,
               Bank of America NT&SA as co-agent, DLJ Capital Funding, Inc. as Documentation Agent and Bankers
               Trust Company, as Syndication Agent and as Administrative Agent dated as of May 22, 1998.
     *10.2   Lease Agreement between the Company and Rice-Carden Corporation (as successor to Kansas City Southern
               Industries, Inc.), as amended (Incorporated herein by reference to Exhibit 10.3 to the Company's
               Registration Statement on Form S-1 (File No. 33-98522)).
    **10.3   Calcined Coke Supply Agreement between the Company and Aluminum Company of America.
    **10.4   Green Anode Coke Sales Agreement between the Company and Conoco Inc.
      10.5   Petroleum Coke Sales Agreement between Copetro S.A. and YPF S.A. (Incorporated herein by reference to
               Exhibit 10.7 to the Company's Registration Statement on Form S-1 (File No. 33-98522)).
    **10.6   Amendment No. 1 to the Petroleum Coke Sales Agreement between Copetro S.A. and YPF S.A.
    **10.7   Coke Supply Agreement between the Company and Exxon Company, U.S.A.
     *12.1   Statement regarding the computation of ratio of earnings to fixed charges for the Company.
     *21.1   Subsidiaries of the Company.
   ***23.1   Consent of Ernst & Young LLP.
     *23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company (included in Exhibit
               5.1).
     *23.3   Consent of Cardenas, Cassegna & Asociados.
     *24.1   Power of Attorney (included in signature page).
     *25.1   Statement of Eligibility and Qualification on Form T-1 of State Street Bank and Trust Company of
               California, N.A., as Trustee under the Indenture relating to the New Notes.
     *27.1   Financial Data Schedule.
   ***99.1   Form of Letter of Transmittal.
     *99.2   Form of Notice of Guaranteed Delivery.
     *99.3   Form of Letter of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
     *99.4   Form of Letter to Clients.
     *99.5   Form of Exchange Agent Agreement.
     *99.6   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.


------------------------

*   Previously filed.

** Filed in connection with an application for confidential treatment pursuant to Rule 406 under the Securities Act.

*** Revised document being file herewith.